Exhibit 10.87

Execution Version

AMENDMENT NUMBER ONE TO CREDIT AND GUARANTY AGREEMENT
AND
PLEDGE AND SECURITY AGREEMENT

THIS AMENDMENT NUMBER ONE TO CREDIT AND GUARANTY AGREEMENT AND PLEDGE AND SECURITY AGREEMENT (this “Amendment”), effective as of April 22, 2021, is entered into by and among LANNETT COMPANY, INC, a Delaware corporation (“Parent Borrower”), the Subsidiary Borrowers party hereto (together with the Parent Borrower, jointly and severally, collectively, the “Borrowers” and each individually, a “Borrower”), CERTAIN SUBSIDIARIES OF THE PARENT BORROWER, as Guarantors, the Lenders party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION (“WFB”) as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, “Collateral Agent”).

W I T N E S S E T H

WHEREAS, Borrowers, Guarantors, Lenders, Administrative Agent and Collateral Agent are parties to that certain Credit and Guaranty Agreement, dated as of December 7, 2020 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, Borrowers, Guarantors, Administrative Agent, Collateral Agent and Lenders desire to make certain amendments to the Credit Agreement and Pledge and Security Agreement and as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.            Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement, as amended by this Amendment.

2.            Amendments to Credit Agreement. Subject to satisfaction of the conditions precedent set forth in Section 4:

a.            The Credit Agreement is hereby amended as set forth in Exhibit A attached hereto, with stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) to indicate deletions of text and double-underlined text (indicated textually in the same manner as the following example: double-underlined text) to indicate insertions of text.

b.            Appendix A to the Credit Agreement shall be amended and restated in its entirety as set forth in Appendix A attached hereto.

3.            Amendments to Pledge and Security Agreement. Subject to satisfaction of the conditions precedent set forth in Section 4:

a.            Section 1.02 of the Pledge and Security Agreement is hereby amended by deleting the definition of “Term Loan Collateral Agreement” in its entirety.

b.            Section 2.03(b) of the Pledge and Security Agreement is hereby amended by replacing the reference to “Pledges Equity Securities” with “Pledged Equity Securities”.

c.            Section 3.01(a)(xi) of the Pledge and Security Agreement is hereby amended and restated in its entirety as follows:

“(xi)     all letters of credit and Letter of Credit Rights,”

d.            Section 3.01(a)(c) of the Pledge and Security Agreement is hereby amended and restated in its entirety as follows:

“(c) any Letter of Credit Rights relating to any letter of credit with a face amount not in excess of $5,000,000, except to the extent constituting a support obligation for other Collateral as to which perfection of a security interest therein can be perfected by the filing of Uniform Commercial Code (or similar filing in any applicable jurisdiction), and to the extent such Credit Party is not required by applicable law to apply the proceeds of a drawing of such letter of credit for a specified purpose,”

e.            Section 3.01(a)(p) of the Pledge and Security Agreement is hereby amended by replacing the reference to “ABL Collateral Agreement” with “Notes Security Agreement”.

f.            Section 3.01(a) of the Pledge and Security Agreement is hereby amended by adding the following proviso at the end of the such section:

“; provided, further, that no asset shall constitute an “Excluded Asset” if such asset is pledged to secure the Indebtedness evidenced by the Term Loan Notes or the Indebtedness evidenced by the Second Lien Credit Agreement”

g.            Section 3.04(d) of the Pledge and Security Agreement is hereby amended in its entirety as follows:

“(d)        Letter of Credit Rights. With respect to any Letter of Credit Rights of any Credit Party relating to any letter of credit with a face amount in excess of $5,000,000, such Credit Party shall use its commercially reasonable efforts to take all actions necessary to provide the Collateral Agent a first priority perfected security interest in any such Letter of Credit Rights.”

h.            Section 3.04(e) of the Pledge and Security Agreement is hereby amended in its entirety as follows:

“(e)         Deposit Accounts. Each Credit Party shall establish the Collateral Agent’s Control with respect to Deposit Accounts (other than Excluded Accounts) as and to the extent required pursuant to Section 2.20 of the Credit Agreement, subject to the terms of the ABL/Term Loan Intercreditor Agreement.”

i.             Section 3.06 of the Pledge and Security Agreement is hereby amended in its entirety as follows:

“Section 3.06        Intercreditor Relations. Notwithstanding anything herein to the contrary, it is the understanding of the parties that the Liens granted pursuant to this Agreement shall (a) with respect to all Collateral constituting Term Loan Priority Collateral prior to the Discharge of Term Loan Obligations (as defined in the ABL/Term Loan Intercreditor Agreement), be subject and subordinate to the Liens granted to the Notes Collateral Agent for the benefit of the Term Loan Secured Parties to secure the Term Loan Obligations pursuant to the Notes Security Agreement, to the extent set forth in the ABL/Term Loan Intercreditor Agreement, (b) with respect to all Collateral constituting Term Loan Priority Collateral prior to the applicable Discharge of Additional Term Obligations (as defined in the ABL/Term Loan Intercreditor Agreement), be subject and subordinate to the Liens granted to any Additional Term Agent for the benefit of the holders of the applicable Additional Term Obligations to secure such Additional Term Obligations pursuant to the applicable Additional Collateral Documents, and (c) with respect to all Collateral, (x) prior to the Discharge of Original First Lien Obligations (as defined in the Junior Lien Intercreditor Agreement), be at least pari passu and equal in priority to the Liens granted to any Senior Priority Agent (as defined in the Junior Lien Intercreditor Agreement) for the benefit of the holders of the applicable Senior Priority Debt to secure such Senior Priority Debt (as defined in the Junior Lien Intercreditor Agreement) pursuant to the applicable Senior Priority Collateral Documents (as defined in the Junior Lien Intercreditor Agreement) (except as may be separately otherwise agreed between the Collateral Agent, on behalf of itself and the Secured Parties, and any Senior Priority Agent (as defined in the Junior Lien Intercreditor Agreement), on behalf of itself and the Senior Priority Creditors (as defined in the Junior Lien Intercreditor Agreement) represented thereby). The Collateral Agent acknowledges and agrees that the relative priority of the Liens granted to the Collateral Agent, the Administrative Agent, the Notes Collateral Agent, any Additional Term Agent and any Second Priority Agent (as defined in the Junior Lien Intercreditor Agreement) shall be determined solely pursuant to the Intercreditor Agreements, and not by priority as a matter of law or otherwise. Notwithstanding anything herein to the contrary, the Liens and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the applicable Intercreditor Agreements. In the event of any conflict between the terms of any Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control as among (i) the Collateral Agent, the Notes Collateral Agent and any Additional Term Agent, in the case of the ABL/Term Loan Intercreditor Agreement and (ii) the Collateral Agent, any other First Priority Agent (as defined in the Junior Lien Intercreditor Agreement) and any Second Priority Agent (as defined in the Junior Lien Intercreditor Agreement). In the event of any such conflict, each Credit Party may act (or omit to act) in accordance with the Junior Lien Intercreditor Agreement, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so. Notwithstanding any other provision hereof, (x) prior to the Discharge of the Term Loan Obligations (as defined in the ABL/Term Loan Intercreditor Agreement) and the Discharge of Additional Term Obligations (as defined in the ABL/Term Loan Intercreditor Agreement), any obligation hereunder to deliver to the Collateral Agent any Collateral constituting Term Loan Priority Collateral shall be satisfied by causing such Term Loan Priority Collateral to be delivered to the Notes Collateral Agent, or the applicable Term Loan Collateral Representative (as defined in the ABL/Term Loan Intercreditor Agreement) or any Additional Term Agent, as applicable, to be held in accordance with the ABL/Term Loan Intercreditor Agreement and (y) until the Discharge of the Senior Priority Obligations (as defined in the Junior Lien Intercreditor Agreement), any obligation hereunder to deliver to the Collateral Agent any Collateral shall be satisfied by causing such Collateral to be delivered to the Senior Priority Representative (as defined in the Junior Lien Intercreditor Agreement).”

4.            Condition Precedent to Amendment. The satisfaction or waiver of the following shall constitute conditions precedent to the effectiveness of this Amendment:

a.            Administrative Agent shall have received this Amendment, duly executed and delivered by the parties hereto, and the same shall be in full force and effect.

b.            Administrative Agent shall have received the Amendment Fee Letter, dated as of the date hereof, duly executed by Borrowers and Administrative Agent and all fees required to be paid thereunder on the date hereof shall have been paid in immediately funds.

c.            Administrative Agent shall have received duly executed copies of the Indenture Documents, the Second Lien Credit Documents, and any related documents reasonably requested by Agent, each of which shall be in form and substance reasonably satisfactory to Administrative Agent.

d.            Administrative Agent shall have received all joinder and supplements necessary under the ABL/Term Loan Intercreditor Agreement with respect to the Indentures and the Second Lien Credit Agreement, each of which shall be duly executed by Notes Collateral Agent and the Second Lien Agent, as applicable, and in form and substance reasonably satisfactory to Administrative Agent.

e.            Administrative Agent shall have received an Intercreditor Agreement, duly executed by Administrative Agent, Collateral Agent, Notes Collateral Agent, and the Trustee and acknowledged by each Credit Party, which shall be in form and substance reasonably satisfactory to Administrative Agent.

f.            The Credit Parties shall deliver Blocked Account Agreements covering the Credit Parties’ deposit accounts maintained with WFB, as and to the extent required pursuant to Section 2.20 of the Credit Agreement.

g.            Administrative Agent shall have received: (i) a customary legal opinion of Debevoise & Plimpton LLP, New York counsel to the Credit Parties; (ii) a customary legal opinion of Fox Rothschild LLP, Pennsylvania and Delaware counsel to the Credit Parties; and (iii) a customary legal opinion of Taft Stettinius & Hollister LLP, Indiana counsel to the Credit Parties.

h.            Administrative Agent shall have received a certificate of an Authorized Officer of each Credit Party listed on the signature pages hereto, dated as of the First Amendment Effective Date and certifying:

i.	that attached thereto is a true and complete copy of the Organizational Documents of such Credit Party, (1) in the case of a corporation or limited liability company, certified as of a recent date by the Secretary of State (or other similar official of the applicable Governmental Authority where such certification is available) of the jurisdiction of its organization or (2) otherwise certified by the Secretary or Assistant Secretary or a director of such Credit Party or another Person duly authorized by the constituent documents of such Credit Party, in each case with a certification that such governing document has not been amended since the date of the last amendment disclosed pursuant to this subclause;

ii.	that attached thereto is a certificate as to the good standing (or equivalent document to the extent such concept or a similar concept exists under the laws of such jurisdiction) of such Credit Party as of a recent date from the Secretary of State (or other similar official of the jurisdiction of its organization, to the extent readily available in the relevant jurisdiction);

iii.	that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or (in the case of a unanimous shareholder declaration) the shareholder, of such Credit Party authorizing (A) the execution, delivery and performance of the Amendment or any other document delivered in connection herewith and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (B) a named Person or persons to sign such Credit Documents and any documents to be delivered by such Credit Party pursuant thereto; and

iv.	as to the incumbency and specimen signature of each Authorized Officer executing the Credit Documents or any other document delivered in connection herewith on behalf of such Credit Party.

i.             After giving effect to this Amendment, the representations and warranties contained herein and in each other Credit Document shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date).

j.             Administrative Agent shall have received, in immediately available funds, all fees and expenses of the Lender Group referred to in Section 6 hereof, in each case, to the extent Borrower has received an invoice for such fees and expenses at least one (1) Business Day prior to the date hereof.

5.            Representations and Warranties. Each Credit Party hereby represents and warrants to Administrative Agent, Collateral Agent and the Lenders as of the date hereof as follows:

a.            It (i) is duly organized and validly existing under the laws of the jurisdiction of its organization, (ii) is in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (iii) is qualified to do business in each jurisdiction where such qualification is required, and (iv) has the power and authority to execute, deliver and perform its obligations under each of the Credit Documents to which it is a party and, in the case of the Borrowers, to borrower and otherwise obtain credit hereunder, except in each case referred to in clause (ii) (other than with respect to the Parent Borrower) and clause (iii) where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

b.            The execution, delivery, and performance by such Credit Party of this Amendment (i) have been duly authorized by all corporate, stockholder or limited liability company or partnership or organizational action required to be obtained by such Credit Party and (ii) will not (A) violate (I) any provision of applicable law, statute, rule or regulation, (II) any provision of the certificate or articles of incorporation or other constitutive documents or by-laws of such Credit Party, (III) any applicable order of any court or any rule, regulation or order of any Governmental Authority that has jurisdiction over such Credit Party or (IV) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which such Credit Party is a party or by which any of them or any of their property is or may be bound or (B) be in conflict with, result in a breach of or constitute a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (ii)(A)(I) (other than with respect to the Parent Borrower), (II), (III) or (IV) or (ii)(B), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

c.            This Amendment has been duly executed and delivered by such Credit Party and constitutes the legal, valid and binding obligations of such Credit Party and is enforceable against such Credit Party in accordance with its respective terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

d.            No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or third party is or will be required in connection with the execution, delivery and performance by such Credit Party of this Amendment and the borrowings contemplated hereby, except for (i) such as have been made or obtained and are in full force and effect, and (ii) such other actions, consents and approvals with respect to which the failure to be obtained or made would not reasonably be expected to have a Material Adverse Effect.

e.            Except as set forth on Schedule 4.9 of the Credit Agreement, there are no actions, suits or proceedings at law or in equity or, to the knowledge of the Borrower Representative, investigations by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower Representative, threatened in writing against the Parent Borrower or its Restricted Subsidiaries or any business, property or rights of such Person: (i) that involve any Credit Document or (ii) as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect

f.             No Default or Event of Default has occurred and is continuing as of the date of the effectiveness of this Amendment, and no condition exists which constitutes a Default or an Event of Default after giving effect to this Amendment.

g.            The representations and warranties set forth in this Amendment, in the Credit Agreement, as amended by this Amendment and after giving effect to this Amendment, and the other Credit Documents to which such Credit Party is a party are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

6.            Payment of Costs and Fees. The Borrowers agree to pay all reasonable, documented or invoiced out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent in connection with the preparation of this Amendment and any documents and instruments relating hereto, including the reasonable, documented and invoiced fees, charges and disbursements of one primary outside counsel for the Administrative Agent and the Collateral Agent, in each case, in accordance with Section 10.5 of the Credit Agreement.

7.            Governing Law; Waiver of Jury Trial; Jurisdiction; Consent to Service of Process. This Amendment SHALL BE SUBJECT TO THE PROVISIONS REGARDING GOVERNING LAW, WAIVER OF JURY TRIAL, JURISDICTION, and CONSENT TO SERVICE OF PROCESS SET FORTH IN SECTION 10.7, Section 10.11, and SECTION 10.15 OF THE credit AGREEMENT, AS AMENDED HEREBY, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

8.            Amendments. This Amendment cannot be altered, amended, changed or modified in any respect except in accordance with Section 10.8 of the Credit Agreement.

9.            Counterpart Execution. This Amendment may be executed by means of, (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, or any other relevant and applicable electronic signatures law, (b) an original manual signature, or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Agent reserves the right, in its sole discretion, to accept, deny, or condition acceptance of any electronic signature on this Amendment or on any notice delivered to Agent under this Amendment.  This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one and the same instrument.  Delivery of an executed counterpart of this Amendment by facsimile or other electronic transmission shall be as effective as delivery of a manually signed original.

10.           Effect on Credit Documents.

a.            The Credit Agreement, as amended hereby, and each of the other Credit Documents, as amended as of the date hereof, shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a modification or waiver of any right, power, or remedy of the Administrative Agent, the Collateral Agent or any Lender under the Credit Agreement or any other Credit Document. The modifications herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse future non-compliance with the Credit Documents, shall not operate as a consent to any further or other matter under the Credit Documents and shall not be construed as an indication that any future modifications or waivers of covenants or any other provision of the Credit Agreement or any other Credit Document will be agreed to, it being understood that the granting or denying of any waiver which may hereafter be requested by the Borrowers remains in the sole and absolute discretion of the Administrative Agent, the Collateral Agent, and the Lenders.

b.            Upon and after the effectiveness of this Amendment, (i) each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Credit Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby, and (ii) each reference in the Pledge and Security Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Pledge and Security Agreement, and each reference in the other Credit Documents to “the Pledge and Security Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Pledge and Security Agreement, shall mean and be a reference to the Pledge and Security Agreement as modified and amended hereby.

c.            To the extent that any terms and conditions in any of the Credit Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

d.            This Amendment is a Credit Document.

e.            Unless the context of this Amendment clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.

11.           Entire Agreement. This Amendment, and the terms and provisions hereof, the Credit Agreement and the other Credit Documents constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

12.           Integration. This Amendment, together with the other Credit Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

13.           Reaffirmation of Obligations; Grant of Security Interest. Each Credit Party hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement and the other Credit Documents to which it is a party effective as of the date hereof and as amended hereby. All Obligations are unconditionally owing by the Borrowers to the Lenders and Lender Counterparties, without offset, defense, withholding, counterclaim or deduction of any kind, nature or description whatsoever. Each Credit Party hereby further ratifies and reaffirms the validity and enforceability of all of the Liens and security interests heretofore granted, pursuant to and in connection with any Credit Document to Administrative Agent and Collateral Agent as collateral security for the obligations under the Credit Documents in accordance with their respective terms, and acknowledges that all of such Liens and security interests, and all collateral heretofore pledged as security for such obligations, continues to be and remain collateral for such obligations from and after the date hereof. Without limiting the foregoing, each Credit Party hereby unconditionally grants, assigns, and pledges to Collateral Agent, for the benefit of the Secured Parties, to secure the Obligations, a continuing security interest in all of such Credit Party’s right, title, and interest in and to the Collateral.

14.           Severability. In the event any one or more of the provisions contained in this Amendment should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

[signature pages follow]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date set forth on the first page of this Amendment.

LANNETT COMPANY, INC., as the Parent Borrower

By:	/s/ Timothy C. Crew
Name:	Timothy C. Crew
Title:	Chief Executive Officer

LANNETT HOLDINGS, INC., as Guarantor

By:	/s/ Robert Ehlinger
Name:	Robert Ehlinger
Title:	President

CODY LABORATORIES, INC., as Guarantor

By:	/s/ John M. Abt
Name:	John M. Abt
Title:	President

SILARX PHARMACEUTICALS, INC., as Guarantor

By:	/s/ Neha Desai-Jimenez
Name:	Neha Desai-Jimenez
Title:	President and Director of Operations

KREMERS URBAN PHARMACEUTICALS INC., as Guarantor

By:	/s/ Grant Brock
Name:	Grant Brock
Title:	President

[Signature Page to Amendment Number One to Credit and Guaranty Agreement and Pledge and Security Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent and Lender

By:	/s/ Salvatore Tulumello
Name:	Salvatore Tulumello
Title:	Vice President

[Signature Page to Amendment Number One to Credit and Guaranty Agreement and Pledge and Security Agreement]

Appendix A

Revolving Commitments

Revolving Lender	Revolving Commitment
Wells Fargo Bank, National Association	$45,000,000
Total:	$45,000,000

Exhibit A

[Attached]

Conformed Through Amendment One

CREDIT AND GUARANTY AGREEMENT

dated as of December ~~4~~7, 2020
among

LANNETT COMPANY, INC.
and
THE SUBSIDIARY BORROWERS PARTY HERETO,
as Borrowers,

THE SUBSIDIARY GUARANTORS PARTY HERETO,

THE LENDERS PARTY HERETO,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent

——————————————————————————

$~~30,000,000~~45,000,000 Revolving Commitments

——————————————————————————

TABLE OF CONTENTS

Page

SECTION 1.	DEFINITIONS AND INTERPRETATION	~~1~~2
1.1	Definitions	~~1~~2
1.2	Accounting Terms	~~60~~61
1.3	Interpretation, Etc.	~~61~~61
1.4	Letter of Credit Amounts	~~61~~62
1.5	Rounding	~~61~~62
1.6	References to Agreements and Laws	~~62~~62
1.7	Times of Day	~~62~~62
1.8	~~[Reserved]~~Rates	~~62~~62
1.9	Limited Condition Acquisitions	~~62~~63
1.10	Pro Forma Calculations	~~62~~64
1.11	Calculation of Baskets	~~63~~65
1.12	Time Periods	~~64~~65
1.13	Loan Amounts	~~64~~66
1.14	Division	~~64~~66
1.15	Other Definitional and Interpretive Provisions	~~65~~66
1.16	Appointment of Borrower Representative	~~65~~67

SECTION 2. LOANS AND LETTERS OF CREDIT		~~66~~67
2.1	[Reserved]	~~66~~67
2.2	Revolving Loans	~~66~~67
2.3	Letters of Credit	~~69~~71
2.4	Pro Rata Shares; Availability of Funds	~~81~~83
2.5	Evidence of Debt; Register; Disqualified Lenders; Lenders’ Books and Records	~~82~~84
2.6	Interest on Loans	~~84~~85
2.7	Conversion/Continuation	~~85~~86
2.8	Default Interest	~~86~~87
2.9	Commitment Fees	~~86~~87
2.10	Scheduled Payments	~~86~~88
2.11	Voluntary Prepayments/Commitment Reductions; Call Protection	~~87~~88
2.12	Mandatory Prepayments	~~88~~90
2.13	General Provisions Regarding Payments	~~88~~90
2.14	Ratable Sharing	~~90~~92
2.15	Making or Maintaining Eurocurrency Rate Loans	~~91~~93
2.16	Increased Costs; Capital Adequacy	~~94~~97
2.17	Taxes; Withholding, Etc.	~~95~~98
2.18	Mitigation Obligations; Replacement of a Lender	~~99~~103
2.19	Defaulting Lenders	~~101~~104
2.20	Cash Management	~~102~~106
2.21	[Reserved]	~~106~~109

2.22	[Reserved]	~~106~~109
2.23	Swing Line Loans	~~106~~109

SECTION 3. CONDITIONS PRECEDENT		~~109~~113
3.1	Closing Date	~~109~~113
3.2	Conditions to Any Credit Extension After the Closing Date	~~112~~116

SECTION 4. REPRESENTATIONS AND WARRANTIES		~~113~~117
4.1	Organization; Powers	~~113~~117
4.2	Authorization	~~113~~117
4.3	Enforceability	~~113~~117
4.4	Governmental Approvals; Third-Party Consents	~~114~~118
4.5	Financial Statements	~~114~~118
4.6	No Material Adverse Effect	~~114~~118
4.7	Title to Properties	~~114~~118
4.8	Equity Interests and Ownership of Subsidiaries	~~114~~118
4.9	Litigation; Compliance with Laws	~~115~~119
4.10	Federal Reserve Regulations	~~115~~119
4.11	Investment Company Act	~~116~~120
4.12	Use of Proceeds	~~116~~120
4.13	Tax Returns	~~116~~120
4.14	No Material Misstatements	~~116~~120
4.15	Employee Benefit Plans	~~117~~121
4.16	Environmental Matters	~~117~~121
4.17	Collateral Documents	~~118~~122
4.18	Insurance	~~119~~123
4.19	Solvency	~~119~~123
4.20	Beneficial Ownership	~~120~~124
4.21	Intellectual Property	~~120~~124
4.22	Anti-Terrorism Laws	~~120~~124
4.23	Foreign Corrupt Practices Act	~~121~~125
4.24	[Reserved]	~~121~~125
4.25	Undisclosed Liabilities	~~121~~125
4.26	Labor Matters	~~121~~126
4.27	Eligible Accounts	~~122~~126
4.28	Unrestricted Subsidiaries	~~122~~126

SECTION 5. AFFIRMATIVE COVENANTS		~~122~~126
5.1	Existence; Material Properties	~~122~~127
5.2	Insurance	~~123~~127
5.3	Payment of Obligations	~~123~~127
5.4	Financial Statements, Reports, Etc.	~~123~~127
5.5	Litigation and Other Notices	~~126~~131
5.6	Compliance with Laws	~~127~~131

- ii -

5.7	Maintaining Records; Access to Properties and Inspections	~~127~~131
5.8	Lender Calls	~~127~~132
5.9	Use of Proceeds	~~128~~132
5.10	Compliance with Environmental Laws	~~128~~133
5.11	Further Assurances; Additional Security	~~128~~133
5.12	[Reserved]	~~130~~135
5.13	Compliance with Anti-Terrorism Laws	~~130~~135

SECTION 6. NEGATIVE COVENANTS		~~130~~135
6.1	Indebtedness	~~131~~135
6.2	Liens	~~135~~140
6.3	Investments, Loans and Advances	~~141~~145
6.4	Mergers, Consolidations and Sales of Assets	~~144~~149
6.5	Restricted Payments	~~149~~154
6.6	Transactions with Affiliates	~~152~~157
6.7	Business of the Parent Borrower and its Restricted Subsidiaries	~~154~~160
6.8	Limitation on Modifications and Payments of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Etc.	~~155~~160
6.9	Changes in Fiscal Year	~~158~~163
6.10	Financial Performance Covenant	~~158~~163

SECTION 7. GUARANTY		~~158~~164
7.1	Guaranty of the Obligations	~~158~~164
7.2	Contribution by Guarantors	~~159~~164
7.3	Payment by Guarantors	~~160~~165
7.4	Liability of Guarantors Absolute	~~160~~165
7.5	Waivers by Guarantors	~~162~~167
7.6	Guarantors’ Rights of Subrogation, Contribution, Etc.	~~163~~167
7.7	Subordination of Other Obligations	~~163~~168
7.8	Continuing Guaranty	~~164~~168
7.9	Authority of Guarantors or Borrowers	~~164~~168
7.10	Financial Condition of Borrowers	~~164~~168
7.11	Bankruptcy, Etc.	~~164~~169
7.12	Keepwell	~~165~~169

SECTION 8. EVENTS OF DEFAULT		~~165~~170
8.1	Events of Default	~~165~~170
8.2	Right to Cure	~~169~~174
8.3	Application of Proceeds	~~170~~175

SECTION 9. AGENTS		~~171~~176
9.1	Authorization and Action	~~171~~176
9.2	Agent’s Reliance, Etc.	~~173~~177
9.3	WFB and its Affiliates	~~173~~178

- iii -

9.4	Lender Credit Decision	~~174~~178
9.5	Indemnification of Agents	~~174~~179
9.6	Successor Agents	~~175~~180
9.7	[Reserved]	~~176~~180
9.8	Administrative Agent May File Proofs of Claim	~~176~~180
9.9	Collateral and Guaranty Matters	~~176~~181
9.10	Withholding	~~177~~182
9.11	Intercreditor Agreements	~~178~~183

SECTION 10. MISCELLANEOUS		~~178~~183
10.1	Notices; Communications	~~178~~183
10.2	Survival of Agreement	~~180~~185
10.3	Binding Effect	~~180~~185
10.4	Successors and Assigns	~~180~~185
10.5	Expenses; Indemnity	~~185~~190
10.6	Right of Set-off	~~188~~193
10.7	Governing Law	~~188~~193
10.8	Waivers; Amendment	~~188~~193
10.9	Interest Rate Limitation	~~191~~196
10.10	Entire Agreement	~~191~~196
10.11	WAIVER OF JURY TRIAL	~~191~~197
10.12	Severability	~~191~~197
10.13	Counterparts	~~192~~197
10.14	Headings	~~192~~197
10.15	Jurisdiction; Consent to Service of Process	~~192~~197
10.16	Confidentiality	~~193~~199
10.17	Platform; Borrower Materials	~~194~~199
10.18	Release of Liens and Guarantees	~~194~~200
10.19	Judgment	~~196~~201
10.20	USA PATRIOT Act Notice	~~196~~202
10.21	Acknowledgements	~~197~~202
10.22	Acknowledgement Regarding Any Supported QFCs	~~197~~203
10.23	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	~~198~~203
10.24	Designated Cash Management Agreements and Designated Hedging Agreements	~~198~~204
10.25	Joint and Several Liability; Postponement of Subrogation	~~199~~205

- iv -

APPENDICES:	A	Revolving Commitments

SCHEDULES:	1.1(a)	Guarantors
	1.1(b)	Immaterial Subsidiaries
	1.1(c)	Unrestricted Subsidiaries
	2.20	DDAs
	4.4	Filings, Governmental Approvals and Third Party Consents
	4.8	Equity Interests
	4.9	Actions, Suits and Proceedings
	4.16	Environmental Matters
	4.18	Insurance
	4.21	Intellectual Property
	5.11	Post-Closing Deliverables
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.3	Certain Investments
	6.5	Certain Restricted Payments
	6.6	Certain Affiliate Transactions
	6.8	Non-Permitted Encumbrances
	10.1	Notice Addresses

EXHIBITS:	A	Conversion/Continuation Notice
	C	Compliance Certificate
	D	Joinder Agreement
	E	Assignment Agreement
	F-1, F-2, F-3 and F-4	U.S. Tax Compliance Certificates
	G	Solvency Certificate
	I	Pledge and Security Agreement
	J	Prepayment Notice
	K	Borrowing Base Certificate
	L	Intra-Group Subordination Agreement
	M-1	ABL/Term Loan Intercreditor Agreement
	M-2	Intercreditor Agreement

- v -

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of December ~~4~~7, 2020, is entered into by and among LANNETT COMPANY, INC., a Delaware corporation (as further defined in Section 1.1, the “Parent Borrower”), the Subsidiary Borrowers from time to time party hereto (together with the Parent Borrower, jointly and severally, collectively, the “Borrowers” and each individually, a “Borrower”), CERTAIN SUBSIDIARIES OF THE PARENT BORROWER, as Guarantors, the Lenders party hereto from time to time, and WELLS FARGO BANK, NATIONAL ASSOCIATION (“WFB”) as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, “Collateral Agent”).

RECITALS:

WHEREAS, the Parent Borrower is party to that certain Credit and Guaranty Agreement, dated as of November 25, 2015 (as amended as of June 17, 2016, June 17, 2016 and December 10, 2018, as amended on the date hereof by the Term Loan ~~Amendment~~ Agreement Amendment (as defined below), and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among the Parent Borrower, certain subsidiaries of the Parent Borrower from time to time party thereto as guarantors, the lenders party thereto from time to time (such lenders, together with their respective successors and assigns in such capacity, the “Term Loan Lenders”) and Alter Domus (US) LLC, as administrative agent and collateral agent for the Term Loan Lenders (in such capacity, together with its successors and assigns in such capacity, the “Term Loan Agent”); ~~and~~

WHEREAS, ~~concurrently herewith~~on the Closing Date, the Term Loan Agreement is being amended by Amendment No. 4 to Credit and Guaranty Agreement, dated as of December ~~4~~7, 2020, among the Parent Borrower, the Administrative Agent (as defined therein) and each lender party thereto (the “Term Loan Agreement Amendment”)~~.~~;

WHEREAS, pursuant that certain Amended and Restated Exchange Agreement, dated as of April 8, 2021 (together with all exhibits and appendices thereto, collectively, the “Exchange Agreement”), by and among the Parent Borrower and the Term Loan Lenders party thereto, (a) certain Term Loan Lenders agreed to exchange their existing term loans in their entirety for senior secured second lien term loans under the Second Lien Credit Agreement (the “Exchange”) and (b) a certain Term Loan Lender agreed to provide additional senior secured second lien term loans under the Second Lien Credit Agreement;

WHEREAS, in order to induce the Term Loan Lenders to consummate the Exchange, each of the Second Lien Lenders will be issued warrants to purchase, in the aggregate for all such warrants, up to 8,280,000 shares of common stock, par value $0.001 per share, of the Parent Borrower (the “Warrants”);

WHEREAS, on First Amendment Effective Date, the Parent Borrower will enter into that certain Indenture, by and among the Parent Borrower, certain subsidiaries of the Parent Borrower form time to time party thereto as guarantors, Wilmington Trust, National Association, as trustee (the “Trustee”), and Wilmington Trust, National Association, as collateral agent (the “Notes Collateral Agent”), and that certain First Supplement Indenture, by and among the Parent Borrower, certain subsidiaries of the Parent Borrower form time to time party thereto as guarantors, and the Trustee (collectively, the “Indentures”) and to issue those certain 7.750% Senior Secured Notes due 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Notes”) to certain Persons (the “Term Loan Note Holders”);

WHEREAS, the obligations under the Term Loan Notes shall be secured pursuant to the term of that certain Security Agreement, by and among the Parent Borrower, certain subsidiaries of the Parent Borrower form time to time party thereto as guarantors, and Notes Collateral Agent (the “Notes Security Agreement”);

WHEREAS, on First Amendment Effective Date, the Parent Borrower will enter into that certain Second Lien Credit and Guaranty Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement”), by and among the Parent Borrower, the lenders from time to time party thereto (the “Second Lien Lenders”), and Alter Domus (US) LLC (the “Second Lien Agent”);

WHEREAS, the obligations under the Second Lien Credit Agreement shall be secured pursuant to the term of that certain Security Agreement, by and among the Parent Borrower, certain subsidiaries of the Parent Borrower form time to time party thereto as guarantors, and Second Lien Agent (the “Second Lien Security Agreement”);

WHEREAS, on the First Amendment Effective Date, (i) the Collateral Agent, the Notes Collateral Agent and Alter Domus (US) LLC, as predecessor term loan agent will enter into a Term Loan Credit Agreement Joinder to the ABL/Term Loan Intercreditor Agreement and (ii) the Collateral Agent, the Notes Collateral Agent and the Second Lien Collateral Agent will enter into an Additional Term Credit Facility Joinder to the ABL/Term Loan Intercreditor Agreement (such joinders, collectively, the “Base Intercreditor Agreement Joinders”);

WHEREAS, on the First Amendment Effective Date, the Notes Collateral Agent and the Second Lien Collateral Agent will enter into that certain Intercreditor Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Cash Flow Intercreditor Agreement”), between the Notes Collateral Agent and the Second Lien Collateral Agent and acknowledged by the Credit Parties; and

WHEREAS, the proceeds from the Term Loan Notes and the Second Lien Credit Agreement shall be used to refinance all Indebtedness and other outstanding under the Term Loan Agreement (the “First Amendment Effective Date Refinancing”).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.     DEFINITIONS AND INTERPRETATION

1.1            Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“2021 Transactions” means (a) the execution, delivery and performance by the Credit Parties of (i) the First Amendment, (ii) the Second Lien Credit Documents and related documents, (iii) the Indenture Documents and related documents, (iv) the Base Indenture Agreement Joinders, (v) the Cash Flow Intercreditor Agreeement and (vi) the Exchange Agreement, (b) the issuance and sale of the Warrants, (c) the issuance and sale of the First Lien Notes, (d) the consummation of the First Amendment Effective Date Refinancing and (e) all other transactions related to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“30-Day Excess Availability” means, as of the date of any Designated Transaction (after giving effect thereto) or any other date of determination, the quotient obtained by dividing (a) the sum of each day’s aggregate amount of Excess Availability during the thirty (30) consecutive day period immediately preceding such Designated Transaction (calculated on a pro forma basis to include the borrowing or repayment of any Loans or issuance or cancellation of any Letters of Credit in connection with such Designated Transaction) by (b) thirty (30).

“ABL/Term Loan Intercreditor Agreement” means ~~an intercreditor agreement substantially in the form of Exhibit M-1~~the Intercreditor Agreement, dated as of December 7, 2020 and as amended by the Base Intercreditor Agreement Joinders, among the Collateral Agent, the Term Collateral Agent and the Second Lien Collateral Agent and acknowledged by the Credit Parties, with such amendments or modifications as may be approved by the Administrative Agent, the Collateral Agent, the Notes Collateral Agent, and the ~~Term Loan~~Second Lien Agent and, in the case of any such amendments or other modifications to the definition of “ABL Priority Collateral” therein, with the consent of the Requisite Lenders.

“ABL Priority Collateral” as defined in the ABL/Term Loan Intercreditor Agreement whether or not the same remains in full force and effect.

“Account Debtors” means each Person who is obligated on an Account.

“Accounts” means “accounts” as defined in Article 9 of the UCC and, with respect to any Person, all such Accounts of such Person, whether now existing or existing in the future, including (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent), including all accounts created by or arising from all of such Person’s sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any Account Debtors, (e) all letters of credit, guarantees or collateral for any of the foregoing and (f) all insurance policies or rights relating to any of the foregoing.

“Adjusted LIBOR” means, the greater of (a) the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as the Administrative Agent may designate from time to time) as of 11:00 a.m., London time, two Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the loan requested (whether as an initial loan, as a continuation of a loan, or a conversion of a loan) by the Borrower Representative (and, if any such published rate is below zero percent, then the Adjusted LIBOR shall be deemed to be zero percent) and (b) 0.75% per annum. Each determination of Adjusted LIBOR shall be made by Administrative Agent and shall be conclusive in the absence of manifest error.

“Administrative Agent” as defined in the preamble hereto.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.

“Agent(s)” means the Administrative Agent and/or the Collateral Agent, as applicable.

“Aggregate Amounts Due” as defined in Section 2.14.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guaranty Agreement, dated as of December ~~4~~7, 2020 as it may be amended, restated, supplemented or otherwise modified from time to time.

“AML Legislation” the applicable laws or regulations in any jurisdiction in which any Credit Party or any of its subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, including the USA PATRIOT Act, the Proceeds of Crime (Money Laundering), and “know your customer”, anti-terrorist financing, government sanction rules, guidelines, orders and regulations.

“Announcements” has the meaning assigned thereto in Section 1.8.

“Anti-Corruption Laws” the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Credit Party or any of its subsidiaries or Affiliates is located or is doing business.

“Anti-Terrorism Laws” as defined in Section 4.22.

“Applicable Margin” means (A) for Eurocurrency Rate Loans, 2.50% per annum, (B) for Base Rate Loans, 1.50% per annum, (C) for Letter of Credit Fees, 2.50% per annum and (D) for Unused Commitment Fees, (i) if for any quarter, the quotient obtained by dividing (a) the sum of each day’s Usage during each Business Day during such quarter by (b) the number of Business Days during such quarter is less than $5,000,000, 0.75% per annum for such quarter, and (ii) in all other cases, 0.50% per annum for such quarter.

“Applicable Reserve Requirement” means, for any day, for any Eurocurrency Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained during such Interest Period against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurocurrency Rate Loans. A Eurocurrency Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurocurrency Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to any Letters of Credit, (i) the relevant L/C Issuers and (ii) the Revolving Lenders and (c) with respect to the Swing Line Loans, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.23, the Revolving Lenders.

“Approved Fund” as defined in Section 10.4(b).

“Asset Sale” means any sale, transfer or other disposition (other than by way of license or lease) of any assets by the Parent Borrower or any Restricted Subsidiary. Notwithstanding the foregoing, none of the following shall constitute “Asset Sales”: (1) issuances of Equity Interests by the Parent Borrower, (2) issuances of Equity Interests by any subsidiary of the Parent Borrower to the Parent Borrower or any other subsidiary of the Parent Borrower to the extent such issuances do not result in a reduction of the percentage of such subsidiary directly or indirectly owned by the Parent Borrower, or such subsidiary, or (3) any disposition of assets permitted by Section 6.4 (other than clause (i) thereof).

“Assignment Agreement” means, as applicable, an assignment and acceptance agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by the Administrative Agent and the Borrower Representative.

“Assignor” as defined in Section 10.4(b)(i).

“Authorized Agent” as defined in Section 10.15(c)(i).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer, treasurer or controller of such Person or any other individual designated (i) by the Board of Directors or member of such Person or (ii) in writing to the Administrative Agent by an existing Authorized Officer of such Person as an authorized signatory of any document or certificate delivered hereunder.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.15(c)(iv).

“Availability” means, as of any date of determination, the lesser of (x) the aggregate Commitments as in effect at such time and (y) the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered).

“Availability Reserves” means reserves, if any, (1) established by the Administrative Agent from time to time hereunder in its Permitted Discretion against the Borrowing Base, including such reserves, in accordance with Section 2.2(c), as the Administrative Agent, in its Permitted Discretion, determines as being appropriate to reflect any impairment to the value of the enforceability or priority of the Lien on, or the ability to enforce upon, realize, access, appraise, the Collateral consisting of Eligible Accounts included in the Borrowing Base (including (x) in connection with the disposition of any such Eligible Accounts, and (y) claims that the Administrative Agent determines will need to be satisfied in connection with the realization upon such Collateral), (2) constituting Designated Cash Management Reserves or Designated Hedging Reserves established in accordance with Section 10.23(a), or (3) constituting Dilution Reserves.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Intercreditor Agreement Joinders” has the meaning set forth in the recitals hereto.

“Base Rate” means the greatest of (a) the Federal Funds Effective Rate plus ½%, (b) Adjusted LIBOR (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis), plus one percentage point and (c) the rate of interest announced, from time to time, within WFB at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of WFB’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as WFB may designate (and, if any such announced rate is below zero percent, then the rate determined pursuant to this clause (c) shall be deemed to be zero percent).

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable,and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (i) of Section 2.15(c).

“Benchmark Replacement” means, for any Available Tenor,

(a)            with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)	the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;

(2)	the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;

(3)	~~“Benchmark Replacement”~~ the sum of: (~~a~~A) the alternate benchmark rate ~~(which may include Term SOFR)~~ that has been selected by the Administrative Agent and the Borrower Representative as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate ~~of interest~~ as a replacement ~~to Adjusted LIBOR for United States dollar-denominated~~for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (~~b~~B) the related Benchmark Replacement Adjustment; ~~provided that, if the Benchmark Replacement as so determined would be less than 0.75%, the Benchmark Replacement shall be deemed to be 0.75% for the purposes of this Agreement.~~or

(b)            with respect to any Term SOFR Transition Event, the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;

provided that, (i) in the case of clause (a)(1), if the Administrative Agent decides that Term SOFR is not administratively feasible for the Administrative Agent, then Term SOFR will be deemed unable to be determined for purposes of this definition and (ii) in the case of clause (a)(1) or clause (b) of this definition, the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a)(1), (a)(2) or (a)(3) or clause (b) of this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means,with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)	for purposes of clauses (a)(1) and (a)(2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a)	the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement;

(b)  the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Available Tenor of such Benchmark;

(2)	for purposes of clause (a)(3) of the definition of “Benchmark Replacement ~~Adjustment” with respect to any replacement of Adjusted LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period,~~,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower ~~Representative~~ giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of ~~Adjusted LIBOR~~such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of ~~Adjusted LIBOR~~such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for ~~United States dollar-denominated~~Dollar-denominated syndicated credit facilities ~~at such time.~~; and

(3)	for purposes of clause (b) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of USD LIBOR with a SOFR-based rate;

provided that, (x) in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion and (y) if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with Section 5.8(c)(i) will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be, with respect to each Unadjusted Benchmark Replacement having a payment period for interest calculated with reference thereto, the Available Tenor that has approximately the same length (disregarding business day adjustments) as such payment period.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate~~”~~,” the definition of “Business Day,” the definition of “Interest Period~~”~~,” timing and frequency of determining rates and making payments of interest ~~and other~~, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate ~~(in consultation with the Borrower Representative)~~ to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that ~~the~~ adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of ~~the~~such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” means the ~~earlier~~earliest to occur of the following events with respect to ~~Adjusted LIBOR~~the then-current Benchmark:

(1)	(a) in the case of clause (~~a~~1) or (~~b~~2) of the definition of “Benchmark Transition Event,” the later of (~~i~~a) the date of the public statement or publication of information referenced therein and (~~ii~~b) the date on which the administrator of ~~Adjusted LIBOR~~such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide ~~Adjusted LIBOR; or~~all Available Tenors of such Benchmark (or such component thereof);

(2)	~~(b)~~ in the case of clause (~~c~~3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein~~.~~;

(3)	in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Administrative Agent has provided the Term SOFR Notice to the Lenders and the Borrower pursuant to Section 2.15(c)(i)(B); or

(4)	in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Requisite Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” the occurrence of one or more of the following events with respect to ~~Adjusted LIBOR~~the then-current Benchmark:

(1)	~~(a)~~ a public statement or publication of information by or on behalf of the administrator of ~~Adjusted LIBOR~~such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide ~~Adjusted LIBOR~~all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~Adjusted LIBOR~~any Available Tenor of such Benchmark (or such component thereof);

(2)	~~(b)~~ a public statement or publication of information by the regulatory supervisor for the administrator of ~~Adjusted LIBOR~~such Benchmark (or the published component used in the calculation thereof), the Federal Reserve ~~System of the United States (or any successor)~~Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for ~~Adjusted LIBOR~~such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for ~~Adjusted LIBOR~~such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for ~~Adjusted LIBOR~~such Benchmark (or such component), which states that the administrator of ~~Adjusted LIBOR~~such Benchmark (or such component) has ceased or will cease to provide ~~Adjusted LIBOR~~all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~Adjusted LIBOR~~any Available Tenor of such Benchmark (or such component thereof); or

(3)	~~(c)~~ a public statement or publication of information by the regulatory supervisor for the administrator of ~~Adjusted LIBOR~~such Benchmark (or the published component used in the calculation thereof) announcing that ~~Adjusted LIBOR is~~all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

~~“Benchmark Transition Start Date” (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or Requisite Lenders by notice to the Borrower Representative, the Administrative Agent (in the case of such notice by the Requisite Lenders) and the Lenders.~~

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” ~~if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Adjusted LIBOR and solely to the extent that Adjusted LIBOR has not been replaced with a Benchmark Replacement,~~means the period (if any) (x) beginning at the time that ~~such~~a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced ~~Adjusted LIBOR~~the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.15(c) and (y) ending at the time that a Benchmark Replacement has replaced ~~Adjusted LIBOR~~the then-current Benchmark for all purposes hereunder ~~pursuant to~~and under any Credit Document in accordance with Section 2.15(c).

“Beneficial Ownership Certification”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Beneficiary” means each Agent, L/C Issuer, Swing Line Lender, Lender and Lender Counterparty.

“BHC Act Affiliate” of a Person means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

“Board of Directors” means (i) with respect to a corporation, the board of directors of such corporation or any duly authorized committee thereof; (ii) in the case of a limited liability company, the board of directors or managers, manager or managing member of such Person or duly authorized committee thereof; (iii) in the case of a partnership, the general partner of such Person or duly authorized committee thereof; and (iv) with respect to any other entity, the board of directors or similar body of the general partner or managers of such entity or any duly authorized committee thereof.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System or any successor thereto.

“Borrower” as defined in the preamble hereto.

“Borrower Materials” as defined in Section 10.17.

“Borrower Representative” means the Parent Borrower or such other Borrower as may be designated as the “Borrower Representative” by the Borrowers from time to time, in each case in its capacity as Borrower Representative pursuant to the provisions of Section 1.16.

“Borrowing” means any Loans of the same Class and Type of Loan made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, as of any date of determination, the result of (a) 85% of the amount of Eligible Accounts of the Domestic Credit Parties, minus (b) the amount of all Availability Reserves.

“Business Day” means (i) any day excluding Saturday, Sunday and any day on which banking institutions are authorized or required by law or other governmental action to close in New York, New York and (ii) with respect to all notices, determinations, fundings and payments in connection with any Eurocurrency Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in deposits in the applicable currency in the London interbank market.

“Capital Expenditures” means with respect to any Person for any period, the aggregate of all expenditures by such Person and its consolidated Restricted Subsidiaries during such period (exclusive of (i) expenditures made for Investments permitted in Section 6.3, (ii) expenditures made for Permitted Acquisitions, (iii) interest capitalized during such period to the extent relating to capital expenditures or (iv) expenditures made with the proceeds of any equity securities issued or capital contributions received, or Indebtedness incurred, by the Parent Borrower or any of its consolidated Restricted Subsidiaries) that, in each case, in accordance with GAAP, are required to be included as capital expenditures on a consolidated statement of cash flows of such Person.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations have been or should be, in accordance with GAAP, classified and accounted for as capital leases on a balance sheet of such Person and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that any obligations that would not be accounted for as Capital Lease Obligations under GAAP as in effect on the Closing Date shall not be deemed to be Capital Lease Obligations after the Closing Date as a result of any changes in GAAP or interpretations thereunder or otherwise.

“Cash Collateral” shall have a meaning correlative to the definition of “Cash Collateralize” and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateral Account” means a blocked account at WFB (or any successor Administrative Agent or another commercial bank selected by the Administrative Agent and reasonably acceptable to the Borrower Representative) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit, as applicable, of the Administrative Agent, the Swing Line Lender, the applicable L/C Issuer and the Lenders, as collateral for L/C Obligations, the Swing Line Loans or obligations of Lenders to fund participations in respect of either of the foregoing, cash or deposit account balances or, if the applicable L/C Issuer or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and, as applicable, the applicable L/C Issuer and/or the Swing Line Lender.

“Cash Dominion Event” means (a) the occurrence and continuance of an Event of Default, (b) if Excess Availability for any three (3) consecutive Business Day period is less than 15.0% of the Line Cap at such time, or (c) if maturity date with respect to the indebtedness under the Term Loan Notes, the Second Lien Credit Agreement~~,~~ or any other Material Indebtedness of any Credit Party would occur within the next 120 consecutive days; provided that the occurrence of a Cash Dominion Event pursuant to clause (b) of this definition shall be deemed continuing notwithstanding that Excess Availability may thereafter exceed the amount set forth in clause (b) of this definition unless and until Excess Availability exceeds 15.0% of the Line Cap for at least 30 consecutive days, in which event a Cash Dominion Event pursuant to clause (b) of this definition shall no longer be deemed to be continuing.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities or any other evidence of Indebtedness (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case, maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America, or any political subdivision of any such state or any public instrumentality thereof, in each case, maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (iv) certificates of deposit, Dollar-denominated time deposits, overnight bank deposits or bankers’ acceptances (or, in the case of Foreign Subsidiaries, the foreign equivalent) maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $500.0 million or Dollar equivalent (or, in the case of Foreign Subsidiaries, any local office of any commercial bank organized under the law of the relevant jurisdiction or any political subdivision thereof which has combined capital and surplus and undivided profits in excess of the Dollar equivalent of $500.0 million); (v) repurchase obligations for underlying securities of the types described in clauses (i) through (iv) above; and (vi) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $250.0 million or Dollar equivalent, and (c) has one of the two highest ratings obtainable from either S&P or Moody’s; provided, that, in the case of any Investment by any Foreign Subsidiary of the Parent Borrower, “Cash Equivalents” shall also include: (x) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), in each case, maturing within a year after such date and having, at the time of the acquisition thereof, a rating equivalent to at least A-2 from S&P and at least P-2 from Moody’s, (y) investments of the type and maturity described in clauses (i) through (vi) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (z) shares of any money market mutual or similar fund that has substantially all its assets invested continuously in the types of investments otherwise satisfying the requirements of this definition (including this proviso).

“Cash Flow Intercreditor Agreement” has the meaning set forth in the recitals hereto.

“Cash Management Agreement” means any agreement to provide to Parent Borrower or any of its subsidiaries cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards (including the processing of payments and other administrative services with respect thereto), non-card e-payables services, and other cash management services (including electronic funds transfer services, lockbox services, stop payment services, wire transfer services allocation, controlled disbursements, automatic clearing house transactions, return items, netting, overdrafts, depository, information reporting and interstate deposit network services), or other banking products or services as may be requested by the Parent Borrower or any subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in this definition).

“Cash Management Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Administrative Agent) to be held by Administrative Agent for the benefit of the applicable Lender Counterparty (other than a Lender Counterparty that is party to a Secured Hedge Agreement) in an amount equal to either (x) 103% of the outstanding amount of the then existing Cash Management Obligations or (y) the amount agreed in writing between the Borrower Representative and the provider of any Cash Management Obligations (with a copy of such written agreement provided to the Administrative Agent).

“Cash Management Obligations” means of any Person means, collectively and without duplication, (x) the obligations of such Person pursuant to any Secured Cash Management Agreement and (y) all amounts that Administrative Agent or any Lender is obligated to pay to a Lender Counterparty as a result of Administrative Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Lender Counterparty with respect to Secured Cash Management Agreement provided by such Lender Counterparty to a Credit Party or any of its subsidiaries.

“Casualty Event” means any settlement of, or payment in respect of, (i) any property or casualty insurance claim or (ii) any seizure, condemnation, confiscation or taking under the power of eminent domain or expropriation of, requisition of title to or use of, or any similar event in respect of, or proceeding relating to, any asset of the Parent Borrower or any Restricted Subsidiary.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.16, by any lending office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority, made or issued after the Closing Date; provided, however, that, notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, and any compliance by a Lender with any request or directive relating to International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, amended or issued, but only to the extent such rules, regulations, or published interpretation, written requests, guidelines or directives are applied to the Parent Borrower and its subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities, including, without limitation, for purposes of Section 2.16.

“Change of Control” means the earliest to occur of:

(a)       any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become beneficial owner, directly or indirectly, of more than 35% of the then outstanding voting stock of (i) so long as the Parent Borrower is a wholly owned subsidiary of any Parent Holding Company, the Relevant Parent Entity or (ii) otherwise, the Parent Borrower; or

(b)       any “change of control” or similar event under any Indebtedness permitted by Section 6.1, in each case which constitutes Material Indebtedness, shall occur.

“Charges” as defined in Section 10.9.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders have Loans or Commitments with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers Revolving Commitments and (c) when used with respect to Loans, refers to Revolving Loans. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes.

“Closing Date” means first date on which all of the conditions set forth in Section 3.1 are satisfied or waived.

“Collateral” means all of the property and assets of the Credit Parties, now owned or hereafter acquired, upon which a Lien is purported to be granted by any Collateral Document.

“Collateral Agent” as defined in the preamble hereto.

“Collateral and Guarantee Requirement” means the requirement that:

(a)       on the Closing Date, the Administrative Agent shall have received from each Credit Party, a counterpart of the Pledge and Security Agreement duly executed and delivered on behalf of such Credit Party;

(b)      on the Closing Date, (i) the Administrative Agent shall have received subject to the exceptions (if any) set forth in the Pledge and Security Agreement, a pledge of all the issued and outstanding Equity Interests of each wholly owned direct subsidiary (other than any Immaterial Subsidiary) of each Borrower and each Guarantor and (ii) the Administrative Agent (or a designated bailee thereof) shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)       (i) on the Closing Date, all Indebtedness of the Parent Borrower and each subsidiary of the Parent Borrower having, in the case of each instance of Indebtedness, an aggregate principal amount in excess of $5.0 million (other than (A) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Parent Borrower and its subsidiaries or (B) to the extent that a pledge of such promissory note or instrument would violate applicable law) that is owing to any Credit Party shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the Pledge and Security Agreement (or other applicable Collateral Document as reasonably required by the Administrative Agent); and (ii) the Administrative Agent (or a designated bailee thereof) shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank; provided that if any such promissory notes, instruments, note powers or other instruments of transfer (collectively, the “Debt Transfer Documents”) cannot be provided on the Closing Date after the Parent Borrower’s use of commercially reasonable efforts to do so and without undue burden or expense to the Parent Borrower, then such Debt Transfer Documents shall not be required to be delivered until the 90th day following the Closing Date (or on such later date as the Administrative Agent may agree to in its reasonable discretion);

(d)       in the case of any Person that becomes or is required to become a Credit Party after the Closing Date, the Administrative Agent shall have received a Joinder Agreement and supplements to the Pledge and Security Agreement and the other applicable Credit Documents, in each case, substantially in the form specified therein, duly executed and delivered on behalf of such Credit Party and in accordance with Section 5.11;

(e)       after the Closing Date, subject to the exceptions set forth in the Pledge and Security Agreement, (i) all the outstanding Equity Interests of (A) any Person that becomes a Credit Party after the Closing Date and (B) subject to Section 5.11(c), all the Equity Interests that are acquired by a Credit Party after the Closing Date, shall have been pledged pursuant to the Pledge and Security Agreement; provided that in no event shall any Credit Party be required to pledge (x) more than 65% of the issued and outstanding Equity Interests of any class of Equity Interests of any Foreign Subsidiary (including any FSHCO); and (ii) the Administrative Agent (or a designated bailee thereof) shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, to the extent required by the Pledge and Security Agreement;

(f)        except as otherwise contemplated by the Collateral Documents, all documents and instruments, including UCC financing statements, filings with the United States Patent and Trademark Office, filings with the United States Copyright Office, and all other instruments reasonably requested by the Administrative Agent to be filed, registered, recorded or delivered to create the Liens intended to be created by the Collateral Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents, shall have been delivered to the Administrative Agent (or a designated bailee thereof) for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Collateral Document;

(g)       except as otherwise contemplated by any Collateral Document, each Credit Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Collateral Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder;

(h)       after the Closing Date, the Administrative Agent shall have received (i) such other Collateral Documents as may be required to be delivered pursuant to Section 5.11 and (ii) upon reasonable request by the Administrative Agent, evidence of compliance with any other requirements of Section 5.11; and

(i)         within 90 days of the Closing Date (or such longer period as may be agreed by the Administrative Agent in its reasonable discretion), the Credit Parties shall deliver Blocked Account Agreements covering the Credit Parties’ deposit accounts, securities accounts and commodities accounts (other than (x) Excluded Accounts and (y) solely to the extent that such accounts would qualify as Excluded Accounts pursuant to clause (D) of such definition but for the fact that such accounts are maintained at WFB, such accounts maintained at WFB).

The foregoing definition shall not require, and the Credit Documents shall not contain any requirements as to, the creation or perfection of pledges of or security interests in, mortgages on, or the obtaining of title insurance, surveys, abstracts or appraisals or taking other actions with respect to, any Excluded Property. The Collateral Agent may grant extensions of time for the perfection of security interests in or the delivery of the mortgages and the obtaining of title insurance, surveys, abstracts and appraisals with respect to particular assets and the delivery of assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Credit Parties on such date) where it reasonably determines, in consultation with the Borrower Representative, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding anything to the contrary in the Credit Documents, there shall be no requirement for (and no Default or Event of Default under the Credit Documents shall arise out of the lack of) (a) [reserved], (b) notices to account debtors or other contractual third parties prior to the occurrence and during the continuance of an Event of Default, (c) perfection (except to the extent perfected through the filing of Uniform Commercial Code financing statements) with respect to letter of credit rights and immaterial intercompany notes or (d) actions required by the Laws of any non-U.S. jurisdiction in order to create any security interests in any assets or to perfect such security interests (including any intellectual property registered in any non-U.S. jurisdiction) (it being understood that there shall be no security agreements or pledge agreements governed under the Laws of any non-U.S. jurisdiction).

In addition, the Borrower Representative may cause any Restricted Subsidiary that is not otherwise required to be a Guarantor to guarantee the Obligations pursuant to the Guaranty and otherwise satisfy the Collateral and Guarantee Requirement, in which case such Restricted Subsidiary shall be treated as a Guarantor under this Agreement and every other Credit Document for all purposes.

“Collateral Documents” means the Pledge and Security Agreement, any mortgages, and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to Section 5.11 that creates or purports to create, in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any property of that Credit Party as security for the Obligations, in each case, as amended, supplemented, waived or otherwise modified from time to time.

“Commitment” means, as to any Lender, such Lender’s Revolving Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C or another form as may be agreed by the Borrower Representative and Administrative Agent from time to time.

“Consolidated Adjusted EBITDA” means, for any period, the Consolidated Net Income of the Parent Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period for which financial statements are available, which may include internal financial statements prepared in good faith by the Parent Borrower:

(a)       increased, in each case (other than with respect to clause (xi)) to the extent deducted (and not added back) in Consolidated Net Income, and in each case, without duplication with any other item described in this clause (a) or any item excluded pursuant to the definition of Consolidated Net Income, by:

(i)         provision for Taxes based on income or profits or capital, including state, provincial, franchise, excise and similar Taxes and foreign withholding Taxes of such Person paid or accrued, including any penalties and interest relating to any Tax examinations; plus

(ii)        Consolidated Interest Expense for such period; plus

(iii)       depreciation and amortization expense of such Person for such period; plus

(iv)       extraordinary, non-recurring, unusual or exceptional losses, charges and expenses; plus

(v)       losses, charges and expenses relating to the Transactions regardless of when paid (including, without limitation, any financial advisory fees, filing fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses and other fees, discounts and commissions, including with regard to arranging or syndication); plus

(vi)      (A) actual expenses, costs and charges related to business optimization, relocation or integration; (B) actual expenses, costs and charges related to Permitted Acquisitions after the Closing Date and (C) severance and other restructuring charges actually incurred; plus

(vii)     losses, charges and expenses relating to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business (in each case whether or not consummated), as determined in good faith by an Authorized Officer of the Borrower Representative; plus

(viii)     losses, charges and expenses attributable to disposed or discontinued operations and losses, charges and expenses related to the disposal of disposed, abandoned, closed or discontinued operations; plus

(ix)       losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness, Hedge Agreements or other derivative instruments (including deferred financing expenses written off and premiums paid); plus

(x)       charges, expenses and fees incurred, including financial advisory, accounting, auditor, legal and other consulting and advisory fees and any or other filing fees and expenses, or any amortization thereof, in connection with any equity offering, acquisition, merger, amalgamation, investment, recapitalization, asset disposition, incurrence or repayment of Indebtedness (including deferred financing expenses), refinancing transaction, restructuring or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any transaction undertaken but not completed) and any non-recurring charges and expenses (including non-recurring merger or amalgamation expenses) incurred as a result of any such transaction; plus

(xi)       the amount of “run rate” cost savings, operating expense reductions and synergies projected by the Borrower Representative in good faith to be realized as a result of specified actions (including, in connection with, mergers and other business combinations, acquisitions, divestitures, and other transactions (including transactions described in clause (x) above)) taken or expected to be taken prior to or during such period (which “run rate” cost savings, operating expense reductions or synergies shall be subject only to certification by an Authorized Officer of the Borrower Representative and shall be calculated on a Pro Forma Basis as though such cost savings, reductions or synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings, reductions or synergies are reasonably identifiable and factually supportable, (B) (x) in the case of mergers and other business combinations, acquisitions and divestitures are expected to be realized (in the good faith determination of the Borrower Representative) within six fiscal quarters after the date of such action and (y) in other cases are expected to be realized within 18 months of the date of determination to take such action and (C) the aggregate amount of “run rate” cost savings, operating expense reductions and synergies included in Consolidated Adjusted EBITDA pursuant to this paragraph (xi) during any Test Period shall not exceed 25.0% of Consolidated Adjusted EBITDA for such Test Period, calculated after giving effect to any adjustment pursuant to this paragraph (xi); plus

(xii)      net unrealized losses on Hedge Agreements and non-controlling interests; plus

(xiii)    any other non-cash losses, charges and expenses, including any write offs or write downs, reducing Consolidated Net Income for such period;

(b)      decreased (in each case to the extent added in Consolidated Net Income), by (without duplication):

(i)         net unrealized gains on Hedge Agreements and non-controlling interests; plus

(ii)       gains relating to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business; plus

(iii)       cash payments during such period on account of accruals on or reserves added to Consolidated Adjusted EBITDA pursuant to clause (a) above; plus

(iv)       non-cash gains, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated Adjusted EBITDA for any prior period.

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Parent Borrower and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents, as of the most recent date for which financial statements are available, which may include internal financial statements prepared in good faith by the Parent Borrower.

“Consolidated Current Liabilities” means, with respect to the Parent Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals for add-backs to Consolidated Adjusted EBITDA included in clauses (a)(v), (a)(vi), (a)(xi) and (a)(xii) of the definition thereof, as of the most recent date for which for which financial statements are available, which may include internal financial statements prepared in good faith by the Parent Borrower.

“Consolidated Cash Interest Expense” means, with respect to any Person for any period, without duplication, an amount equal to:

(a)       interest expense (accrued and paid or payable in cash for such period, and in any event excluding any amortization or write off of financing costs) on Indebtedness of the Parent Borrower and its consolidated Restricted Subsidiaries for such period minus

(b)       interest income (accrued and received or receivable in cash for such period) of the Parent Borrower and its consolidated Restricted Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)            the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income, as determined on a consolidated basis in accordance with GAAP, including, without limitation: (a) any amortization of Indebtedness discount; (b) the net payments (less net payments received) under any Hedge Agreement in respect of interest rate protection (including any amortization of discounts, but excluding mark to market movements in the valuation of obligations pursuant to any Hedge Agreement); (c) the interest portion of any deferred payment obligation; (d) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances; and (e) all accrued interest;

(2)            the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period, determined on a consolidated basis in accordance with GAAP; and

(3)             all capitalized interest of such Person and its Restricted Subsidiaries for such period.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Parent Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period; provided that, without duplication:

(a)       the cumulative effect of a change in accounting principles shall be excluded;

(b)      the net after-Tax effect of extraordinary, non-recurring, unusual or exceptional gains, losses, charges and expenses, including any relating to or arising in connection with claims or litigation (including legal fees, settlements, judgments and awards), shall be excluded;

(c)       the net after-Tax effect of gains, losses, charges and expenses attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by an Authorized Officer of the Borrower Representative, shall be excluded;

(d)       the net after-Tax effect of gains, losses, charges and expenses attributable to disposed, discontinued, closed or abandoned operations and any net after-Tax gains, losses, charges and expenses related to the disposal of disposed, abandoned, closed or discontinued operations shall be excluded;

(e)      the net after-tax effect of gains, losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness, Hedge Agreements or other derivative instruments (including deferred financing expenses written off and premiums paid) shall be excluded;

(f)        the net income for such period of any Person that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid to the Parent Borrower or any Restricted Subsidiary thereof in such period in cash;

(g)       the effects of adjustments (including the effects of such adjustments pushed down to the Parent Borrower and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in connection with any acquisition or any joint venture investments or the amortization or write off of any amounts thereof, net of taxes, shall be excluded;

(h)       impairment and amortization charges, asset write offs and write downs, including impairment and amortization charges, asset write offs and write downs related to goodwill, intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP shall be excluded;

(i)       non-cash compensation charges and expenses, including any such charges and expenses arising from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock, deferred stock or other rights or equity incentive programs and non-cash deemed finance charges in respect of any pension liabilities or other provisions shall be excluded;

(j)       (i) charges and expenses pursuant to any management equity plan, long-term incentive plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement and (ii) charges, expenses, accruals and reserves in connection with the rollover, acceleration or payout of Equity Interests held by management of the Parent Borrower or any of the Restricted Subsidiaries, in the case of each of (i) and (ii) above, to the extent that (in the case of any cash charges and expenses) such charges, expenses, accruals and reserves are funded with cash proceeds contributed to the capital of the Parent Borrower or net cash proceeds of an issuance of Equity Interests (other than Disqualified Stock) of the Parent Borrower or any direct or indirect parent of the Parent Borrower shall be excluded;

(k)      any non-cash loss, charge or expense relating to the incurrence of obligations in respect of an “earn out” or other similar contingent obligations shall be excluded, but only for so long as such loss, charge or expense remains a non-cash contingent obligation;

(l)        to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Borrower Representative has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that (i) such coverage is not denied by the applicable carrier or indemnifying party in writing within 270 days and (ii) such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within 365 days), losses, charges, expenses, accruals and reserves with respect to liability or casualty events or business interruption shall be excluded;

(m) (i) non-cash or unrealized gains or losses in respect of obligations under Hedge Agreements or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of obligations under Hedge Agreements, and (ii) gains or losses resulting from currency translation gains or losses related to currency re-measurements of Indebtedness (including gains or losses resulting from (x) Hedge Agreements for currency exchange risk and (y) intercompany Indebtedness) and all other foreign currency translation gains or losses to the extent such gains or losses are non-cash items shall be excluded;

(n)            non-cash interest charges on defined benefit, defined contribution or other pension plans shall be excluded; and

(o)            any expenses or charges to the extent paid by a third party that is not a Restricted Subsidiary on behalf of the Parent Borrower or a Restricted Subsidiary (and not required to be reimbursed), and any gain resulting from such payment, shall be excluded.

“Consolidated Total Assets” means, as of any date of determination and on a Pro Forma Basis for any acquisition or disposition or other Specified Transaction that has been consummated on or prior to the date of determination, the total amount of all assets of the Parent Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the most recent date for which for which financial statements are available, which may include internal financial statements prepared in good faith by the Parent Borrower.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of all Indebtedness of the Parent Borrower and its Restricted Subsidiaries outstanding on such date and determined on a consolidated basis in accordance with GAAP consisting of the types of Indebtedness set forth in clauses (a), (b), (d), (f), (h) (to the extent of unreimbursed amounts under Letters of Credit) and (i) of the definition of “Indebtedness” and all guarantees by the Parent Borrower or any of its Restricted Subsidiaries of Indebtedness described in the foregoing clauses of others; provided that, Consolidated Total Debt shall not include (i) Indebtedness in respect of letters of credit, except to the extent of drawn and unreimbursed amounts thereunder and (ii) obligations under Hedge Agreements.

“Consolidated Working Capital” means, as of any date of determination, with respect to the Parent Borrower and its Restricted Subsidiaries on a consolidated basis, Consolidated Current Assets at such date of determination minus Consolidated Current Liabilities at such date of determination; provided that, increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of (i) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and non-current, (ii) the effects of purchase accounting; (iii) any changes in fair value of derivative instruments, to the extent those changes are excluded from Consolidated Net Income due to hedge accounting treatment of derivative instruments; or (iv) any acquisitions permitted pursuant to the terms hereof, of an operating or geographical unit of a business or Persons by the Parent Borrower or any of its Restricted Subsidiaries completed during such period.

“continuing” means, with respect to any default or event of default, that such default or event of default has not been cured or waived.

“Contributing Guarantors” as defined in Section 7.2.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(a)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)            a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” as defined in Section 10.22.

“COVID-19” means the novel coronavirus disease, COVID-19 virus (SARS-COV-2 and all related strains and sequences) or mutation (or antigenic shift or drift) thereof or a disease or public health emergency resulting therefrom.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Collateral Documents, the Intra-Group Subordination Agreement, and any Intercreditor Agreement (on and after the execution thereof), each as amended, supplemented, waived, or otherwise modified from time to time.

“Credit Extension” means, as to any Lender, the making of a Revolving Loan or a Swing Line Loan (other than the initial extension of credit thereunder), and with respect to an L/C Issuer, the issuance or extension of a Letter of Credit.

“Credit Parties” means the Borrowers and the Guarantors; each, individually, a “Credit Party”.

“Cure Notice” as defined in Section 8.2.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“DDA” means any Deposit Account maintained by the Parent Borrower or any Credit Party (other than Excluded Accounts) into which the proceeds of ABL Priority Collateral are deposited or are expected to be deposited. All funds in any DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in such DDA, subject to the Collateral Documents and the ABL/Term Loan Intercreditor Agreement.

“Debt Service Charges” means for any period, the sum of (a) Consolidated Cash Interest Expense plus (b) scheduled principal payments required to be made (after giving effect to any prepayments paid in cash that reduce the amount of such required payments) on account of Indebtedness of the Parent Borrower and its consolidated Restricted Subsidiaries of the type permitted by Sections 6.1(c), 6.1(d) and 6.1(y) hereof including the full amount of any non-recourse Indebtedness (excluding, in each case, principal payments of the obligations hereunder, payments to reimburse any drawings under any commercial letters of credit, and any payments on Indebtedness required to be made on the final maturity date thereof, but including Capital Lease Obligations) for such period plus (c) scheduled mandatory payments on account of Disqualified Stock of the Parent Borrower and its consolidated Restricted Subsidiaries (whether in the nature of dividends, redemption, repurchase or otherwise) required to be made during such period, in each case determined on a consolidated basis in accordance with GAAP.

“Debt Transfer Documents” as defined in the definition of “Collateral and Guarantee Requirement”.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, winding-up, reorganization or similar debtor relief laws of the United States applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to (a) with respect to the amount of any principal or interest of any Loan not paid when due, the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2.0% per annum or (b) with respect to all other overdue amounts, the Base Rate, plus the Applicable Margin applicable to Revolving Loans which are Base Rate Loans, plus 2.0% per annum.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.19, any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default”.

“Defaulting Lender Rate” means (a) for the first three days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Base Rate Loans (inclusive of the Applicable Margin applicable thereto).

“Deposit Account” means any deposit account (as such term is defined in Article 9 of the UCC).

“Designated Cash Management Agreement” means a Cash Management Agreements that is a Secured Cash Management Agreement and has been designated as a “Designated Cash Management Agreement” by the Borrower Representative to the Administrative Agent in accordance with Section 10.24.

“Designated Cash Management Reserves” means such reserves as may be established or modified by the Administrative Agent in accordance with Section 10.24 with respect to anticipated monetary obligations under Designated Cash Management Agreements owing to any Lender Counterparty in the amount specified by the Borrower Representative in writing to the Administrative Agent in a notice delivered pursuant to Section 10.24, which amount shall, subject to the restrictions set forth in Section 10.24, be increased or decreased with respect to any existing Designated Cash Management Agreement at any time upon further written notice by the Borrower Representative to the Administrative Agent in accordance with the last sentence of Section 10.24.

“Designated Event of Default” means any Event of Default under Section 8.1(b), Section 8.1(c), Section 8.1(g) or Section 8.1(h).

“Designated Hedging Agreement” means a Hedge Agreements that is a Secured Hedge Agreement and has been designated as a “Designated Hedging Agreement” by the Borrower Representative to the Administrative Agent in accordance with Section 10.24.

“Designated Hedging Reserves” means such reserves as may be established or modified by the Administrative Agent in accordance with Section 10.24 with respect to anticipated monetary obligations under Designated Hedging Agreements owing to any Lender Counterparty in the amount specified by the Borrower Representative in writing to the Administrative Agent in a notice delivered pursuant to Section 10.24, which amount shall, subject to the restrictions set forth in Section 10.24, be increased or decreased with respect to any existing Designated Hedging Agreement at any time upon further written notice by the Borrower Representative to the Administrative Agent in accordance with the last sentence of Section 10.24.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Borrower Representative on the date a legally binding commitment for the relevant disposition (or, if later, for the payment of such item) was entered into) of non-cash consideration received by the Parent Borrower or any Restricted Subsidiary in connection with an asset disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower Representative, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration.

“Designated Transaction” means (a) any Permitted Acquisition, (b) any Investment permitted pursuant to Section 6.3(m), (c) any disposition, merger, amalgamation, consolidation or transfer permitted pursuant to Section 6.4(p), (d) any Restricted Payment permitted pursuant to Section 6.5(i) and (e) any voluntary prepayment or other distribution of or in respect of Junior Financing permitted pursuant to Section 6.8(a)(1)(f).

“Dilution” means as of any date of determination, a percentage, based upon the experience of the immediately prior 3 months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, chargebacks, advertising allowances, credits, or other dilutive items with respect to the Domestic Credit Parties’ Accounts during such period, by (b) the Domestic Credit Parties’ billings with respect to Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by the extent to which Dilution is in excess of 5.0%.

“Disinterested Directors” means, with respect to any transaction that is subject to the requirements of Section 6.6, one or more members of the Board of Directors of the Parent Borrower, or one or more members of the Board of Directors of a Parent Holding Company, having no material direct or indirect financial interest in or with respect to such transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding capital stock of the Parent Borrower or any Parent Holding Company or any options, warrants or other rights in respect of such capital stock.

“Disqualified Lenders” means (i) certain banks, financial institutions and other institutional lenders that have been specified to the Administrative Agent by the Borrower Representative in writing at any time prior to December ~~4~~7, 2020, (ii) any of the Parent Borrower’s competitors that have been specified to the Administrative Agent by the Borrower Representative in writing at any time and from time to time and (iii) in the case of each of clauses (i) and (ii), any of their respective affiliates (other than any bona fide debt funds) that are either (x) identified in writing by the Borrower Representative from time to time or (y) clearly identifiable on the basis of such affiliate’s name.

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by their terms (or by the terms of any security into which such Equity Interests are convertible or for which such Equity Interests are redeemable or exchangeable), or upon the happening of any event or condition, (a) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are convertible or exchangeable for Indebtedness or Disqualified Stock, or (c) are redeemable at the option of the holder thereof, in whole or in part, in each case prior to 91 days following the Maturity Date at the time of issuance of such Equity Interests; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Parent Borrower or its subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Parent Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, however, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Distress Event” means, with respect to any Person (a “Distressed Person”), a voluntary or involuntary case filed with respect to such Distressed Person, under any debt relief law, or a custodian, conservator, receiver or similar official being appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person being subject to a forced liquidation, or such Distressed Person making a general assignment for the benefit of creditors or being otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Person or any Person that directly or indirectly controls such Person by a Governmental Authority or an instrumentality thereof.

“Distressed Person” as defined in the definition of “Distress Event”.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer generated communication.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Credit Party” means any Credit Party that is not a Foreign Subsidiary.

“Early Opt-in Election” means if the then-current Benchmark is USD LIBOR, the occurrence of:

~~(a) (i) a determination by Administrative Agent upon consultation with the Borrower Representative or (ii) a notification by the Requisite Lenders to the Administrative Agent (with a copy to the Borrower Representative) that United States dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.15(c) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace Adjusted LIBOR, and~~

(1)	a notification by the Administrative Agent to (or the request by the Borrower Representative to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)	~~(b) (i)~~ the joint election by the Administrative Agent ~~upon consultation with~~and the Borrower Representative ~~or (ii) the election by the Requisite Lenders to declare that an Early Opt-in Election has occurred~~to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the ~~Borrower Representative and the~~ Lenders ~~or by Requisite Lenders of written notice of such election to the Administrative Agent~~.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” means those Accounts created by the Domestic Credit Parties in the ordinary course of its business, arising out of its sale of goods or rendition of services, that comply in all material respects with each of the representations and warranties respecting Eligible Accounts made in the Credit Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, finance charges, services charges, warranty claims, chargebacks, returns, discounts, credits, allowances and rebates. Eligible Accounts shall not include the following:

(a)            Accounts that the Account Debtor has failed to pay within 120 days from the original invoice date,

(b)            Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of the total amount of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c)            Without duplication, the amount of any credit balances greater than 120 days past their original invoice date with respect to any Account,

(d)            Accounts with respect to which the Account Debtor is (i) an Affiliate of any Credit Party or (ii) an employee or agent of any Credit Party or any Affiliate of a Credit Party (other than any agent engaged in the ordinary course of business of selling the goods or services of any Credit Party, so long as the arrangements between such agent and any Credit Party are on an arms’ length basis and a Credit Party is responsible for billing and collecting the applicable Accounts),

(e)            Accounts arising in a transaction wherein goods are placed on consignment and the consigned goods relating to such Account have not yet been sold by the consignee, or Accounts arising in a transaction wherein goods are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold (to the extent it remains unpaid), or any other terms by reason of which the payment by the Account Debtor may be conditional,

(f)            Accounts that are not payable in Dollars,

(g)            Accounts with respect to which the Account Debtor is a Person other than a Governmental Authority unless: (i) the Account Debtor (A) is a natural person with a billing address in the United States, (B) maintains its Chief Executive Office in the United States, or (C) is organized under the laws of the United States or any state or territory thereof; or (ii) (A) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent, in its Permitted Discretion,

(h)            Accounts with respect to which the Account Debtor is (x) the government of any country or sovereign state other than the United States, (y) any state, municipality, or other political subdivision of the United States, or (z) any department, agency, public corporation, or other instrumentality of the United States or any entity described in the immediately preceding clause (x), unless, with respect to any Account Debtor described in this clause (h), (i) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank) that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (ii) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent, in its Permitted Discretion,

(i)            Accounts with respect to which the Account Debtor is the federal government of the United States or any department, agency or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable Domestic Credit Party has complied, to the reasonable satisfaction of the Administrative Agent, with the Assignment of Claims Act of 1940 (31 USC Section 3727)),

(j)            Accounts (i) with respect to which the Account Debtor is a creditor of any Credit Party, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent (including with respect to rebates or chargebacks) of such claim, right of setoff, or dispute,

(k)            Accounts with respect to an Account Debtor whose total obligations owing to the Credit Parties exceed 15% (which amount may be increased to (x) 50% in the case of an Account Debtor that is a Material Customer (so long as such Material Customer shall maintain at such time an Investment Grade Rating and which shall be specified in the applicable Borrowing Base Certificate) and (y) 80% in the case of not more than two Account Debtors that are Material Customers (so long as each such Material Customer shall maintain at such time an Investment Grade Rating and which shall be specified in the applicable Borrowing Base Certificate), in the aggregate for such two Material Customers) to the extent of the obligations owing by such Account Debtor in excess of such percentages; provided, however, that the amount of Eligible Accounts that are excluded because they exceed the foregoing percentages shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(l)            Accounts with respect to which the Account Debtor is insolvent, is subject to an insolvency proceeding, has gone out of or ceased doing business, or as to which any Domestic Credit Party has received notice of an imminent insolvency proceeding unless such Account is supported by a letter of credit satisfactory to the Collateral Agent, in its Permitted Discretion (as to form, substance (including without limitation the face amount thereof), and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent,

(m)            Accounts that (x) are not subject to a valid and perfected first priority Lien in favor of the Collateral Agent pursuant to the relevant Collateral Document (as and to the extent provided therein (it being agreed that in no event shall any Excluded Property be deemed to be Eligible Accounts hereunder)) or (y) are not ABL Priority Collateral,

(n)            Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor or (iii) the goods or products giving rise to such Account are (A) subject to recall by the FDA or other governmental agency or (B) the subject of an enforcement action against any Credit Party or any supplier of a Credit Party by the FDA or any other governmental agency that causes any Credit Party or such supplier to recall, withdraw, remove or discontinue the marketing of such goods or products,

(o)            Accounts, the collection of which the Administrative Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition,

(p)            Accounts (i) that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Domestic Credit Party of the subject contract for goods or services or (ii) that represent credit card sales,

(q)            Accounts with respect to which the Account Debtor is a Prohibited Person or Sanctioned Jurisdiction,

(r)            [Reserved],

(s)            Accounts owned by a target acquired in connection with a Permitted Acquisition or an Investment permitted by Section 6.3, or Accounts owned by a Person that is joined to this Agreement as a Parent Borrower or a Subsidiary Guarantor pursuant to the provisions hereof until the completion of a field examination with respect to such Accounts, in each case, reasonably satisfactory to the Administrative Agent in its Permitted Discretion (it being understood and agreed that the Administrative Agent will use commercially reasonable efforts to complete such field examination as soon as practicable), or

(t)            Accounts that are sold or pledged.

Notwithstanding the foregoing, the Administrative Agent may, from time to time, in the exercise of its Permitted Discretion, on not less than 10 Business Days’ prior notice to the Borrower Representative, change the criteria for Eligible Accounts based on: (i) an event, condition or other circumstance arising after the Closing Date, (ii) an event, condition or other circumstance existing on the Closing Date to the extent the Administrative Agent had no knowledge thereof on or prior to the Closing Date (including, for the avoidance of doubt, any event, condition or other circumstance related to COVID-19 and the impacts related thereto which occur on or after the Closing Date), in either case under clause (i) or (ii), which adversely affects, or would reasonably be expected to adversely affect, Eligible Accounts as determined by the Administrative Agent in the exercise of its Permitted Discretion or (iii) the result of a field examination performed by or on behalf of the Administrative Agent (which field examination shall be subject to the terms of Section 5.7). Any such change in criteria shall have a reasonable relationship to the event, condition or other circumstance that is the basis for such change. Upon delivery of the notice of such change pursuant to the foregoing sentence, the Administrative Agent shall be available to discuss the proposed change, and the Parent Borrower may take such action as may be required so that the event, condition or circumstance that is the basis for such change no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion. Any Accounts of the Credit Parties that are not Eligible Accounts shall nevertheless be part of the Collateral as and to the extent provided in the Collateral Documents.

“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an affiliate of any Lender or an Approved Fund (any two or more Approved Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, no (a) Defaulting Lender, Credit Party or Affiliate of a Credit Party shall be an Eligible Assignee and (b) Disqualified Lender shall be an Eligible Assignee (except assignments pursuant to Section 10.4(i)).

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Parent Borrower, any of its subsidiaries or any of their respective ERISA Affiliates.

“Enhanced Reporting Event” means the determination by the Administrative Agent that Borrowers have Excess Availability for three consecutive Business Days of less than 15.0% the of the Line Cap; provided that the occurrence of an Enhanced Reporting Event shall be deemed continuing notwithstanding that the Borrowers’ Excess Availability may thereafter exceed the amount set forth above in this definition unless and until the Borrowers’ Excess Availability exceeds 15.0% of the Line Cap for at least 30 consecutive days, in which event an Enhanced Reporting Event shall no longer be deemed to be continuing.

“Environmental Claim” means any notice of violation, claim, action, suit, proceeding, demand, abatement order or other order (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Materials Activity; or (iii) in connection with any actual or alleged environmental damage, injury or harm.

“Environmental Laws” means any and all current or future foreign or domestic, federal, provincial or state (or any subdivision of any of them) laws, statutes, ordinances, orders, rules, or regulations relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) the protection of human, plant or animal health from exposure to any Hazardous Materials, in any manner applicable to the Parent Borrower or any of its subsidiaries.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing (in each case, other than debt securities convertible into the foregoing, and royalties).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043(c) of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Sections 412 and 430 of the Internal Revenue Code and Sections 302 and 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code and Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Parent Borrower, any of its subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Parent Borrower, any of its subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Parent Borrower, any of its subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of the Parent Borrower, any of its subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by the Parent Borrower, any of its subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) receipt from the Internal Revenue Service of written notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (ix) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA or a violation of Section 436 of the Internal Revenue Code; or (x) any event with respect to any Non-U.S. Plan which is similar to any event described in any of subsections (i) through (ix) hereof.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBOR.

“Event of Default” means each of the conditions or events set forth in Section 8.1; provided that any requirement for the giving notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Availability” means, as of any date of determination, the result of (a) Availability as of such date minus (b) the Total Utilization of Revolving Commitments as of such date.

“Exchange” has the meaning set forth in the recitals hereto.

“Exchange Agreement” has the meaning set forth in the recitals hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Accounts” as defined in the definition of “Excluded Property”.

“Excluded Indebtedness” means all Indebtedness not incurred in violation of Section 6.1.

“Excluded Property” means (a) (1) all owned real property interests; and (2) all leasehold interests (it is understood that there shall be no requirement to obtain landlord waivers, estoppels or collateral access agreements or acknowledgements, bailee waivers and similar letters), (b) motor vehicles, rolling stock and other assets subject to certificates of title (unless otherwise capable of perfection by registration under the UCC), letter of credit rights with an individual face amount not exceeding $5,000,000 (except to the extent constituting a support obligation for other Collateral as to which perfection of the security interest in such other Collateral is accomplished solely by the filing of a UCC financing statement) and commercial tort claims below $5,000,000, (c) any lease, license or other agreement or any property subject to a purchase money security interest, Capital Lease Obligation or similar arrangements permitted hereunder, the property subject thereto, any insurance in respect thereof, any management or operating agreement with respect thereto and deposits made in respect thereof and all rights in relation to any of the foregoing, in each case, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money, capital lease or a similar arrangement or create a right of termination in favor of any other party thereto (other than a Credit Party) (d) (1) Equity Interests which constitute Margin Stock, (2) [reserved] and (3) Equity Interests in any Person other than wholly owned subsidiaries to the extent the granting of a security interest is not permitted by law or the terms of such subsidiary’s organizational, shareholders, acquisition, joint venture or governance documents (including as a result of minority ownership) or would trigger termination pursuant to any “change of control” or similar provision, (e) pledges and security interests (including in respect of interests in partnerships, joint ventures and other non-wholly owned entities) to the extent prohibited by law or prohibited by agreements containing anti assignment clauses not overridden by the UCC or other applicable law, (f) foreign intellectual property, (g) assets to the extent a security interest in such assets would result in material adverse tax consequences to any Credit Party (as reasonably determined by the Borrower Representative), (h) Deposit Accounts, securities accounts, commodities accounts, futures accounts and other similar accounts of the Credit Parties (A) for the sole purpose of funding (1) payroll, healthcare and other employee wage and benefit accounts, (2) tax accounts (including without limitation, sales tax accounts), (3) escrow, defeasance, discharge and redemption accounts and (4) fiduciary and trust accounts, and, in the case of sub-clauses (1) through (4), the funds or other property held in or maintained in any such account, (B) that are zero-balance accounts, (C) that are accounts in jurisdictions other than in the jurisdiction of organization of the applicable granting Credit Party, the United States or any state thereof, and (D) that are accounts other than those described in the preceding clauses (A) through (C) and other than those account maintained at WFB, with respect to which the average daily balance of the funds maintained therein does not exceed $1,000,000 in the aggregate (the foregoing accounts described in this clause (h), the “Excluded Accounts”), (i) intellectual property specifically requiring a filing in a jurisdiction outside of the United States and “intent-to-use” trademark applications to the extent and during the period in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications or resulting registrations under applicable federal law, including prior to the filing and acceptance by the United States Patent and Trademark Office of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (j) assets in circumstances where the Administrative Agent and the Borrower Representative reasonably determine in good faith that the cost, burden or consequences of obtaining or perfecting a security interest in such assets is excessive in relation to the practical benefit to the Lenders of the security to be afforded thereby and (k) the Parent Borrower’s or its subsidiaries’ rights in relation to aircraft and airframes, including rights under any lease, sublease, charter, management, operating, crew, service, repair, maintenance, storage or other agreement relating to the aircraft, rights in the aircraft and any parts, accessions and accessories thereto, rights under insurance policies and security deposits and rights in income derived from and proceeds of any of the foregoing, in the ordinary course; provided that clauses (c), (d), (e) and (f) shall not include (x) items to the extent the prohibition or restriction on the assignment or pledge thereof under the Collateral Documents is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the UCC, any other applicable anti-assignment provisions of the UCC or other applicable law or (y) proceeds from the sale, license, lease or other disposition and receivables of the assets referred to in such clause (including Accounts and other monies due or to become due under or in connection therewith), the assignment of which is expressly deemed effective under Section 9-406, 9-407, 9-408, or 9-409 of the UCC, any other applicable anti-assignment provisions of the UCC or other applicable law notwithstanding such prohibition.

“Excluded Subsidiary” means any Immaterial Subsidiary, provided that, notwithstanding the foregoing, any subsidiary that provides a guaranty of payment of or is a borrower or obligor in respect of any ~~Term Loan~~Second Lien Credit Document or Indenture Document shall not be an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), after giving effect to any applicable guarantee or keepwell, support or other agreement, by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of a Credit Party hereunder, the following Taxes:

(a)            any Taxes imposed on (or measured by) its net income (however denominated), net profits, net gains or franchise Taxes that (x) are imposed by the country in which the applicable recipient is legally organized or any political subdivision thereof, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, in each case including any political subdivision thereof or (y) that are Other Connection Taxes,

(b)            any branch profits Taxes or any similar Tax (i) imposed by the United States of America, (ii) imposed by any other jurisdiction described in clause (a) above or (iii) that is an Other Connection Tax,

(c)            any withholding Tax that is attributable to the Administrative Agent’s or a Lender’s failure to comply with Section 2.17(c),

(d)            any withholding Tax imposed by the United States on amounts payable by a Credit Party (or the Administrative Agent) in the case of a Lender, to the applicable lending office of such Lender at the time such Lender becomes a party to this Agreement (other than pursuant to an assignment request by the Borrowers under Section 2.18(b)) or designates a new lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changes its lending office and, in the case of the Administrative Agent, to the Administrative Agent at the time it becomes a party to this agreement, except in the case of a successor Administrative Agent to the extent amounts with respect to such Taxes were payable to the preceding Administrative Agent, and

(e)            any U.S. withholding Taxes imposed under FATCA.

“Executive Order” as defined in Section 4.22(a).

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means (a) Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and (c) any intergovernmental agreement between the U.S. and any other jurisdiction which facilitates the implementation of any law or regulation referred to in clause (a) above and any fiscal or regulatory legislation, rules or official administrative practices adopted pursuant to any such intergovernmental agreement.

“FCA” has the meaning assigned thereto in Section 1.8.

“FCPA” as defined in Section 4.23.

“FDA” means the United States Food and Drug Administration and any successor thereto.

“Federal Funds Effective Rate” for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If the Federal Funds Effective Rate is less than zero, it shall be deemed zero for purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letter” means the Fee Letter, dated December ~~4~~7, 2020, among the Parent Borrower and the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Financial Covenant Default” as defined in Section 8.1.

“Financial Officer” means, of any Person, the Chief Financial Officer, principal accounting officer, vice-president of finance, Treasurer, Assistant Treasurer or Controller of such Person (and, in the case of the Borrower Representative, shall also mean each Person performing similar duties as the foregoing (including any director, manager or member of the Borrower Representative)).

“Financial Performance Covenant” means the covenant set forth in Section 6.10.

“First Amendment” means Amendment Number One to Credit and Guaranty Agreement and Pledge and Security Agreement, dated as of the First Amendment Effective Date, among the Credit Parties, the Lender,the Administrative Agent and the Collateral Agent.

“First Amendment Effective Date” means April 22, 2021.

“First Amendment Effective Date Refinancing” has the meaning set forth in the recitals hereto.

“First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Total Debt secured by a Lien on the assets of any Credit Party (other than (x) Liens that are junior or subordinated to the Liens on the Collateral securing the Obligations and (y) Liens on Collateral consisting of property or assets held in defeasance or deposited in trust for redemption, repayment, retirement, satisfaction, discharge or defeasance or similar arrangement for the benefit of indebtedness secured thereby) as of such date minus the aggregate amount of Unrestricted Cash of the Parent Borrower or any Restricted Subsidiary (except the proceeds of Indebtedness that is incurred for which the First Lien Net Leverage Ratio is to be calculated and the proceeds of other Indebtedness incurred substantially contemporaneously therewith) to (ii) Consolidated Adjusted EBITDA for the trailing four Fiscal Quarter period ending on the most recent Fiscal Quarter for which financial statements are available, which may include internal financial statements prepared in good faith by the Parent Borrower.

“first priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any ~~Security~~Collateral Document, that such Lien is the most senior Lien to which such Collateral is subject (subject to Liens permitted under Sections 6.2(f), 6.2(q), 6.2(bb), 6.2(ee) and 6.2(jj)).

“Fiscal Quarter” means any of the quarterly accounting periods of the Parent Borrower ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” means the twelve-month accounting period of the Parent Borrower ending on June 30 of each year.

“Fixed Charge Coverage Ratio” means as of the last day of any period, the ratio of

(a)            an amount equal to

(i) Consolidated Adjusted EBITDA for such period minus

(ii) the unfinanced portion of all Capital Expenditures, excluding any Capital Expenditure made in an amount equal to all or part of the proceeds, applied within twelve months of receipt thereof, of

(x) any casualty insurance, condemnation or eminent domain or

(y) any sale of assets (other than inventory) of the Parent Borrower and its consolidated Restricted Subsidiaries during such period, to

(b)            the sum, without duplication, of

(i) Debt Service Charges payable in cash by the Parent Borrower and its consolidated Restricted Subsidiaries during such period plus

(ii) federal, state and foreign income taxes paid in cash by the Parent Borrower and its consolidated Restricted Subsidiaries (net of refunds received) for the period of four full Fiscal Quarters ending on such date plus

(iii) the aggregate amount of Restricted Payments made in cash pursuant to Sections 6.5(m) and 6.5(i) during such period;

provided that upon the date on which any Liquidity Event first occurs and while the same shall be continuing, the Fixed Charge Coverage Ratio shall be calculated as of the end of the most recently completed Fiscal Quarter of the Parent Borrower ended on or after September 30, 2020, for which financial statements shall have been required to be delivered under Section 5.4.

“Floor” means the benchmark rate floor provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR (it being acknowledged and agreed that as of the First Amendment Effective Date the Floor is 0.75% per annum).

“Foreign Subsidiary” means (a) any subsidiary of the Parent Borrower which is (i) not organized under the laws of the United States, any state thereof or the District of Columbia or (ii) a FSHCO or (b) any subsidiary of a Person described in clause (a).

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations (other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof) and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans (other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof).

“FSHCO” means any Restricted Subsidiary (i) that is organized under the laws of the United States, any state thereof or the District of Columbia and (ii) that has no material assets other than Equity Interests of Foreign Subsidiaries.

“Funding Guarantors” as defined in Section 7.2.

“Funding Losses” means the failure to borrow, convert or continue to prepay Eurocurrency Rate Loans on the date specified thereto.

“Funding Notice” means a notice delivered through Administrative Agent’s electronic platform or portal to request a borrowing.

“GAAP” means, subject to the provisions of Section 1.2, generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, as in effect from time to time.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means (a) each Restricted Subsidiary listed on Schedule 1.1(a) (such Restricted Subsidiaries not to include any Excluded Subsidiary) and each other Restricted Subsidiary of the Parent Borrower thereafter that becomes, or is required to become, a Guarantor after the Closing Date in accordance with the Collateral and Guarantee Requirement, in each case, unless and until such time as the respective Guarantor is released from all of its obligations hereunder in accordance with the terms and provisions hereof and (b) with respect to Obligations owing by any other Credit Party under any Hedge Agreement or with respect to Swap Obligations, each Borrower.

“Guaranty” as defined in Section 7.1.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited, governed or regulated by any Governmental Authority pursuant to any Environmental Law.

“Hazardous Materials Activity” means any use, manufacture, possession, storage, holding, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Healthcare Laws” means any laws applicable to the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of products controlled by the Parent Borrower or any of its subsidiaries, including without limitation the federal Antikickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn and §1395(q)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the federal Food, Drug & Cosmetic Act (21 U.S.C. §§ 301 et seq.), the federal Controlled Substances Act (21 U.S.C. § 801 et seq.), HIPAA, the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8), Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173), the Public Health Service Act (42 U.S.C. § 256b), the federal TRICARE program (10 U.S.C. §1071 et seq.), the VA Federal Supply Schedule (38 U.S.C. § 8126).

“Hedge Agreement” means any agreement with respect to any swap, spot, collar, cap, floor, forward, future or derivative transaction or option or similar agreement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values or creditworthiness (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement, in each case, not entered into for speculative purposes. For the avoidance of doubt, Hedge Agreements shall not be deemed speculative or entered into for speculative purposes if any Hedge Agreement is intended in good faith, at inception of execution, (A) to hedge or manage the interest rate exposure associated with any debt securities or debt facilities of the Parent Borrower or its Restricted Subsidiaries, (B) for foreign exchange or currency exchange management or (C) to hedge any exposure that the Parent Borrower or its Restricted Subsidiaries may have to counterparties under other Hedge Agreements such that the combination of such Hedge Agreements is not speculative taken as a whole.

“Hedge Obligations” means, as to any Person, any and all obligations of such Person arising under, owing pursuant to, or existing in respect of any Secured Hedge Agreement entered into with one or more Lender Counterparties, whether absolute or contingent, due or to become due, now existing or hereafter arising.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any and all rules or regulations promulgated from time to time thereunder.

“IBA” has the meaning assigned thereto in Section 1.8.

“Immaterial Subsidiary” means any subsidiary of the Parent Borrower (a) identified on Schedule 1.1(b) or (b) designated by the Borrower Representative as an Immaterial Subsidiary hereunder after the Closing Date by written notice to the Administrative Agent, that (x) as of the last day of the Fiscal Quarter of the Parent Borrower most recently ended, (i) such subsidiary did not have assets with a value in excess of 2.5% of Consolidated Total Assets or revenues representing in excess of 2.5% of Consolidated Adjusted EBITDA as of such date and (ii) when taken together with all other Immaterial Subsidiaries as of such date, such Immaterial Subsidiaries did not have assets with a value in excess of 7.5% of the Consolidated Total Assets or revenues representing in excess of 7.5% of Consolidated Adjusted EBITDA as of such date, and (y) the Borrower Representative shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower Representative, certifying to such officer’s knowledge, compliance with the requirements of clause (x) above. Any Immaterial Subsidiary may be designated to be a Material Subsidiary for the purposes of this Agreement by written notice from the Borrower Representative to the Administrative Agent. Any determination of whether a subsidiary shall cease to qualify as an Immaterial Subsidiary shall be made on the date that financial statements are delivered pursuant to Section 5.4(a). To the extent a subsidiary ceases to be an Immaterial Subsidiary in connection with such determination, the Parent Borrower shall have 90 days from the date of delivery of such financial statements to cause such subsidiary to comply with any applicable requirements of the Collateral and Guarantee Requirement with extensions of such 90-day period as may be reasonably requested by the Borrower Representative and consented to by the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).

“Increased Amount” of any Indebtedness means any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Parent Borrower and the accretion of original issue discount or liquidation preference.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (e) all guarantees by such Person of Indebtedness described in the other clauses of this definition of others, (f) all Capital Lease Obligations of such Person, (g) all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Hedge Agreements, (h) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit (other than letters of credit issued in respect of trade payables), (i) the principal component of all obligations of such Person in respect of bankers’ acceptances (other than bankers’ acceptances issued in respect of trade payables) and (j) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided that Indebtedness shall not include (i) current trade liabilities and current intercompany liabilities (other than any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business, (ii) prepaid or deferred revenue arising in the ordinary course of business and not overdue for more than 60 days, (iii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset, (iv) earn-out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP, (v) obligations in respect of letters of credit or bankers’ acceptances issued in respect of trade payables or (vi) interest, fees, premium, and expenses and additional payments, if any. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Costs” as defined in Section 9.5.

“Indemnified Taxes” means (a) all Taxes (other than Excluded Taxes) imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” as defined in Section 10.5(b).

“Indentures” has the meaning set forth in the recitals hereto.

“Indenture Documents” means, the Term Loan Notes, the Indentures, the Notes Security Agreement, and each other agreement to which the Parent Borrower, the Trustee, or the Notes Collateral Agent is party to directly related to the Term Loan Notes or the Indentures, each as amended, supplemented, waived, or otherwise modified from time to time.

“Information” as defined in Section 4.14(a).

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intercreditor Agreement” means (a) the ABL/Term Loan Intercreditor Agreement ~~and~~, (b) the Cash Flow Intercreditor Agreement or (c) any other intercreditor agreement that is substantially in the form of Exhibit M-2 that in each case are entered into by the Agents pursuant to Section 9.11 hereof, as amended, restated, modified, supplemented or replaced from time to time in accordance with this Agreement.

“Interest Payment Date” means (a) as to any Base Rate Loan, the first calendar day of each January, April, July and October to occur while such Loan is outstanding, and the final maturity date of such Loan, (b) as to any Eurocurrency Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurocurrency Rate Loan having an Interest Period longer than three months, (i) each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.

“Interest Period” means, in connection with a Eurocurrency Rate Loan, an interest period of one, two, three or six months, as selected by the Borrower Representative in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided that, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d) of this definition, end on the last Business Day of a calendar month; (c) [reserved]; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Maturity Date.

“Interest Rate Determination Date” means, with respect to any Interest Period for a Eurocurrency Rate Loan, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Intra-Group Subordination Agreement” means the Intra-Group Subordination Agreement among WFB, as Administrative Agent (as defined therein), each other agent party thereto, the Parent Borrower and each subsidiary of the Parent Borrower listed on the signature pages thereto or that becomes a party thereto pursuant to Section 3.12 thereof substantially in the form of Exhibit L, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof.

“Investment” means, as to any Person, (a) any purchase or other acquisition by such Person of, or of a beneficial interest in, any of the Equity Interests of any other Person (other than the Parent Borrower or any Restricted Subsidiary), (b) the acquisition by purchase or otherwise (other than purchases or other acquisitions of inventory, goods, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any Person or any division or line of business or other business unit of any Person (in each case, other than the Parent Borrower or any Restricted Subsidiary to the extent the purchaser is a Credit Party following consummation thereof) and (c) any loan, advance (other than (i) advances to current or former employees, officers, directors and consultants of the Parent Borrower or any Restricted Subsidiary for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business, (ii) advances made on an intercompany basis in the ordinary course of business for the purchase of inventory, (iii) accounts receivable and other extensions of trade credit in accordance with customary practices and (iv) prepaid expenses and workers’ compensation, utility, lease (including leases and other agreements related to aircraft) and similar deposits in the ordinary course of business) or capital contribution by the Parent Borrower or any Restricted Subsidiary to any other Person (other than the Parent Borrower or any Credit Party). Subject to Section 6.3, the amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, but giving effect to any repayments of principal in the case of Investments in the form of loans and any return of capital or return on Investment in the case of equity Investments (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the initial Investment).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or any equivalent rating by any other nationally recognized rating agency.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and any Borrower (or any subsidiary of any Borrower) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joinder Agreement” means an agreement substantially in the form of Exhibit D, with such changes as may be required by or reasonably acceptable to the Borrower and the Agent.

“judgment currency” as defined in Section 10.19.

“Junior Financing” as defined in Section 6.8(a).

“LCA Election” as defined in Section 1.10(b).

“LCA Test Date” as defined in Section 1.10(b).

“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date required under Section 2.3 or refinanced as a Revolving Loan.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Exposure” means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time and (b) the aggregate principal amount of all L/C Advances that have not yet been reimbursed at such time. The L/C Exposure of any Lender at any time means its Pro Rata Share of the aggregate L/C Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standard Practices, International Chamber of Commerce No. 590, or by the reason of article 36 of UCP 600 being excluded as a governance, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that, with respect to any Letter of Credit that by its terms or the terms of any document related thereto provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“L/C Fee Payment Date” means with respect to any Letter of Credit, the first Business Day following the last day of each March, June, September and December to occur after the date of issuance thereof to and including the first such day to occur on or after the date of expiry thereof; provided that if any L/C Fee Payment Date would otherwise occur on a day that is not a Business Day, such L/C Fee Payment Date shall be the immediately preceding Business Day; provided further that, that if an Event of Default has occurred and is continuing, the Letter of Credit Fee shall be due and payable, in arrears, on the first day of each month.

“L/C Issuer” means, with respect to any Letter of Credit, WFB, together with its Affiliates, successors and permitted assigns in such capacity and any Revolving Lender (including any Person who is a Revolving Lender as of the date such Person becomes an L/C Issuer but subsequently, after agreeing to become an L/C Issuer, ceases to be a Revolving Lender and is subject to Section 2.3) which, at the request of the Borrower Representative, and with the consent of the Administrative Agent (not to be unreasonably withheld), agrees in such Revolving Lender’s sole discretion to become an L/C Issuer for the purposes of issuing such Letter of Credit, together with its Affiliates, permitted successors and assigns in such capacity.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means each lender party to this Agreement from time to time and, as the context requires, includes each L/C Issuer and the Swing Line Lender; provided, however, that the term “Lender” shall not include any L/C Issuer for purposes of Section 2.18.

“Lender Counterparty” means (a) each Lender, each Agent and each of their respective Affiliates counterparty to a Cash Management Agreement or a Hedge Agreement (including any Person who was an Agent or a Lender or an Affiliate thereof as of the date on which such Person became a counterparty to a Cash Management Agreement or a Hedge Agreement but subsequently ceases to be an Agent or a Lender or an Affiliate thereof, as the case may be) and (b) with respect to any Hedge Agreement entered prior to the Closing Date, any Person who is an Agent or a Lender or an Affiliate thereof as of the Closing Date or in connection with the initial syndication of the Loans; provided, at the time of entering into a Cash Management Agreement or a Hedge Agreement, no Lender Counterparty shall be a Defaulting Lender.

“Lender Default” means (a) the refusal (which may be given orally or in writing and has not been retracted) or failure of any Lender to make available its portion of any Loans, which refusal or failure is not cured within one (1) Business Day after the date of such refusal or failure; (b) the failure of any Lender to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due; (c) a Lender having notified the Borrower Representative or the Administrative Agent that it does not intend to comply with its funding obligations or having made a public statement to that effect with respect to any of its funding obligations hereunder or under other agreements in which it commits to extend credit; (d) a Lender has failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with any of its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent and the Borrower Representative); or (e) a Lender becomes subject to a Distress Event or Bail-In Action or has admitted in writing that it is insolvent.

“Lender Party” means any of the Administrative Agent, the Collateral Agent, or any Lender.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit shall be a standby letter of credit and shall be governed by the laws of the State of New York, in each case, unless otherwise agreed to by the applicable L/C Issuer.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” as defined in Section 2.3(i).

“Letter of Credit Sublimit” means an amount equal to the lesser of $12,500,000 and the aggregate unused amount of the Revolving Commitments in effect. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Commitments.

“Lien” means with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge, assignment by way of security or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a subsidiary), any purchase option, call or similar right of a third party with respect to such securities; provided that in no event shall an operating lease (including aircraft leases) or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition by one or more of the Parent Borrower and its Restricted Subsidiaries of any assets, business or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Line Cap” means, as of any date, the lesser of the Borrowing Base (based on the Borrowing Base Certificate last delivered) and the aggregate Commitments then in effect.

“Liquidity Event” means the determination by the Administrative Agent that at any time the Borrowers have Excess Availability for three consecutive Business Days of less than 15.0% the of the Line Cap at such time; provided that the occurrence of a Liquidity Event shall be deemed continuing notwithstanding that the Borrowers’ Excess Availability may thereafter exceed the amount set forth above in this definition unless and until the Borrowers’ Excess Availability exceeds 15.0% of the Line Cap for at least 30 consecutive days, in which event a Liquidity Event shall no longer be deemed to be continuing.

“Loan” means a Revolving Loan or a Swing Line Loan, as the context may require.

“Loan Account” as defined in Section 2.13(h).

“Margin Stock” as defined in Regulation U.

“Material Adverse Effect” means on and after the Closing Date, a material adverse effect on (i) the assets, business, financial condition or results of operations, of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the ability of the Parent Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under any Credit Document or (iii) the rights and remedies of the Administrative Agent, the Lenders or any Secured Party under any Credit Document, taken as a whole.

“Material Contract” means each contract or agreement that generates or, by its terms, will generate revenue for the Parent Borrower or any other Credit Party, to the extent that the termination (other than termination resulting from the normal expiration of terms and not as a result of an event of default or material breach under such contract or agreement) or amendment of such contract or agreement, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

“Material Customer” means McKesson Corp., AmerisourceBergen Corp. or Cardinal Health and each of their respective Affiliates.

“Material Indebtedness” means Indebtedness (other than (x) Indebtedness hereunder and (y) Indebtedness owed by the Parent Borrower to any Credit Party or by any Restricted Subsidiary to the Parent Borrower or any other Credit Party) of the Parent Borrower or any subsidiary in an aggregate principal amount exceeding $35,000,000.

“Material Subsidiary” means any subsidiary of the Parent Borrower that is not an Immaterial Subsidiary.

“Maturity Date” means with respect to the Revolving Loans, the ~~third~~fifth anniversary of the ~~Closing~~First Amendment Effective Date; provided that in the event that more than $35,000,000 of Indebtedness is outstanding under the Term Loan Notes, the Second Lien Credit Agreement or any other Material Indebtedness on the date that is 91 days prior to the maturity date with respect to such Indebtedness under the Term Loan Notes, the Second Lien Credit Agreement or such other Material Indebtedness, as applicable (in each case after giving effect to any extensions thereof), the “Maturity Date” shall mean such earlier date; provided further that, in each case, if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Rate” as defined in Section 10.9.

“Medicaid” means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, including all state statutes and plans for medical assistance enacted in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a customary “managements’ discussion and analysis” report describing the operations of the Parent Borrower and its subsidiaries for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate. For the avoidance of doubt, such Narrative Report need not comply with the requirements of Regulation S-K of the Securities Act applicable to a Management’s Discussion and Analysis of Financial Conditions and Result of Operations.

“New York Courts” as defined in Section 10.15(a).

“Non-Consenting Lender” as defined in Section 2.18(c).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Public Information” means material non-public information (within the meaning of United States Federal or state securities Laws) with respect to the Parent Borrower or its subsidiaries or securities.

“Non-U.S. Plan” means any Employee Benefit Plan maintained by the Parent Borrower or any of its subsidiaries for employees outside the United States.

“Notes Collateral Agent” has the meaning set forth in the recitals hereto.

“Notes Security Agreement” has the meaning set forth in the recitals hereto.

“Obligations” means all obligations of every nature of each Credit Party whether now existing or hereafter arising, including obligations from time to time owed to Agents (including former Agents), Lenders or any of them and Lender Counterparties, under any Credit Document, Secured Cash Management Agreement or Secured Hedge Agreement, whether for (i) principal and interest (including interest which, but for the filing of a petition in bankruptcy, the pendency of any insolvency, receivership or other similar proceeding with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in such related proceeding) when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) payment required to be made in respect of any Letter of Credit, when and as due, including reimbursement of amounts drawn under Letters of Credit and interest thereon, (iii) payments for early termination of Secured Hedge Agreements, fees, expenses, indemnification or otherwise, excluding, in each case Excluded Swap Obligations, and (iv) any other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Credit Parties under this Agreement and the other Credit Documents.

“Obligations of the Borrowers” means all obligations of every nature of a Borrower, including obligations from time to time owed to Agents (including former Agents), Lenders or any of them and Lender Counterparties, under any Credit Document, Secured Cash Management Agreement or Secured Hedge Agreement, whether for (i) principal and interest (including interest which, but for the filing of a petition in bankruptcy, the pendency of any insolvency, receivership or other similar proceeding with respect to such Borrower, would have accrued on any Obligation, whether or not a claim is allowed against such Borrower for such interest in such related proceeding) when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) payment required to be made in respect of any Letter of Credit, when and as due, including reimbursement of amounts drawn under Letters of Credit and interest thereon, (iii) payments for early termination of Secured Hedge Agreements, fees, expenses, indemnification or otherwise, and (iv) any other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of such Borrower under this Agreement and the other Credit Documents.

“Obligee Guarantor” as defined in Section 7.7.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Lists” means, collectively, the List of Specially Designated Nationals and Blocked persons maintained by OFAC, as amended from time to time, or any similar lists issued by OFAC.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, amalgamation or continuance, organization or association, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended, and (v) with respect to any Foreign Subsidiary, the equivalent thereof in its jurisdiction of incorporation or organization. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official including an official of a non-United States government, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official in such official’s relevant jurisdiction.

“Other Connection Taxes” means, with respect to the Administrative Agent and any Lender, Taxes imposed as a result of a present or former connection between such Administrative Agent or Lender and the jurisdiction imposing such Tax (other than connections arising solely from the Administrative Agent and such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in this Agreement).

“Other Taxes” means any and all present or future stamp, court or documentary, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery, registration or enforcement of, or from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Credit Document, and any interest, fines, penalties and additions related thereto.

“Outstanding Amount” means (i) with respect to Loans on any date, the amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Parent Borrower” as defined in the preamble hereto. In the event the Parent Borrower consummates any merger, amalgamation or consolidation in accordance with Section 6.4, the surviving Person in such merger, amalgamation or consolidation shall be deemed to be the “Parent Borrower” for all purposes of this Agreement and the other Credit Documents.

“Parent Holding Company” means any Person of which the Parent Borrower becomes a subsidiary and which was organized at the direction of the Parent Borrower or an existing Parent Holding Company and not in contemplation of an acquisition of the Parent Borrower or a Parent Holding Company; provided that any such Person that is a direct parent of the Parent Borrower shall be in compliance with the requirements of Section 5.11(g).

“Participant” as defined in Section 10.4(d).

“Participant Register” as defined in Section 10.4(d).

“Payment Conditions” means (a) the conditions set forth in any of (1) clauses (a) and (b) of the definition of Permitted Acquisition, (2) subclauses (i) and (ii) of Section 6.3(a), (3) subclauses (i) and (ii) of Section 6.3(bb), (4) subclauses (i) and (ii) of Section 6.3(cc), (5) subclauses (i) and (ii) of Section 6.4(p), (6) subclauses (i) and (ii) of Section 6.5(i), and (7) subclauses (i) and (ii) of Section 6.8(a)(1)(f), and (b) any other calculation of 30-Day Excess Availability or Excess Availability under any Credit Document.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means any acquisition, directly or indirectly (including in one transaction or a series of related transactions), of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares or shares issued to foreign nationals) in, or merger or consolidation or amalgamation with, a Person or division or line of business of a Person or franchisee rights, assets or operations (or any subsequent investment made in a Person, division, line of business or franchisee rights, assets or operations previously acquired in a Permitted Acquisition) if immediately after giving effect thereto: (a) no Event of Default shall have occurred and be continuing or would result therefrom, (b) (i) 30-Day Excess Availability (divided by Availability on such date and expressed as a percentage) and Excess Availability (divided by Availability on such date and expressed as a percentage) each exceed 17.5% and (ii) unless 30-Day Excess Availability (divided by Availability on such date and expressed as a percentage) and Excess Availability (divided by Availability on such date and expressed as a percentage) each exceed 20.0%, the Parent Borrower shall be in Pro Forma Basis compliance with the Financial Performance Covenant (whether or not then required to be complied with), (c) [reserved], (d) any Credit Party making such acquisition and any Person acquired in such acquisition comply with the requirements of Section 5.11 or make arrangements to comply with such Section 5.11 after the effectiveness of such Permitted Acquisition within the time periods set forth in Section 5.11 and (e) any Person acquired in such acquisition shall become a Credit Party in accordance with the preceding clause (d).

“Permitted Discretion” means the commercially reasonable judgment of the Administrative Agent exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, as to any factor which the Administrative Agent reasonably determines: (a) will or reasonably could be expected to adversely affect in any material respect the value of any Eligible Accounts, the enforceability or priority of the applicable Agent’s Liens thereon, the ability to inspect the ABL Priority Collateral or the amount which any Agent, the Lenders or any L/C Issuer would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Eligible Accounts or (b) is evidence that any collateral report or financial information delivered to the Administrative Agent by any Person on behalf of the applicable Borrower is incomplete, inaccurate or misleading in any material respect. In exercising such judgment, the Administrative Agent may consider, without duplication, such factors already included in or tested by the definition of Eligible Accounts, as well as any of the following: (i) changes after the Closing Date in any material respect in any concentration of risk with respect to Accounts and (ii) any other factors arising after the Closing Date that change in any material respect the credit risk of lending to the Borrowers on the security of the Eligible Accounts.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, unlimited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 10.17.

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by each Borrower and each Guarantor substantially in the form of Exhibit I, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Possessory Collateral” means any Lien in respect of capital stock in which such lien may be perfected by the delivery of a definitive stock certificate.

“Principal Office” means, for each of the Administrative Agent and L/C Issuers, such Person’s “Principal Office” as set forth on Schedule 10.1, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower Representative, the Administrative Agent and each Lender.

“Pro Forma” or “Pro Forma Basis” means, for purposes of determining compliance with any provision of this Agreement, including the determination of any financial ratio or test or the amount of revenue or Consolidated Total Assets or Consolidated Adjusted EBITDA, that any Specified Transaction occurring since the first day of the relevant period to and including the relevant date such determination is made (including after the relevant quarter or period end, if applicable) shall be deemed to have occurred as of the first day of the relevant period, including pro forma adjustments arising out of events attributable to such Specified Transaction (including giving effect to those specified in accordance with the definitions of Consolidated Adjusted EBITDA and Consolidated Net Income); provided that, any event, occurrence or transaction that would otherwise be deemed a Specified Transaction, but for failure to meet the monetary threshold in the definition thereof, shall also be given effect on a “Pro Forma Basis”. Upon giving effect to a transaction on a “Pro Forma Basis,” (i) any Indebtedness incurred by the Parent Borrower or any Restricted Subsidiaries in connection with such Specified Transaction (or any other transaction which occurred during the relevant period) shall be deemed to have been incurred as of the first day of the relevant period, (ii) if such Indebtedness has a floating or formula rate, then the rate of interest for such Indebtedness for the applicable period for purposes of the calculations contemplated by this definition shall be determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of such calculations, (iii) income statement items (whether positive or negative) and Consolidated Adjusted EBITDA attributable to all property acquired in such Specified Transaction or to the Investment constituting such Specified Transaction, as applicable, shall be included as if such Specified Transaction has occurred as of the first day of the relevant period, (iv) income statement items (whether positive or negative) attributable to all property disposed of in any Specified Transaction (including any income statement items attributable to disposed, abandoned or discontinued operations), shall be excluded as if such Specified Transaction has occurred as of the first day of the relevant period, (v) such other pro forma adjustments which would be permitted or required by United States Federal or state securities Laws, as amended shall be taken into account, (vi) any adjustments permitted pursuant to any applicable financial definition or test shall be taken into account and (vii) such other adjustments made by the Borrower Representative with the consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned) shall be taken into account. Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by an Authorized Officer of the Borrower Representative to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, bankers’ acceptances market rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower Representative or the applicable Restricted Subsidiary may designate. Any such adjustments included in calculations made on a Pro Forma Basis shall continue to apply to subsequent calculations of any applicable financial ratios or tests, including during any subsequent test period in which the effects thereof are expected to be realized.

“Pro Rata Share” means (i) [reserved], (ii) [reserved], (iii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders and (iv) with respect to all payments, computations and other matters relating to any other Class of Loan of any Lender, the percentage obtained by dividing (a) an amount equal to the sum of the outstanding principal amount of the Loans of such Class held by such Lender by (b) an amount equal to the sum of the outstanding principal amount of the Loans of such Class held by all Lenders. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Revolving Exposure of that Lender, by (B) an amount equal to the aggregate Revolving Exposure of all Lenders.

“Prohibited Person” means (i) any Person on any list of targets identified or designated pursuant to any international economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes, anti-terrorism laws and other laws, regulations or embargoes, including those adopted, imposed, administered or enforced from time to time by the United Nations Security Council, the European Union, Canada (including any Persons subject to country-specific or activity-specific sanctions administered by the Department of Foreign Affairs, Trade and Development), Her Majesty’s Treasury of the United Kingdom, OFAC (including any persons subject to country-specific or activity-specific sanctions administered by OFAC and any persons named on any OFAC List), the U.S. Department of Commerce Bureau of Industry and Security, the U.S. Department of State, pursuant to any other law, rules, regulations, existing or future executive orders or other official acts of the United States, or any other Governmental Authority, to the extent applicable to any Credit Party or any of its subsidiaries (each of the foregoing, collectively, “Sanctions”), (ii) any Person or legal entity that is a target of Sanctions, (iii) any Person operating, organized or resident in a Sanctioned Jurisdiction, (iv) an agency of or organization directly or indirectly controlled by a Sanctioned Jurisdiction or (v) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (i) to (iv) above. As of the date hereof, certain information regarding Prohibited Persons issued by the United States can be found on the website of the United States Department of Treasury at www.treas.gov/ofac/.

“Public Lenders” means Lenders that do not wish to receive material Non-Public Information with respect to the Parent Borrower, its subsidiaries or their securities.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” as defined in Section 10.22.

“Qualified Stock” of any Person means any Equity Interests of such Person that is not Disqualified Stock.

“Ratio-Based Debt Baskets” as defined in Section 1.10(c).

“Ratio-Based Lien Basket” as defined in Section 1.10(d).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two (2) Business Days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinance” as defined in the definition of “Refinancing Indebtedness”.

“Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”) the Indebtedness (or unutilized commitments in respect of Indebtedness) being Refinanced (or previous refinancings thereof constituting Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus the amount of unpaid accrued or capitalized interest and premiums thereon (including tender premiums), underwriting discounts, original issue discount, defeasance costs, fees (including upfront fees, underwriting fees, legal fees, accounting and audit fees and other similar or customary fees), commissions and expenses and an amount equal to any existing commitments unutilized and letters of credit undrawn thereunder), (b) except with respect to Section 6.1(c), the Weighted Average Life to Maturity of such Refinancing Indebtedness is greater than or equal to the shorter of (i) the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (ii) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being Refinanced that were due on or after the Maturity Date were instead due on the date that is the Maturity Date; provided that no Refinancing Indebtedness incurred in reliance on this subclause (ii) shall have any scheduled principal payments due prior to the Maturity Date in excess of, or prior to, the scheduled principal payments due prior to such Maturity Date for the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable taken as a whole to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced; provided, further, that with respect to a Refinancing of any Indebtedness permitted hereunder that is subordinated in right of payment, such Refinancing Indebtedness shall (A) be expressly subordinated in right of payment to the guarantee by the Borrowers and the Guarantors of the Obligations and (B) be otherwise on terms not materially less favorable to the Lenders than those contained in the documentation governing the Indebtedness being Refinanced; provided further, that Indebtedness constituting Refinancing Indebtedness shall not cease to constitute Refinancing Indebtedness as a result of the subsequent extension of the Maturity Date, (d) no Refinancing Indebtedness shall have different obligors, or greater guarantees or security than, the Indebtedness being Refinanced (provided that (i) Indebtedness (A) of any Credit Party may be Refinanced to add or substitute as an obligor another Credit Party and (B) of any subsidiary that is not a Credit Party may be Refinanced to add or substitute as an obligor another subsidiary that is not a Credit Party, in each case to the extent not prohibited by Section 6, and (ii) other guarantees and security may be added to the extent then permitted by Section 6) and (e) if the Indebtedness being Refinanced is secured by a Lien on any Collateral (whether senior to (in the case of Term Loan Priority Collateral (as defined in the ABL/Term Loan Intercreditor Agreement)), equally and ratably with, or junior to, the Lien of the Secured Parties or otherwise), such Refinancing Indebtedness may be secured by a Lien on such Collateral (including any Collateral pursuant to after-acquired property clauses to the extent any such Collateral would have secured the Indebtedness being Refinanced) on terms relating to such Collateral not materially less favorable to the Secured Parties (as determined conclusively by the Borrower Representative and evidenced by a certificate of an Authorized Officer of the Borrower Representative) than those contained in the documentation (including any intercreditor agreement) governing the Indebtedness being Refinanced, or on terms otherwise then permitted by Section 6.2.

“Refunded Swing Line Loans” as defined in Section 2.23(b)(iv).

“Register” as defined in Section 2.5(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” means the obligation of the applicable Borrower to reimburse the applicable L/C Issuer pursuant to Section 2.3(e)(i) for amounts drawn under the applicable Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents, affiliates, controlling persons, and other representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Four Fiscal Quarter Period” as defined in Section 8.2.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Relevant Parent Entity” means any Parent Holding Company so long as the Parent Borrower is a subsidiary thereof and such Parent Holding Company is not a subsidiary of any other Parent Holding Company.

“Requisite Lenders” means, as of any date of determination, one or more Lenders having or holding Revolving Exposure and representing more than 50% of the sum of the aggregate Revolving Exposure of all Lenders. The Revolving Exposure of any Defaulting Lender shall be disregarded in determining Requisite Lenders at any time.

“Restricted Payment” means (a) any dividend or other distribution on account of any class of Equity Interests of the Parent Borrower now or hereafter outstanding, except a dividend payable solely in shares of Equity Interests of the Parent Borrower that are not Disqualified Stock, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Equity Interests of the Parent Borrower now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Equity Interests of the Parent Borrower now or hereafter outstanding.

“Restricted Subsidiary” means any subsidiary of the Parent Borrower other than an Unrestricted Subsidiary.

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Loans to the Borrowers pursuant to Section 2.2, (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Appendix ~~A-3~~A under the caption “Revolving Commitment” or in the Assignment Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Commitment of all Revolving Lenders shall be $~~30,000,000~~45,000,000.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of any L/C Issuer, the aggregate L/C Obligations in respect of all Letters of Credit issued by that L/C Issuer (net of any participations by Lenders in such Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any Unreimbursed Amount, (d) in the case of the Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders) and (e) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans.

“Revolving Lender” means, at any time, a Lender that has a Revolving Commitment or a Revolving Loan at such time.

“Revolving Loan” means a Loan made by a Lender to a Borrower pursuant to Section 2.2(a) (and pursuant to Sections 2.3 and 2.23 as provided therein).

“Request for L/C Extension” means a written request for the issuance, amendment or extension of a Letter of Credit, which shall include the information required to be delivered pursuant to Section 2.3(b)(i) and be in form and substance reasonably satisfactory to the L/C Issuer.

“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement, direct or indirect, with any Person whereby the Parent Borrower sells or transfers any property, real or personal, used or useful in the Parent Borrower’s business, whether now owned or hereafter acquired, and thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Same Day Funds” means immediately available funds.

“Sanctioned Jurisdiction” means any country or territory, or a government (or an agency of a government) of a country or territory, in each case, to the extent that such country or territory itself is the subject (or becomes the subject) of Sanctions. As of the Closing Date, Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine are Sanctioned Jurisdictions.

“Sanctions” as defined in the definition of “Prohibited Person”.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Agent” has the meaning set forth in the recitals hereto.

“Second Lien Credit Agreement” has the meaning set forth in the recitals hereto.

“Second Lien Credit Documents” means, the Second Lien Credit Agreement, the Second Lien Security Agreement and each other agreement to which the Parent Borrower, the Second Lien Agent, or a Second Lien Lender is party to directly related to the Second Lien Credit Agreement, each as amended, supplemented, waived, or otherwise modified from time to time.

“Second Lien Lenders” has the meaning set forth in the recitals hereto.

“Secured Cash Management Agreement” means a Cash Management Agreement entered into with a Lender Counterparty.

“Secured Hedge Agreement” means a Hedge Agreement entered into with a Lender Counterparty.

“Secured Parties” means the Agents, the L/C Issuers, the Swing Line Lender, the Lenders and the Lender Counterparties and shall include, without limitation, all former Agents, L/C Issuers, Swing Line Lenders, Lenders and Lender Counterparties to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents, L/C Issuers, Swing Line Lenders, Lenders or Lender Counterparties and such Obligations have not been paid or satisfied in full.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“SOFR” means, with respect to any ~~day,~~Business Day, a rate per annum equal to the secured overnight financing rate ~~published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.~~for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvency Certificate” means a Solvency Certificate of any Financial Officer of the Parent Borrower substantially in the form of Exhibit G.

“Specified Equity Contribution” as defined in Section 8.2.

“Specified Event of Default” means (i) the occurrence and continuance of any Event of Default under Section 8.1(a) as a result of a material breach of the representation and warranty set forth in Section 4.27, (ii) the occurrence and continuance of any Event of Default under Section 8.1(b) or Section 8.1(c), (iii) the occurrence and continuance of any Event of Default under Section 8.1(d) as a result of the failure of any Credit Party to comply with the terms of Section 2.20 or a failure to comply with the delivery obligations with respect to Borrowing Base Certificates set forth in Section 5.4(g), or (iv) the occurrence and continuance of any Event of Default under Section 8.1(g) or Section 8.1(h).

“Specified Transaction” means with respect to any period, any (i) Investment involving the acquisition of an operating or geographical unit of a business or that constitutes an acquisition of all or substantially all of the common stock of a Person and involves the payment of consideration by the Parent Borrower and its Restricted Subsidiaries in excess of $2.0 million, (ii) sale or transfer of assets or property or other asset disposition (including any disposal, abandonment or discontinuance of operations) that yields gross proceeds to the Parent Borrower or any of its Restricted Subsidiaries in excess of $2.0 million or involves the abandonment or discontinuation of operations with a value in excess of $2.0 million, (iii) incurrence, amendment, modification, repayment or refinancing of Indebtedness, (iv) Restricted Payment (v) designation or redesignation of an Unrestricted Subsidiary or Restricted Subsidiary, (vi) [reserved], (vii) operational change or implementation of initiative not in the ordinary course of business or (viii) other event, in each case that by the terms of the Credit Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Standard Letter of Credit Practice” for each L/C Issuer, any domestic or foreign law or letter of credit practices applicable in the city in which L/C Issuer issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Subsidiary Borrowers” means each wholly owned Restricted Subsidiary, other than a Foreign Subsidiary, that becomes a Borrower after five days’ written notice to the Administrative Agent pursuant to a Joinder Agreement, together with their respective successors and assigns.

“Subsidiary Redesignation” as defined in the definition of “Unrestricted Subsidiary”.

“Supermajority Lenders” means Lenders the sum of whose outstanding Commitments (or after the termination thereof, outstanding Revolving Exposure) representing more than 66 2/3% of the sum of the aggregate amount of the total Commitments less the Commitments of all Defaulting Lenders (or after the termination thereof, the sum of the Revolving Exposures of Non-Defaulting Lenders) at such time.

“Supplemental Agent” as defined in Section 9.1(c).

“Supported QFC” as defined in Section 10.22.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line Lender” means WFB in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means a Loan made by Swing Line Lender to a Borrower pursuant to Section 2.23.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (together with interest, penalties and other additions thereto) of any nature and whatever called imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Temporary Cash Investments” means any of the following: (i) any investment in direct obligations of the United States of America, Canada, the United Kingdom, or any agency or instrumentality of any thereof, or obligations guaranteed by the United States of America, Canada, the United Kingdom, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing, (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under this Agreement ~~or~~, the Term Loan Notes or the Second Lien Credit Agreement or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $500,000,000 (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations with a term of not more than seven days for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Parent Borrower or any of its subsidiaries), with a rating at the time as of which any Investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) [reserved], (vii) investment funds investing 95.0% of their assets in securities of the type described in clauses (i) through (vi) above (which funds may also hold cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“Term Loan Agent” has the meaning set forth in the recitals hereto.

“Term Loan Agreement” has the meaning set forth in the recitals hereto.

“Term Loan Agreement Amendment” has the meaning set forth in the recitals hereto.

“Term Loan Credit Document” means the Term Loan Agreement and each “Credit Document” (as defined in the Term Loan Agreement), each as amended, supplemented, waived, or otherwise modified from time to time.

“Term Loan Lenders” has the meaning set forth in the recitals hereto.

“Term Loan Note Holders” has the meaning set forth in the recitals hereto.

“Term Loan Notes” has the meaning set forth in the recitals hereto.

“Term Loan Priority Account” as defined in the ABL/Term Loan Intercreditor Agreement whether or not the same remains in full force and effect.

“Term Loan Priority Liquidity Account” means the Liquidity Account (as defined in the ~~Term Loan~~Second Lien Credit Agreement as in effect on the ~~Closing~~First Amendment Effective Date).

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in the replacement of the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.15(c) with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR.

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Parent Borrower ending on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 5.4.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Total Debt as of such date minus the aggregate amount of Unrestricted Cash of the Parent Borrower and its Restricted Subsidiaries, (except proceeds of Indebtedness that is incurred for which the Total Net Leverage Ratio is to be calculated and the proceeds of other Indebtedness incurred substantially contemporaneously therewith) to (ii) Consolidated Adjusted EBITDA for the trailing four Fiscal Quarter period ending on the most recent Fiscal Quarter for which financial statements are available, which may include internal financial statements prepared in good faith by the Parent Borrower.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing any L/C Issuer for any amount drawn under any Letter of Credit, but not yet so applied), (ii) the aggregate principal amount of all outstanding Swing Line Loans and (iii) the aggregate L/C Obligations.

“Transactions” means (i) the execution, delivery and performance of the Term Loan Agreement Amendment, the repayment of certain loans thereunder and the termination of the revolving commitments thereunder, in each case on or about the Closing Date, (ii) the execution, delivery and performance of the Indentures, the Term Loan Notes, the Indenture Documents, the Second Lien Credit Agreement and the Second Lien Credit Documents, in each case on or about the First Amendment Effective Date, (iii) the execution, delivery and performance by the Credit Parties of the Credit Documents and the borrowings contemplated hereby and (~~iii~~iv) the payment of fees and expenses incurred in connection with any of the foregoing.

“Trustee” has the meaning set forth in the recitals hereto.

“TSD” as defined in Section 4.16.

“Type of Loan” means a Base Rate Loan or a Eurocurrency Rate Loan.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unreimbursed Amount” means the amount a Borrower is required to reimburse each L/C Issuer pursuant to Section 2.3(e) that the Borrowers have not reimbursed.

“Unrestricted Cash” means, at any date of determination, (x) the aggregate amount of cash, Cash Equivalents and Temporary Cash Investments included in the cash accounts that would be listed on the consolidated balance sheet of the Parent Borrower prepared in accordance with GAAP as of the end of the most recent fiscal quarter for which financial statements were delivered pursuant to Section 5.4 plus (y) the proceeds from any incurrence of Indebtedness borrowed since the date of such consolidated balance sheet and on or prior to the date of such determination that are (as determined in good faith by the Borrower Representative) intended to be used for working capital purpose, in each case described in clause (x) or (y), solely to the extent such cash or proceeds are not classified as “restricted” for financial statement purposes (unless so classified solely because of any provision under the Credit Documents or any other agreement or instrument governing other Indebtedness that is subject to the ABL/Term Loan Intercreditor Agreement or because they are subject to a Lien securing Indebtedness that is subject to the ABL/Term Loan Intercreditor Agreement).

“Unrestricted Subsidiary” means (a) any subsidiary of the Parent Borrower identified on Schedule 1.1(c), (b) [reserved], and (c) any subsidiary of an Unrestricted Subsidiary. The Borrower Representative may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) immediately after giving effect to such designation the Parent Borrower would be in Pro Forma Basis compliance with the Financial Performance Covenant (whether or not then in effect), and (iii) the Borrower Representative shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower Representative, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) and (ii).

“Unused Commitment Fee” as defined in Section 2.9.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended).

“Usage” means, as of any date of determination, the sum of (A) the Outstanding Amount of Revolving Loans (for the avoidance of doubt, excluding Swing Line Loans) and (B) the Outstanding Amount of L/C Obligations.

“USD LIBOR” means the London interbank offered rate for Dollars.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Special Resolution Regimes” as defined in Section 10.22.

“U.S. Tax Compliance Certificate” as defined in Section 2.17(c)(ii).

“Warrants” has the meaning set forth in the recitals hereto.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal (excluding nominal amortization), including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest 1/12) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2            Accounting Terms. (a) Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP, and all terms of an accounting or financial nature that are used in the computation of any covenant (including the computation of any financial covenant) set forth in any Credit Document shall be construed and interpreted in accordance with GAAP; provided that, in the event of any change in GAAP or the application thereof, from that applied in the preparation of the financial statements of the Parent Borrower most recently delivered on or prior to the Closing Date that would affect the computation of any financial covenant, ratio, accounting definition or requirement set forth in this Agreement or any other Credit Document, if the Borrower Representative or the Requisite Lenders shall so request, the Administrative Agent, the Requisite Lenders and the Borrower Representative shall negotiate in good faith, each acting reasonably (and without the requirement of any fee), to amend such financial covenant, ratio, accounting definition or requirement to preserve the original intent thereof in light of such change in GAAP or the application thereof; provided, further, that, until so amended as provided in the preceding proviso, (a) such financial covenant, ratio, accounting definition or requirement shall continue to be computed in accordance with GAAP or the application thereof without regard to such change or conversion therein, and (b) the Borrower Representative shall furnish to the Administrative Agent and the Lenders the financial statements required under this Agreement, and a reconciliation between such financial statements and the calculations of such financial covenant, ratio, accounting definition or requirement made before and after giving effect to such change in GAAP; provided that (i) no amendment fee shall be payable in connection therewith, (ii) [reserved], (iii) [reserved], and (iv) all amendments relating to the Fixed Charge Coverage Ratio (other than in connection with Section 6.10) shall be subject to the prior written consent of the Requisite Lenders (such consent not to be unreasonably withheld or delayed). Notwithstanding any other provision contained herein, (x) each financial covenant, ratio, accounting definition or requirement used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under GAAP to value any Indebtedness or other liabilities of the Parent Borrower or any subsidiary at “fair value”, as defined therein and (y) Capital Lease Obligations shall be excluded for purposes of (1) calculating Consolidated Cash Interest Expense, Consolidated Interest Expense, Consolidated Total Debt and Indebtedness and (2) any restriction, basket, covenant or carve-out, in each case, to the extent such Capital Lease Obligations would have been characterized as operating leases in accordance with GAAP as of the Closing Date, shall instead be treated as operating leases.

1.3            Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease, charter (including related to corporate aircraft leases) and sub-license, as applicable. Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

1.4            Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.5            Rounding. Any financial ratios required to be maintained by the Parent Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.6            References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including, without limitation, the Credit Documents and the Intercreditor Agreements) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Credit Document and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.7            Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight savings or standard, as applicable).

~~1.8 [Reserved].~~

1.8            Rates. The interest rate on Eurocurrency Rate Loans and Base Rate Loans (when determined by reference to clause (b) of the definition of Base Rate) may be determined by reference to Adjusted LIBOR, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, ICE Benchmark Administration (“IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority (the “FCA”), the regulatory supervisor of IBA, announced in public statements (the “Announcements”) that the final publication or representativeness date for the London interbank offered rate for Dollars for: (a) 1-week and 2-month tenor settings will be December 31, 2021 and (b) overnight, 1-month, 3-month, 6-month and 12-month tenor settings will be June 30, 2023. No successor administrator for IBA was identified in such Announcements. As a result, it is possible that commencing immediately after such dates, the London interbank offered rate for such tenors may no longer be available or may no longer be deemed a representative reference rate upon which to determine the interest rate on Eurocurrency Rate Loans or Base Rate Loans (when determined by reference to clause (b) of the definition of Base Rate). There is no assurance that the dates set forth in the Announcements will not change or that IBA or the FCA will not take further action that could impact the availability, composition or characteristics of any London interbank offered rate. Public and private sector industry initiatives have been and continue, as of the date hereof, to be underway to implement new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate or any other then-current Benchmark is no longer available or in certain other circumstances set forth in Section 2.15(c), such Section 2.15(c) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower Representative, pursuant to Section 2.15(c), of any change to the reference rate upon which the interest rate on Eurocurrency Rate Loans and Base Rate Loans (when determined by reference to clause (b) of the definition of Base Rate) is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the administration of, submission of, calculation of or any other matter related to the London interbank offered rate or other rates in the definition of “Adjusted LIBOR” or with respect to any alternative, comparable or successor rate thereto, or replacement rate thereof (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.15(c), will be similar to, or produce the same value or economic equivalence of, Adjusted LIBOR or any other Benchmark, or have the same volume or liquidity as did the London interbank offered rate or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.

1.9            Limited Condition Acquisitions. In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default or Specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower Representative, be deemed satisfied, so long as no Default, Event of Default or Specified Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Acquisition are entered into. For the avoidance of doubt, if the Borrower Representative has exercised its option under the first sentence of this Section 1.9, and any Default, Event of Default or Specified Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such Default, Event of Default or Specified Event of Default shall be deemed to not have occurred or be continuing solely for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.

1.10            Pro Forma Calculations.

(a)            [Reserved].

(b)            In connection with any action being taken in connection with a Limited Condition Acquisition (other than a borrowing of Loans hereunder), for purposes of:

(i)            determining compliance with any provision of this Agreement which requires the calculation of the Fixed Charge Coverage Ratio, First Lien Net Leverage Ratio or Total Net Leverage Ratio (but not, for the avoidance of doubt, in determining compliance with the Payment Conditions for any purpose hereunder); or

(ii)            testing baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Total Assets) but not, for the avoidance of doubt, in determining compliance with the Payment Conditions for any purpose hereunder;

in each case, at the option of the Borrower Representative (the Borrower Representative’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, on a Pro Forma Basis after giving effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the applicable Test Period, the Parent Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower Representative has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in currency exchange rates, in any such ratio or basket, including due to fluctuations in Consolidated Adjusted EBITDA or Consolidated Total Assets of the Parent Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower Representative has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Investments, Restricted Payments, prepayments of Junior Financing, dispositions, or the designation of an Unrestricted Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

(c)            For purposes of calculating the principal amount of Indebtedness permitted to be incurred pursuant to (w) [reserved], (x) Section 6.1(c) or (y) Section 6.1(j) (collectively, the “Ratio-Based Debt Baskets”), any pro forma calculation of the First Lien Net Leverage Ratio, as applicable, shall be determined without giving effect to any clause or sub-clause of Section 6.1 other than a Ratio-Based Debt Basket.

(d)            For purposes of calculating the amount of Liens permitted to be incurred pursuant to Section 6.2(dd) (the “Ratio-Based Lien Basket”), any pro forma calculation of the First Lien Net Leverage Ratio shall be determined without giving effect to any clause or sub-clause of Section 6.2 other than a Ratio-Based Lien Basket.

1.11            Calculation of Baskets.

(a)            Unless otherwise specified herein, the baskets and other exceptions set forth in Section 6 of this Agreement (or in any defined term used in Section 6) shall be tested solely at the time of consummation of the relevant transaction or action utilizing any of such baskets or other exceptions and, for the avoidance of doubt, if any of such baskets (including ratio based baskets) are exceeded as a result of fluctuations to Consolidated Total Assets or Consolidated Adjusted EBITDA for the most recently completed Test Period after the last time such baskets (including ratio based baskets) were calculated for any purpose under Section 6, such baskets (including ratio based baskets) will not be deemed to have been exceeded as a result of such fluctuations. If any Indebtedness or Liens securing Indebtedness are incurred to refinance Indebtedness or Liens securing Indebtedness, in each case, initially incurred in reliance on a basket measured by reference to a percentage of Consolidated Total Assets at the time of incurrence, and such refinancing would cause the percentage of Consolidated Total Assets restriction to be exceeded if calculated based on the Consolidated Total Assets on the date of such refinancing, such percentage of Consolidated Total Assets restriction shall not be deemed to be exceeded so long as the principal amount of such Indebtedness or Indebtedness secured by such Liens, as applicable, does not exceed the principal amount of such Indebtedness or Indebtedness secured by such Liens, as applicable, being refinanced, plus an amount equal to premiums, defeasance costs and fees and expenses in connection therewith.

(b)            For purposes of determining whether the incurrence of any Indebtedness or Lien or the making of any Investment, disposition, Restricted Payment or prepayment, redemption, purchase, defeasance or other satisfaction of Junior Financing complies with any basket that is based upon the greater of a specified Dollar amount and a percentage of Consolidated Total Assets, Consolidated Total Assets shall be calculated on a Pro Forma Basis.

1.12            Time Periods. Notwithstanding anything herein to the contrary, any and all time periods for the submission by the Borrower Representative of any notice hereunder (including, without limitation, a notice in respect of a conversion of a Loan, a continuation of a Loan, a mandatory prepayment or any optional prepayment of any Loan, but excluding notices in respect of new Borrowings) may be adjusted by the Administrative Agent in its sole discretion.

1.13            Loan Amounts. Notwithstanding anything herein to the contrary, any minimum amounts or multiples of any amount specified in this Agreement (including, without limitation, any minimum amounts or multiples of any amount in respect of any Borrowings, mandatory prepayments, or optional prepayments) may be in such lower minimum amounts or multiples as agreed to by the Administrative Agent in its sole discretion.

1.14            Division. Any reference herein or in any other Credit Document to (i) a transfer, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (collectively, a “Division”), as if it were a transfer, assignment, sale or transfer, or similar term, as applicable, to a separate Person, and (ii) a merger, consolidation, amalgamation or consolidation, or similar term, shall be deemed to apply to the division of or by a limited liability company, or an allocation of assets to a series of a limited liability company, or the unwinding of such a division or allocation, as if it were a merger, consolidation, amalgamation or consolidation or similar term, as applicable, with a separate Person.

1.15           Other Definitional and Interpretive Provisions.      Any reference herein or in any other Credit Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of premium, if any, applicable to the repayment of the Loans, (ii) the payment of all reasonable, documented and invoiced out-of-pocket Lender costs and expenses upon notice to the Borrower Representative, (iii) all fees or charges that have accrued hereunder or under any other Credit Document (including the Letter of Credit Fee and the Unused Commitment Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, Cash Collateralizing the L/C Obligations (in an amount equal to 103% of the then Outstanding Amount thereof), (c) in the case of obligations with respect to Cash Management Agreements (other than Hedge Obligations), providing Cash Management Collateralization (unless any such Cash Management Agreements will be rolled, terminated or otherwise secured under any future credit arrangements or collateral agreements of the Credit Parties and their subsidiaries, in each case, subject to terms and pursuant to documentation reasonably satisfactory to the Administrative Agent), (d) the receipt by the Administrative Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time, such cash collateral to be in such amount as the reasonable, documented and invoiced out-of-pocket expenses related to such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations other than (i) unasserted contingent indemnification Obligations, (ii) any Cash Management Agreements that, at such time, are allowed by the applicable Lender Counterparty to remain outstanding without being required to be repaid or cash collateralized and (iii) any Hedge Obligations that, at such time, are allowed to remain outstanding without being required to be repaid (unless rolled or otherwise transferred to a new credit facility or collateral arrangement of the Credit Parties, in each case, subject to terms and pursuant to documentation reasonably satisfactory to the Administrative Agent), and (f) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Credit Document shall be satisfied by the transmission of a record.

1.16         Appointment of Borrower Representative.      Each Borrower hereby designates the Parent Borrower as its Borrower Representative. The Borrower Representative will be acting as agent on each of the Borrowers’ behalf for the purposes of issuing notices of borrowing and notices of conversion/continuation of any Loans pursuant to Section 2.2(b) or Section 2.7(b) or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit pursuant to Section 2.3(b), giving and receiving all other notices and consents hereunder or under any of the other Credit Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Credit Documents. The Borrower Representative hereby accepts such appointment. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

SECTION 2.       LOANS AND LETTERS OF CREDIT

2.1            [Reserved].

2.2            Revolving Loans.

(a)            Revolving Commitments. Prior to the Maturity Date, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans in Dollars in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the lesser of (i) Revolving Commitments then in effect and (ii) the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered). Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed until the Maturity Date. Each Lender’s Revolving Commitment shall expire on the Maturity Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b)            Borrowing Mechanics for Revolving Loans.

(i)            [Reserved].

(ii)          Whenever any Borrower desires that Lenders make Revolving Loans, the Borrower Representative shall deliver to the Administrative Agent a fully executed and delivered Funding Notice (which may be delivered through Administrative Agent’s electronic platform or portal and which must be received by the Administrative Agent no later than 11:00 a.m. (A) at least three Business Days in advance of the proposed Credit Date (which shall be a Business Day) in the case of a Eurocurrency Rate Loan or (B) at least one Business Day in advance of the proposed Credit Date (which shall be a Business Day) in the case of a Base Rate Loan) specifying (i) the Borrower making the borrowing, (ii) the amount to be borrowed, (iii) the requested Credit Date, (iv) wither the borrowing is to be for Eurocurrency Rate Loans, Base Rate Loans or a combination thereof, and (v) if the borrowing is to be entirely or partly Eurocurrency Rate Loans, the amount of such Eurocurrency Rate Loan and the length of the initial Interest Periods therefor. Except as otherwise provided herein, a Funding Notice shall be irrevocable after the related Interest Rate Determination Date and the applicable Borrower shall be bound to make a borrowing in accordance therewith.

(iii)            Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender by telefacsimile or other electronic means with reasonable promptness.; provided, however, that if, on the date the Funding Notice with respect to such Revolving Loans is given by the Borrower Representative, there are L/C Borrowings or Swing Line Loans outstanding, then the proceeds of such Revolving Loan, first, shall be applicable to the payment in full of any such L/C Borrowing and Swing Line Loans and second, shall be made available to the applicable Borrower.

(iv)            Each Lender shall make the amount of its Revolving Loan available to the Administrative Agent not later than (w) 2:00 p.m., in the case of Base Rate Loans, (x) 12:00 p.m., in the case of all other Loans, (y) 10:00 a.m., in the case of borrowing made on the Closing Date, or (z) such other time as to which the Administrative Agent shall notify the Borrower Representative of reasonably in advance of the Credit Date with respect thereto, in each case, on the applicable Credit Date by wire transfer of Same Day Funds in Dollars at the Principal Office of the Administrative Agent. Each Lender may, at its option, make the amount of its pro rata share of each borrowing of Revolving Loans available to the Administrative Agent for the account of the applicable Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement. All borrowing requests which are not made on-line via the Administrative Agent’s electronic platform or portal shall be subject to (and unless the Administrative Agent elects otherwise in the exercise of its Permitted Discretion, such borrowings shall not be made until the completion of) the Administrative Agent’s authentication process (with results satisfactory to the Administrative Agent) prior to the funding of any such requested Revolving Loan. This Section 2.2 shall be subject to Section 2.15.

(v)            Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Revolving Loans available to the applicable Borrower on the applicable Credit Date by causing an amount of Same Day Funds in Dollars equal to the proceeds of all such Revolving Loans received by the Administrative Agent from Lenders to be credited to the account of the applicable Borrower at the Principal Office designated by the Administrative Agent or such other account as may be designated in writing to the Administrative Agent by the Borrower Representative.

(c)         Availability Reserves.        Notwithstanding anything to the contrary in Section 2.2(a) or elsewhere in this Agreement, the Administrative Agent shall have the right to establish Availability Reserves in such amounts, and with respect to such matters, as the Administrative Agent, in its Permitted Discretion, shall deem necessary or appropriate, against the Borrowing Base, including reserves with respect to (i) sums that the Borrowers are or will be required to pay or remit (such as taxes (including payroll and sales taxes), assessments, insurance premiums, employee withholdings and remittances or, in the case of leased assets, rents or other amounts payable under such leases) and have not yet paid and (ii) amounts owing by the Borrowers or, without duplication, their respective Restricted Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the ABL Priority Collateral, which Lien or trust, in the Permitted Discretion of the Administrative Agent is capable of ranking senior in priority to or pari passu with one or more of the Liens in the ABL Priority Collateral granted in the Collateral Documents (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the ABL Priority Collateral; provided that (w) with respect to any Availability Reserve (other than any Designated Hedging Reserves or Designated Cash Management Reserves), the Administrative Agent shall have provided the Borrower Representative reasonable advance notice of any such establishment (it being understood and agreed that five Business Days’ advance notice shall be deemed reasonable for the purposes of this clause (w)); provided that (A) no Borrower may obtain any new Revolving Loans (including Swing Line Loans) or Letters of Credit to the extent that any such Revolving Loan (including Swing Line Loans) or Letter of Credit would cause the Total Utilization of Revolving Commitments exceed the lesser of (i) Revolving Commitments and (ii) the Borrowing Base (based on the Borrowing Base Certificate last delivered), in each case, after giving effect to the establishment or increase of such Availability Reserve as set forth in such notice; (B) no such prior notice shall be required during the continuance of any Event of Default; (C) no such prior notice shall be required with respect to any Availability Reserve established in respect of any Lien that has priority over the Collateral Agent’s Liens on the ABL Priority Collateral; and (D) with respect to any Designated Hedging Reserves or Designated Cash Management Reserves, (i) the Administrative Agent may establish such Designated Hedging Reserves or Designated Cash Management Reserves pursuant to Section 10.24 immediately upon receiving notice in writing from the Borrower Representative of a Designated Hedging Agreement or a Designated Cash Management Agreement, as applicable, and (ii) the Administrative Agent shall increase, reduce or eliminate the amount of any existing Designated Hedging Reserve or existing Designated Cash Management Reserve, as applicable, immediately upon receiving written notice of any adjustment to the amount of such existing Designated Hedging Reserve or existing Designated Cash Management Reserve, as applicable, from the Borrower Representative pursuant to the last sentence of Section 10.24 (provided that the Administrative Agent shall not be obligated to establish or increase any Designated Hedging Reserve or Designated Cash Management Reserve if at the time of, and after give effect to, such establishment or increase, the aggregate amount of Excess Availability would be less than zero); and provided, further, that the Administrative Agent may only establish an Availability Reserve after the Closing Date (x) based on an event, condition or other circumstance arising after the Closing Date (which shall, for the avoidance of doubt, exclude any Designated Cash Management Reserve or any Designated Hedging Reserve) or (y) based on an event, condition or other circumstance existing on the Closing Date to the extent the Administrative Agent had no knowledge thereof on or prior to the Closing Date (including, for the avoidance of doubt, in the case any event, condition or other circumstance related to COVID-19 and the impacts related thereto which occurs on or after the Closing Date, to the extent that such event, condition or other circumstance adversely impacts the Credit Parties to a greater extent than on or prior to the Closing Date). The amount of any such Availability Reserve shall have a reasonable relationship to the event, condition or other matter that is the basis for the Availability Reserve. Upon delivery of such notice, the Administrative Agent shall be available to discuss any proposed Availability Reserve, and the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such Availability Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of the Administrative Agent to establish such Availability Reserve, unless the Administrative Agent shall have determined in its Permitted Discretion that the event, condition or other matter that is the basis for such Availability Reserve no longer exists or has otherwise been adequately addressed by the applicable Borrower. In the event that the event, condition or other matter giving rise to the establishment of any Availability Reserve shall cease to exist (unless there is a reasonable prospect that such event, condition or other matter will occur again within a reasonable period of time thereafter), the Availability Reserve established pursuant to such event, condition or other matter, shall be discontinued. Notwithstanding anything herein to the contrary, Availability Reserves shall not duplicate eligibility criteria contained in the definition of “Eligible Accounts”.

(d)        Agent’s Advance.         In the event the Borrowers are unable to comply with (i) the Borrowing Base limitations set forth in Section 2.2(a) or (ii) the conditions precedent to the making of Revolving Loans or the issuance of Letters of Credit set forth in Section 3, the Lenders authorize the Administrative Agent, for the account of the Lenders, to make Revolving Loans to the Borrowers, which may only be made as Base Rate Loans (each, an “Agent Advance”). The Administrative Agent shall not make any Agent Advance to the extent that at such time the amount of such Agent Advance (A) when added to the aggregate outstanding amount of all other Agent Advances made to the Borrowers at such time, would exceed 10% of the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) or (B) when added to the Revolving Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), would exceed the total Commitments at such time. It is understood and agreed that, subject to the requirements set forth above, Agent Advances may be made by the Administrative Agent in its discretion to the extent the Administrative Agent deems such Agent Advances necessary or desirable (x) to preserve and protect the applicable Collateral, or any portion thereof, (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other obligations of the Credit Parties hereunder and under the other Credit Documents or (z) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses and other sums payable under the Credit Documents, and that the Borrowers shall have no right to require that any Agent Advances be made.

2.3            Letters of Credit.

(a)               Letters of Credit(b)    .

(i)            Subject to the terms and conditions hereof, upon the request of the Borrower Representative made in accordance herewith prior to the Maturity Date, each L/C Issuer, in reliance on the agreements of the other Revolving Lenders set forth in Section 2.3(d)(i), agrees to issue Letters of Credit for the account of the applicable Borrower on any Business Day until the Letter of Credit Expiration Date in such form as may be approved from time to time by the L/C Issuer; provided that no Letter of Credit shall be issued if, after giving effect to such issuance, (w) the Total Utilization of Revolving Commitments shall not exceed the lesser of (I) Revolving Commitments then in effect and (II) the Borrowing Base then in effect (based on the Borrowing Base Certificate last delivered), (x) the aggregate Outstanding Amount of the Revolving Loans and Swing Line Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of L/C Obligations, shall not exceed such Lender’s Revolving Commitment then in effect, (y) the Outstanding Amount of L/C Obligations shall not exceed the Letter of Credit Sublimit or (z) the aggregate Outstanding Amount of the Revolving Loans and Swing Line Loans made by each L/C Issuer, plus the aggregate Outstanding Amount of all Letters of Credit issued by such L/C Issuer, plus such L/C Issuer’s Pro Rata Share of the Outstanding Amount of L/C Obligations issued by other L/C Issuers shall not exceed such L/C Issuer’s Revolving Commitment at such time.

(ii)            Each Letter of Credit shall be denominated in Dollars, and unless otherwise agreed by the Administrative Agent and the L/C Issuer, shall expire no later than the earlier of (A) one year after its date of issuance and (B) the Letter of Credit Expiration Date. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower Representative when a Letter of Credit is issued, (x) the rules of the ISP shall apply to each standby Letter of Credit, and (y) the rules of the UCP shall apply to each commercial Letter of Credit; provided, that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided further, that with respect to any Letter of Credit which extends beyond the Maturity Date, the Borrowers shall Cash Collateralize the L/C Obligations (in an amount equal to 103% of the then Outstanding Amount thereof) on or before the Letter of Credit Expiration Date.

(iii)            Notwithstanding anything to the contrary in Section 2.3(a)(ii), if the Borrower Representative so requests in any Letter of Credit Application or Request for L/C Credit Extension, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal L/C”); provided that any such Auto-Renewal L/C must permit the applicable L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower Representative shall not be required to make a specific request to such L/C Issuer for any such renewal. Once an Auto-Renewal L/C has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the renewal of such Letter of Credit at any time to an extended expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the Letter of Credit Expiration Date; provided that such L/C Issuer shall not permit any such renewal if (x) such L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.3(b)(iii) or otherwise), or (y) it has received notice on or before the day that is two Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this clause (iii), (1) from the Administrative Agent that any Lender directly affected thereby has elected not to permit such renewal or (2) from the Administrative Agent, any Lender or the Borrower Representative that one or more of the applicable conditions specified in Section 3 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 2.3(a).

(iv)            Each Letter of Credit issued by an L/C Issuer shall be deemed to constitute a utilization of the Commitments, and shall be participated in (as more fully described in the following Section 2.3(d)) by the Lenders in accordance with their respective Pro Rata Shares. All Letters of Credit issued hereunder shall be denominated in Dollars and shall be issued for the account of the applicable Borrower.

(v)            Unless otherwise agreed by the applicable L/C Issuer and the Borrower Representative, each Letter of Credit shall be governed by, and shall be construed in accordance with, the laws of the State of New York, and to the extent not prohibited by such laws, the ISP shall apply to each Standby Letter of Credit and the Uniform Customs shall apply to each commercial Letter of Credit. The ISP shall not in any event apply to this Agreement.

(a)            Procedure for Issuance of Letters of Credit.

(i)            The Borrower Representative may, from time to time until the date that is 30 days prior to the Maturity Date, request that an L/C Issuer issue a Letter of Credit by delivering to such L/C Issuer and the Administrative Agent at its address for notices specified herein, a Letter of Credit Application and Request for L/C Credit Extension (completed to the reasonable satisfaction of such L/C Issuer), and such other certificates, documents and other papers and information as such L/C Issuer may reasonably request. Each request for the issuance of a Letter of Credit, or the amendment or extension of any outstanding Letter of Credit, shall be (i) irrevocable and made in writing by an Authorized Officer, (ii) delivered to Agent and L/C Issuer via telefacsimile or other electronic method of transmission reasonably acceptable to Administrative Agent and L/C Issuer and reasonably in advance of the requested date of issuance, amendment, or extension, and (iii) subject to L/C Issuer’s authentication procedures with results satisfactory to L/C Issuer. Each Letter of Credit Application and Request for L/C Credit Extension shall be in form and substance reasonably satisfactory to Administrative Agent and such L/C Issuer and (i) shall specify (A) the Borrower for whose account such Letter of Credit is being issued, (B) the amount of such Letter of Credit, (C) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (D) the proposed expiration date of such Letter of Credit, (E) the name and address of the beneficiary of the Letter of Credit, and (F) such other information (including the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be reasonably necessary to prepare, amend, renew, or extend such Letter of Credit, (ii) shall be accompanied by such Issuer Documents as Administrative Agent or such L/C Issuer may reasonably request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that such L/C Issuer generally requests for Letters of Credit in similar circumstances. Upon receipt of any Letter of Credit Application and Request for L/C Credit Extension, such L/C Issuer will process such Letter of Credit Application and Request for L/C Credit Extension and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall an L/C Issuer be required, unless otherwise agreed to by such L/C Issuer, to issue any Letter of Credit earlier than five (5) Business Days after its receipt of the Letter of Credit Application and Request for L/C Credit Extension therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such L/C Issuer and the Borrower Representative. The applicable L/C Issuer shall furnish a copy of such Letter of Credit to the Borrower Representative promptly following the issuance thereof. No L/C Issuer shall amend, cancel or waive presentation of any Letter of Credit, or replace any lost, mutilated or destroyed Letter of Credit, without the prior written consent of the Borrower Representative. Upon the issuance of any Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit, the applicable L/C Issuer shall promptly notify the Administrative Agent, who shall promptly notify each Lender, thereof, which notice shall be accompanied by a copy of such Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.3(d). If the applicable L/C Issuer is not the same person as the Administrative Agent, on the first Business Day of each calendar month, such L/C Issuer shall provide to the Administrative Agent a report listing all outstanding Letters of Credit and the amounts and beneficiaries thereof and the Administrative Agent shall promptly provide such report to each Lender.

The Borrower Representative is responsible for the final text of the Letter of Credit as issued by the L/C Issuer, irrespective of any assistance the L/C Issuer may provide such as drafting or recommending text or by the L/C Issuer’s use or refusal to use text submitted by the Borrower Representative. The Borrowers understand that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by the L/C Issuer, and the Borrowers hereby consents to such revisions and changes not materially different from the application executed in connection therewith. The Borrower Representative is solely responsible for the suitability of the Letter of Credit for the applicable Borrower’s purposes. If the Borrower Representative requests the L/C Issuer to issue a Letter of Credit for an affiliated or unaffiliated third party (an “Account Party”), (i) such Account Party shall have no rights against the L/C Issuer; (ii) the applicable Borrower shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among the L/C Issuer and the Borrower Representative or the applicable Borrower. The Borrower Representative will examine the copy of the Letter of Credit and any other documents sent by the L/C Issuer in connection therewith and shall promptly notify the L/C Issuer (not later than three (3) Business Days following the Borrower Representative’s receipt of documents from the L/C Issuer) of any non-compliance with the Borrower Representative’s instructions and of any discrepancy in any document under any presentment or other irregularity.

Any L/C Issuer (other than Wells Fargo or any of its Affiliates) shall notify Administrative Agent in writing no later than the Business Day prior to the Business Day on which such L/C Issuer issues any Letter of Credit. In addition, each L/C Issuer (other than Wells Fargo or any of its Affiliates) shall, on the first Business Day of each week, submit to Administrative Agent a report detailing the daily undrawn amount of each Letter of Credit issued by such L/C Issuer during the prior calendar week. Each Letter of Credit shall be in form and substance reasonably acceptable to such L/C Issuer.

Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be subject to the applicable L/C Issuer’s authentication procedures with results satisfactory to such L/C Issuer. Each L/C Issuer’s records of the content of any such request will be conclusive. Notwithstanding anything to the contrary herein, each L/C Issuer may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of a Credit Party or one of its subsidiaries in respect of (x) a lease of real property, or (y) an employment agreement (which, for the avoidance of doubt, will not include Letters of Credit for workers’ compensation obligations).

(ii)            The making of each request for a Letter of Credit by the Borrower Representative shall be deemed to be a representation and warranty by the Borrower Representative that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 2.3(a). Unless the applicable L/C Issuer has received notice from the Requisite Lenders before it issues a Letter of Credit that one or more of the applicable conditions specified in Section 3 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 2.3(a), then such L/C Issuer may issue the requested Letter of Credit for the account of the applicable Borrower or subsidiary in accordance with such L/C Issuer’s usual and customary practices.

(iii)            No L/C Issuer shall be under any obligation to issue any Letter of Credit if

(1)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any requirement of law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any banking regulatory authority with jurisdiction over such L/C Issuer shall prohibit the issuance of letters of credit generally;

(2)            the issuance of such Letter of Credit would violate one or more existing (as of the date hereof) policies of such L/C Issuer consistently applied by such L/C Issuer to borrowers generally; or

(3)            there shall be imposed on such L/C Issuer or any other Secured Party any other condition regarding any Letter of Credit (for the avoidance of doubt, other than any condition set forth in this Agreement or the other Credit Documents),

(iv)            If by reason of (x) any Change in Law, or (y) compliance by the L/C Issuer or any other Secured Party with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto): (1) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or any Revolving Loans or obligations to make Revolving Loans hereunder or hereby, or (2) there shall be imposed on the L/C Issuer or any other Secured Party any other condition regarding any Letter of Credit, Revolving Loans, or obligations to make Revolving Loans hereunder, and the result of the foregoing is to increase, directly or indirectly, the cost to such L/C Issuer or any other Secured Party of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, the Administrative Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify the Borrower Representative, and the Borrowers shall pay within 30 days after demand therefor, such amounts as the Administrative Agent may specify to be necessary to compensate such L/C Issuer or any other Secured Party for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) the Borrowers shall not be required to provide any compensation pursuant to this Section 2.3(b)(iii) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to the Borrower Representative, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Administrative Agent of any amount due pursuant to this Section 2.3(b)(iii), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(b)            Fees, Commissions and Other Charges.

(i)            The Borrowers agree to pay to the Administrative Agent a letter of credit commission with respect to each Letter of Credit issued by such L/C Issuer on its behalf, computed for the period from and including the date of issuance of such Letter of Credit through to the expiration date of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin calculated on the basis of a 360 day year (the “Letter of Credit Fee”), of the aggregate amount available to be drawn under such Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Maturity Date or such earlier date as the Commitments shall terminate as provided herein. Such commission shall be payable to the Administrative Agent for the account of the applicable Revolving Lenders to be shared ratably among them in accordance with their respective Pro Rata Share. The Borrowers shall pay to the relevant L/C Issuer a fee equal to 1/8 of 1% per annum of the aggregate amount available to be drawn under such Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Maturity Date or such other date as the Commitments shall terminate. Such commissions and fees shall be nonrefundable. Such fees and commissions shall be payable in Dollars. If any L/C Issuer makes a payment under a Letter of Credit, the Borrowers shall pay to Administrative Agent an amount equal to the applicable L/C Disbursement on the Business Day such L/C Disbursement is made and, in the absence of such payment, the amount of the L/C Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Base Rate Loans. If a L/C Disbursement is deemed to be a Revolving Loan hereunder, the Borrowers’ obligation to pay the amount of such L/C Disbursement to the applicable L/C Issuer shall be automatically converted into an obligation to pay the resulting Revolving Loan.

(ii)            In addition to the foregoing commissions and fees, the Borrowers agree to pay or reimburse the applicable L/C Issuer for such normal and customary costs and expenses as are incurred or charged by such L/C Issuer in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by such L/C Issuer within 10 days after demand therefor.

(iii)            The Administrative Agent shall, promptly following any receipt thereof, distribute to the applicable L/C Issuer and the applicable Lenders all commissions and fees received by the Administrative Agent for their respective accounts pursuant to this Section 2.3(c).

(c)            L/C Participations.

(i)            By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable L/C Issuer or the Lenders, each L/C Issuer hereby irrevocably grants to each Lender, and each Lender hereby acquires from such L/C Issuer, a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, or expiration, termination or cash collateralization of any Letter of Credit and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. All calculations of the Lenders’ Pro Rata Shares shall be made from time to time by the Administrative Agent, which calculations shall be conclusive absent manifest error. Promptly following receipt of a notice of a L/C Disbursement pursuant to Section 2.3(b), each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.3(b) on the same terms and conditions as if the Borrower Representative had requested the amount thereof as a Revolving Loan and the Administrative Agent shall promptly pay to L/C Issuer the amounts so received by it from the Revolving Lenders. Each such Revolving Lender agrees to pay to the Administrative Agent, for the account of the applicable L/C Issuer, such Revolving Lender’s pro rata share of any L/C Disbursement made by such L/C Issuer under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such L/C Issuer, such Revolving Lender’s pro rata share of each L/C Disbursement made by such L/C Issuer and not reimbursed by the Borrowers on the date due as provided in Section 2.3(b) or of any reimbursement payment that is required to be refunded (or that Administrative Agent or such L/C Issuer elects, based upon the advice of counsel, to refund) to the Borrowers for any reason. If any such Revolving Lender fails to make available to the Administrative Agent the amount of such Revolving Lender’s pro rata share of a L/C Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and Administrative Agent (for the account of such L/C Issuer) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(ii)            If the Borrowers fail to reimburse the applicable L/C Issuer on the due date as provided in Section 2.3(e), such L/C Issuer shall notify the Administrative Agent and the Administrative Agent shall notify each Lender of the applicable L/C Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Pro Rata Share thereof. Each Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m. on such date (or, if such Lender shall have received such notice later than 12:00 p.m. on any day, not later than 11:00 a.m. on the next succeeding Business Day), an amount equal to such Lender’s Pro Rata Share of the unreimbursed L/C Disbursement in the same manner as provided in Section 2.2(b) with respect to Loans made by such Lender, and the Administrative Agent will promptly pay to the applicable L/C Issuer the amounts so received by it from the Lenders. The Administrative Agent will promptly pay to the applicable L/C Issuer any amounts received by it from the Borrowers pursuant to the above clause (d)(i) prior to the time that any Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from the Borrowers thereafter will be promptly remitted by the Administrative Agent to the Lender that shall have made such payments and to such L/C Issuer, as appropriate.

(iii)            If any Lender shall not have made its Pro Rata Share of such L/C Disbursement available to the Administrative Agent as provided above, each of such Lender and the Borrowers severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the applicable L/C Issuer at (i) in the case of the Borrowers, the rate per annum set forth in Section 2.3(e)(ii) and (ii) in the case of such Lender, at a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(d)            Reimbursement Obligation of the Borrowers.

(i)            The Borrowers hereby agree to reimburse each L/C Issuer, upon receipt by the Borrower Representative of notice from the applicable L/C Issuer of the date and amount of a draft presented under any Letter of Credit issued on its behalf and paid by such L/C Issuer (an “L/C Disbursement”), for the amount of such draft so paid and any fees, charges or other costs or expenses reasonably incurred by such L/C Issuer in connection with such payment (other than Taxes). Each such payment shall be made to the applicable L/C Issuer, at its address for notices specified herein, in the currency in which such Letter of Credit is denominated and in immediately available funds, no later than 3:00 P.M. on the date on which the Borrower Representative receives such notice, if received prior to 11:00 A.M. on a Business Day and otherwise, no later than 3:00 P.M. on the next succeeding Business Day; provided that the Borrower Representative may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.2(b) that such payment be financed with Base Rate Loans or Swing Line Loans in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Base Rate Loan or Swing Line Loans.

(ii)            Interest shall be payable on any and all amounts remaining unpaid by the Borrowers under this Section 2.3(e)(ii) from the date the draft presented under the affected Letter of Credit is paid to the date on which the Borrowers are required to pay such amounts pursuant to clause (e)(i) above at the rate which would then be payable on any outstanding Base Rate Loans and thereafter until payment in full at the rate which would be payable on any outstanding Base Rate Loans which were then overdue. All Letter of Credit fees payable hereunder, and all fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.3(c) shall be due and payable, in arrears, on the first Business Day of each month.

(e)            Obligations Absolute. The reimbursement obligations of the Borrowers as provided in Section 2.3(e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by any L/C Issuer under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates; (v) assertion or waiver of any provision of the ISP that primarily benefits an L/C Issuer, including any requirement that any Drawing Document be presented to it at a particular hour or place; (vi) acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where the L/C Issuer has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be; (vii) honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by the L/C Issuer if subsequently the L/C Issuer or any court or other finder of fact determines such presentation should have been honored; (viii) dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; (ix) honor of a presentation that is subsequently determined by the L/C Issuer to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons; (x) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.3, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of the Borrowers hereunder; (xi) the fact that a Default shall have occurred and be continuing; or (xii) any material adverse change in the business, property, results of operations, prospects or condition, financial or otherwise, of the Parent Borrower and its Restricted Subsidiaries. None of the Agents, the Lenders, the L/C Issuers or any of their affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuers; provided that the foregoing shall not be construed to excuse any L/C Issuer from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by any applicable law, statute, ordinance, rule or other determination of a Governmental Authority) suffered by the Borrowers that are caused by such L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable L/C Issuer in (x) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (y) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit, or (z) retaining Drawing Documents presented under a Letter of Credit (in each case as finally determined by a court of competent jurisdiction), such L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(f)            Indemnity. The Borrowers agree to indemnify, defend and hold harmless each Secured Party (including L/C Issuer and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including L/C Issuer, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any Letter of Credit Related Person (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of this Agreement, any Letter of Credit, any Issuer Document, or any Drawing Document referred to in or related to any Letter of Credit, or any action or proceeding arising out of any of the foregoing (whether administrative, judicial or in connection with arbitration); in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.(g)      L/C Disbursements. The applicable L/C Issuer shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such L/C Issuer shall promptly give written notice to the Administrative Agent and the Borrower Representative of such demand for payment and whether such L/C Issuer has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrowers of their Reimbursement Obligation to such L/C Issuer and the Lenders with respect to any such L/C Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.3(e)).

(h)            L/C Request. To the extent that any provision of any Letter of Credit Application or Request for L/C Credit Extension related to any Letter of Credit is inconsistent with the provisions of this Section 2.3, the provisions of this Section 2.3 shall apply.

(i)            L/C Cash Collateralization.

(i)            If (x) any Event of Default shall occur and be continuing, or (y) the Total Utilization of Revolving Commitments shall exceed the lesser of (I) Revolving Commitments then in effect and (II) the Borrowing Base then in effect (based on the Borrowing Base Certificate last delivered), then on the third Business Day following the date when the Borrower Representative receives notice from Administrative Agent or the Requisite Lenders (or, if the maturity of the Obligations has been accelerated, Revolving Lenders with Revolving Exposure representing greater than 50% of the total L/C Exposure) demanding the Letters of Credit be Cash Collateralized pursuant to this Section 2.3 upon such demand, the Borrowers shall Cash Collateralize the L/C Obligations (in an amount equal to 103% of the then Outstanding Amount thereof). If the Borrowers are required to Cash Collateralize the L/C Obligations hereunder as a result of the occurrence of an Event of Default, any cash collateral held by the Administrative Agent as a result of such Cash Collateralization shall be returned by Administrative Agent to the Borrowers promptly, but in no event later than three Business Days, after such Event of Default has been waived or cured in accordance with this Agreement.

(ii)            In the event of a direct conflict between the provisions of this Section 2.3 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3 shall control and govern.

(iii)            At the Borrowers’ costs and expense, the Borrower Representative shall execute and deliver to each applicable L/C Issuer such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by such L/C Issuer to enable such L/C Issuer to issue any Letter of Credit pursuant to this Agreement and related Issuer Document, to protect, exercise and/or enforce such L/C Issuers’ rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document. The Borrower Representative irrevocably appoints each L/C Issuer as its attorney-in-fact and, if such L/C Issuer has made a request for the same in writing to the Borrower Representative, following the earlier of (x) the fifth Business Day after the Borrower Representative has provided affirmative confirmation of receipt of such written request to such L/C Issuer or (y) the tenth Business Day after written notice is given to the Borrower Representative pursuant to the terms hereof, authorizes such L/C Issuer, without notice to the Borrower Representative, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by the Borrower Representative is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest.

(j)            Additional L/C Issuers. The Borrower Representative may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed) and such Lender, designate one or more additional Lenders to act as an L/C Issuer under the terms of this Agreement. Any Lender designated as an L/C Issuer pursuant to this Section 2.3(k) shall be deemed to be an “L/C Issuer” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other L/C Issuer or L/C Issuers and such Lender. The Administrative Agent shall notify the Lenders of any such additional L/C Issuer. If at any time there is more than one L/C Issuer hereunder, the Borrower Representative may, in its discretion, select which L/C Issuer is to issue any particular Letter of Credit.

(k)            Resignation or Removal of the L/C Issuer. Any L/C Issuer may resign as L/C Issuer hereunder at any time upon at least 30 days’ prior notice to the Lenders, the Administrative Agent and the Borrower Representative. Any L/C Issuer may be replaced at any time by written agreement among the Borrower Representative, each Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such resignation or replacement of an L/C Issuer. At the time any such resignation of an L/C Issuer shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the retiring L/C Issuer pursuant to Section 2.3(c). From and after the effective date of any such resignation or replacement, (i) the successor L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require. After the resignation or replacement of an L/C Issuer, the retiring or replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.

2.4            Pro Rata Shares; Availability of Funds.

(a)            Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby, nor shall any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b)            Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the applicable Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event that (i) Administrative Agent does not make available to the applicable Borrower a requested amount on the applicable Credit Date until such time as all applicable Lenders have made payment to Administrative Agent, (ii) any payment by or on behalf of a Lender hereunder is not made in Same Day Funds prior to the time period specified herein, and (iii) such delay causes Administrative Agent’s failure to fund to the applicable Borrower in accordance with its Funding Notice, such payment shall be deemed a non-conforming payment and such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by the applicable Borrower through and including the time of such Borrower’s receipt of the requested amount. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower Representative and the Borrowers shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans. Nothing in this Section 2.4(b) shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitments hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.5            Evidence of Debt; Register; Disqualified Lenders; Lenders’ Books and Records.

(a)            Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrowers to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. In addition to the accounts and records referred to in subsection (b), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. Any such recordation shall be conclusive and binding on the Borrowers, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or the Borrowers’ Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)            Register. The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitments and the principal amounts and stated interest of the Loans of each Lender from time to time (the “Register”). The Administrative Agent shall record, or shall cause to be recorded, in the Register the Revolving Commitments and the Loans in accordance with the provisions of Section 10.4, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Borrowers and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or the Borrowers’ Obligations in respect of any Loan. The Borrowers hereby designate the Administrative Agent to serve as the Borrowers’ non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.5, and the Borrowers hereby agree that, to the extent Administrative Agent serves in such capacity, the Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.

(c)            Disqualified Lenders. The list of Disqualified Lenders will be available to the Lenders and the Agents upon request to the Administrative Agent. The parties to this Agreement hereby acknowledge and agree that the Administrative Agent shall not be deemed to be in default under this Agreement or to have any duty or responsibility or to incur any liabilities as a result of a breach of this Section 2.5(c), nor shall the Administrative Agent have any duty, responsibility or liability to monitor or enforce assignments, participations or other actions in respect of Disqualified Lenders (except to the extent of the Administrative Agent’s gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment)), or otherwise take (or omit to take) any action with respect thereto (it being understood that any assignment or participation to any Disqualified Lender without the Borrower Representative’s prior written consent thereto shall be without effect and void and the Administrative Agent shall not consider any Disqualified Lender to be a Lender or have any rights hereunder). The parties to this Agreement further acknowledge and agree that, notwithstanding the right of the Borrower Representative to supplement the list of Disqualified Lenders pursuant to clause (ii) of the definition thereof, in no event shall any such supplement apply retroactively to disqualify any Person or Persons that have previously acquired an assignment or participation interest under this Agreement that is otherwise permitted hereunder; provided that upon the effectiveness of any such supplement, any such Person or Persons shall not be permitted to acquire additional Loans, Commitments or participations hereunder.

2.6            Interest on Loans.

(a)            Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)            if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii)            if a Eurocurrency Rate Loan, at the Adjusted LIBOR plus the Applicable Margin.

(b)            The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurocurrency Rate Loan, shall be selected by the Borrower Representative and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.

(c)            In connection with Eurocurrency Rate Loans, there shall be initially no more than five Interest Periods. With respect to the Revolving Loans borrowed by the Borrowers, in the event the Borrower Representative fails to specify between a Base Rate Loan and a Eurocurrency Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan, (i) if outstanding as a Eurocurrency Rate Loan, will be automatically converted to a Base Rate Loan on the last day of the then-current Interest Period for such Loan, (ii) if outstanding as a Base Rate Loan, will remain as a Base Rate Loan, (iii) [reserved] or (iv) if not then outstanding, will be made as a Base Rate Loan. In the event the Borrower Representative fails to specify an Interest Period for any Eurocurrency Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower Representative shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurocurrency Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower Representative and each Lender.

(d)            All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or Adjusted LIBOR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurocurrency Rate Loan, the date of conversion of such Eurocurrency Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurocurrency Rate Loan, the date of conversion of such Base Rate Loan to such Eurocurrency Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)            Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in on the Maturity Date; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued and unpaid interest shall instead be payable on the applicable Interest Payment Date.

2.7            Conversion/Continuation.

(a)            Subject to Section 2.15 and (unless the Requisite Lenders otherwise consent) so long as no Event of Default shall have occurred and then be continuing.

(i)            The Borrowers shall have the option to convert at any time all or any part of any Revolving Loans equal to or greater than $500,000 from one Type of Loan to another Type of Loan; provided a Eurocurrency Rate Loan may only be converted on the expiration of the Interest Period applicable thereto unless the Borrowers shall pay all amounts due under Section 2.15 in connection with any such conversion; or

(ii)            The Borrowers shall have the option upon the expiration of any Interest Period applicable to any Eurocurrency Rate Loan to continue all or any portion of such Loan equal to or greater than $500,000 as a Eurocurrency Rate Loan;

provided that (i) in the case of any Default, the Administrative Agent has given notice to the Borrower Representative that no such conversions may be made and (ii) no Loan may be converted into a Eurocurrency Rate Loan after the date that is one month prior to the Maturity Date.

(b)            Subject to Section 3.2(b), the Borrower Representative shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 9:00 a.m. at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and 11:00 a.m. at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurocurrency Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurocurrency Rate Loans shall be irrevocable on and after 9:00 a.m. on the related Interest Rate Determination Date and the applicable Borrower shall be bound to effect a conversion or continuation in accordance therewith. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan. In the case of a conversion to or continuation of a Eurocurrency Rate Loan, the Conversion/Continuation Notice shall specify the length of the initial Interest Period or Interest Periods. Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof.

2.8            Default Interest. During the continuance of any Event of Default, the Borrowers shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.

2.9            Commitment Fees.

(a)            The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender, in accordance with its Pro Rata Share or other applicable share provided for under this Agreement, an unused commitment fee (the “Unused Commitment Fee”) equal to the Applicable Margin for Unused Commitment Fees times the actual daily amount by which the aggregate Revolving Commitments exceeds the sum of (A) the Outstanding Amount of Revolving Loans (for the avoidance of doubt, excluding Swing Line Loans) and (B) the Outstanding Amount of L/C Obligations; provided that any Unused Commitment Fee accrued with respect to any of the Revolving Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided, further, that no Unused Commitment Fee shall accrue on any of the Revolving Commitments of a Defaulting Lender. The Unused Commitment Fee on the Revolving Commitments shall accrue at all times from the Closing Date until the Maturity Date, and shall be due and payable quarterly in arrears on first calendar day of each fiscal quarter after the Closing Date, and on the Maturity Date.

(b)            Other Fees. The Borrowers shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower Representative and the applicable Agent).

2.10            Scheduled Payments.

(a)            [Reserved].

(b)            Revolving Loans. Each Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date the aggregate principal amount of all of its Revolving Loans outstanding on such date and all other Outstanding Amounts.

2.11            Voluntary Prepayments/Commitment Reductions.

(a)            Voluntary Prepayments.

(i)            At any time and from time to time, the Borrowers may prepay any Loans on any Business Day in whole or in part upon notice substantially in the form of Exhibit J delivered within the periods set forth in clause (ii) below.

(ii)            All such prepayments shall be made:

(1)            upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(2)            upon not less than three Business Days’ prior written or telephonic notice in the case of Eurocurrency Rate Loans,

in each case given to the Administrative Agent by 1:00 p.m. on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to the Administrative Agent (and the Administrative Agent will promptly transmit such original notice for Revolving Loans, by telefacsimile, telephone or alternative electronic means to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that any such prepayment notice may condition the prepayment obligation on the occurrence or non-occurrence of any event specified therein (including a Change of Control, refinancing transaction or Permitted Acquisition or other Investment), in which case such notice may be revoked (or extended) by the Borrower Representative (in its sole discretion) if such condition is not satisfied.

(b)            [Reserved].

(c)            Voluntary Commitment Reductions.

(i)            The Borrower Representative may, upon not less than three Business Days’ prior written or telephonic notice promptly confirmed by delivery of written notice thereof to the Administrative Agent (which original written notice the Administrative Agent will promptly transmit by telefacsimile, telephone or alternative electronic means to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $500,000, and integral multiples of $250,000 in excess of that amount.

(ii)            The Borrower Representative’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in the Borrower Representative’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof; provided that any such termination or reduction notice may condition the termination or reduction on the occurrence or non-occurrence of any event (including a Change of Control, refinancing transaction, Permitted Acquisition or other Investment) in which case such notice may be revoked (or extended) by the Borrower Representative if such condition is not satisfied.

(iii)            If, after giving effect to any reduction of the Revolving Commitments, the Letter of Credit Sublimit exceeds the amount of the Revolving Commitments, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

2.12            Mandatory Prepayments.

(a)            Exceeding Availability. If for any reason the aggregate Outstanding Amount of Revolving Loans, Swing Line Loans and L/C Obligations at any time exceeds the Availability at such time, the Borrowers shall promptly (but in any event, within one Business Day) prepay Revolving Loans, Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrowers shall not be required to Cash Collateralize any other L/C Obligations pursuant to this Section 2.12(a).

(b)            Break-Funding Savings Clause. Notwithstanding any of the other provisions of this Section 2.12, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.12, prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.12 in respect of any such Eurocurrency Rate Loan prior to the last day of the Interest Period therefor, any Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from any Borrower or any other Credit Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.12. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from any Borrower or any other Credit Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of Section 8.1. Such deposit shall be deemed to be a prepayment of such Loans by the applicable Borrower for all purposes under this Agreement.

2.13            General Provisions Regarding Payments.

(a)           All payments by the Borrowers of principal, interest, fees and other Obligations shall be made in Dollars in Same Day Funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 12:00 p.m. on the date due at the Principal Office of the Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrowers on the next succeeding Business Day.

(b)            All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)            The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender, at such address as such Lender shall indicate in writing, such Lender’s applicable share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d)            Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Lender requesting compensation pursuant to Section 2.16(b), the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)            [Reserved].

(f)            The Administrative Agent shall deem any payment by or on behalf of any Borrower hereunder that is not made in Same Day Funds prior to 12:00 p.m. for any payments in Dollars to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, (ii) the applicable next Business Day and (iii) the date the Administrative Agent charges the Loan Account for such funds. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). All amounts (including interest, fees, costs, expenses, or other amounts payable hereunder or under any other Credit Document) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into Eurocurrency Rate Loans in accordance with the terms of this Agreement).

(g)            If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1 or pursuant to any sale of, any collection from, or other realization upon all or any part of the Collateral, all payments or proceeds received by the Administrative Agent or Collateral Agent in respect of any of the Obligations shall be applied in accordance with the application arrangements described in Section 4.02 of the Pledge and Security Agreement.

(h)            The Administrative Agent shall maintain an account on its books in the name of each applicable Borrowers (each, a “Loan Account”) on which such Borrower will be charged with all Revolving Loans (including Swing Line Loans) made by the Administrative Agent, Swing Line Lender, or the Lenders to such Borrower or for such Borrower’s account, the Letters of Credit issued or arranged by any L/C Issuer for such Borrower’s account, and with all other payment Obligations hereunder or under the other Credit Documents, including, accrued interest, fees and expenses. In accordance with Section 2.13(i), the applicable Loan Account will be credited with all payments received by the Administrative Agent from the applicable Borrower or for the applicable Borrower’s account. The Administrative Agent shall make available to the Borrower Representative statements on a monthly basis regarding the Loan Accounts, including the principal amount of the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Credit Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between each applicable Borrower and the Lenders unless, within 30 days after the Administrative Agent first makes such a statement available to the Borrower Representative, the Borrower Representative shall deliver to the Administrative Agent written objection thereto describing the error or errors contained in such statement.

(i)            The Borrowers hereby authorize the Administrative Agent, from time to time without prior notice to any Borrower, to charge to the Loan Account (A) on each Interest Payment Date, all interest accrued during the applicable period on the Revolving Loans hereunder, (B) on each L/C Fee Payment Date, all Letter of Credit Fees accrued or chargeable hereunder during the prior quarter, (C) as and when due and payable, all other fees payable hereunder or under any of the other Credit Documents, and (D) if the Borrowers do not pay any other payment obligations payable under any Credit Document within 30 days of the date of the Borrower Representative’s receipt of written notice thereof, any amount of such other payment obligations; provided that no error made by the Administrative Agent in so charging the Loan Account shall result in a Default or an Event of Default under this Agreement to the extent such Default or Event of Default would not have occurred but for such error; provided further, that the 30-day period following the Borrower Representative’s receipt of written notice set forth in the foregoing clause (D) shall not be applicable (and the Administrative Agent shall be entitled to immediately charge to the Loan Account) at any time that an Event of Default has occurred and is continuing.

2.14            Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise expressly provided in this Agreement or the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary or mandatory payment (other than a voluntary or mandatory prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of a Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrowers expressly consent to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by the applicable Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.14 shall not be construed to apply to (a) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

2.15            Making or Maintaining Eurocurrency Rate Loans.

(a)            Adjusted LIBOR may be adjusted by the Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs (other than Taxes which shall be governed by Section 2.17), in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Change in Law and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at Adjusted LIBOR. In any such event, the affected Lender shall give the Borrower Representative and the Administrative Agent notice of such a determination and adjustment and the Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Borrower Representative may, by notice to such affected Lender (A) require such Lender to furnish to the Borrower Representative a statement setting forth in reasonable detail the basis for adjusting such Adjusted LIBOR and the method for determining the amount of such adjustment, or (B) repay the Eurocurrency Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due as a result of Funding Losses).

(b)            Subject to the provisions set forth in Section 2.15(c), if prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR with respect to any Eurocurrency Rate Loan, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower Representative and the Lenders as soon as practicable thereafter. If such notice is given, any Eurocurrency Rate Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans and any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Rate Loans shall be converted to or continued as Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Rate Loans shall be made or continued as such, nor shall any Borrower have the right to convert Base Rate Loans to Eurocurrency Rate Loans.

(c)            Effect of Benchmark Transition Event.

(i)     (A)     Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document~~, upon the occurrence of~~ (and any Hedge Agreement shall be deemed not to be a “Credit Document” for purposes of this Section 2.15(c)), a Benchmark Transition Event or an Early Opt-in Election, as applicable, ~~the Administrative Agent and the Borrower Representative may amend this Agreement to replace Adjusted LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 2:00~~and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(1) or (a)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after ~~Administrative Agent has posted such proposed amendment to all Lenders and the Borrower Representative so long as~~the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such ~~amendment~~Benchmark Replacement from Lenders comprising the Requisite Lenders. ~~Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Requisite Lenders have delivered to Administrative Agent written notice that such Requisite Lenders accept such amendment. No replacement of Adjusted LIBOR with a Benchmark Replacement pursuant to this Section 2.15(c) will occur prior to the applicable Benchmark Transition Start Date.~~

(B)            Notwithstanding anything to the contrary herein or in any other Credit Document, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document; provided that this clause (B) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower Representative a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may elect or not elect to do so in its sole discretion.

(ii)            Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right~~, upon consultation with the Borrower Representative,~~ to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

~~(iii) Benchmark Unavailability Period. Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower Representative may revoke any request for a Eurocurrency Rate Loan of, conversion to or continuation of Eurocurrency Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower Representative will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon Adjusted LIBOR will not be used in any determination of the Base Rate and Adjusted LIBOR will not be available.~~

(iii)            ~~(iv)~~ Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower Representative and the Lenders of (~~1~~A) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date ~~and Benchmark Transition Start Date~~, (~~2~~B) the implementation of any Benchmark Replacement, (~~3~~C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.15(c)(iv) below and (~~4~~E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.15(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party ~~hereto~~to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.15(c).

(iv)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)            Benchmark Unavailability Period. Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower Representative may revoke any request for a borrowing of, conversion to or continuation of Eurocurrency Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower Representative will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(vi)            London Interbank Offered Rate Benchmark Transition Event. On March 5, 2021, the IBA, the administrator of the London interbank offered rate, and the FCA, the regulatory supervisor of the IBA, made the Announcements that the final publication or representativeness date for (I) 1-week and 2-month London interbank offered rate tenor settings will be December 31, 2021 and (II) overnight, 1-month, 3-month, 6-month and 12-month London interbank offered rate tenor settings will be June 30, 2023. No successor administrator for the IBA was identified in such Announcements. The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to the London interbank offered rate pursuant to the terms of this Agreement and that any obligation of the Administrative Agent to notify any parties of such Benchmark Transition Event pursuant to clause (iii) of this Section 2.15(c) shall be deemed satisfied.

(d)            Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or if any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Rate Loans, then, upon notice thereof by such Lender to the Borrower Representative through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower Representative shall, upon demand from such Lender (with a copy to the Administrative Agent), either convert all Loans of such Lender to Base Rate Loans on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such conversion, the Borrowers shall also pay accrued interest on the amount so converted.

(e)            Compensation for Breakage or Non-Commencement of Interest Periods. In the event of (a) the payment of any principal of any Eurocurrency Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Rate Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.18, then, in any such event, the Borrowers shall compensate each Lender for its actual loss, cost and expense (if any) attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.16            Increased Costs; Capital Adequacy.

(a)            If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in Adjusted LIBOR);

(ii)            subject the Administrative Agent or any Lender to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender or the London interbank market any other condition, cost or expense (in each case, other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender, upon written request of such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)            If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered. Notwithstanding any other provision herein, no Lender shall demand compensation pursuant to this Section 2.16(b) as a result of a Change in Law resulting from Basel III or the Dodd-Frank Wall Street Reform and Consumer Protection Act if it shall not at the time be the general policy or practice of such Lender to demand such compensation from similarly situated borrowers (to the extent that, with respect to such Change in Law, such Lender has the right to do so under its credit facilities with similarly situated borrowers).

(c)            A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.16 shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)            Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.16, such Lender shall notify the Borrower Representative. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.16 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section 2.16 for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.17            Taxes; Withholding, Etc.

For purposes of this Section 2.17, the term “applicable law” includes FATCA.

(a)            Payments to Be Free and Clear. All amounts payable by or on behalf of any Credit Party hereunder and under the other Credit Documents to or for the benefit of the Administrative Agent or any Lender shall (except to the extent required by applicable law) be paid free and clear of, and without any deduction or withholding on account of, any Tax.

(b)            Withholding of Taxes. If any Credit Party, other applicable withholding agent or Administrative Agent is required by applicable law or the administrative practice of any Governmental Authority to make any deduction or withholding on account of any Tax from any amount paid or payable by any Credit Party under any of the Credit Documents to or for the benefit of the Administrative Agent or any Lender: (i) the Borrower Representative shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as it becomes aware of it; (ii) the applicable withholding agent shall deduct or withhold such Tax and pay, or cause to be paid, any such Tax deducted or withheld to the relevant Governmental Authority, (iii) if the Tax is an Indemnified Tax, the amount payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of the deduction, withholding or payment for Indemnified Taxes (including any deduction, withholding or payment applicable to additional amounts payable under this Section 2.17), the Administrative Agent or the applicable Lender, as the case may be, receives on the due date a net amount equal to what it would have received had no such deduction, withholding or payment for Indemnified Taxes been required or made; and (iv) as soon as practicable after the due date of payment to the relevant Governmental Authority of any Tax deducted or withheld in accordance with clause (ii) above, the applicable withholding agent shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence satisfactory to the Administrative Agent of such deduction, withholding or payment and of the remittance thereof to the relevant Governmental Authority.

(c)            Tax Documentation.

(i)            If the Administrative Agent or any Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document, the Administrative Agent or such Lender shall deliver, to the extent it is legally entitled to do so, to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested in writing by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation that is required by applicable law or the administrative practice of any Governmental Authority and that is reasonably requested in writing by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Administrative Agent or any Lender, if reasonably requested in writing by the Borrower Representative or the Administrative Agent, shall, to the extent it is legally entitled to do so, deliver such other documentation prescribed by applicable law and reasonably requested in writing by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)            Without limiting the generality of the foregoing,

(A)            the Administrative Agent shall, to the extent legally entitled to do so, deliver to the Borrower Representative on or prior to the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative), executed originals of the applicable IRS Form W-8/W-9;

(B)            any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(C)           any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or W-8BEN-E (as appropriate) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed originals of IRS Form W-8ECI;

(3)            in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E (as appropriate); or

(4)            to the extent a Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (as appropriate), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner; and

(D)            the Administrative Agent and any Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which the Administrative Agent or such Lender becomes the Administrative Agent or a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Representative, withholding agent or Administrative Agent to determine the withholding or deduction required to be made.

(d)            The Credit Parties shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse it for such Other Taxes, in each case, within 10 days after demand therefor. The relevant Credit Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Other Taxes payable hereunder, as soon as practicable after payment of such Other Taxes.

(e)            The Credit Parties shall indemnify the Administrative Agent and any Lender, within 10 days after written demand therefor, for the full amount of Indemnified Taxes, including any such Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17 paid by the Administrative Agent or Lender, or any of their respective Affiliates or required to be withheld or deducted from a payment to such Person, and for any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability shall be delivered such Credit Party shall be conclusive absent manifest error.

(f)            If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party as soon as reasonably practicable the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person, or to arrange its affairs in any particular manner.

(g)            If a payment made to a Lender under any Credit Document would be subject to Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrower Representative and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)            The Administrative Agent and each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(i)            [Reserved].

(j)            Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.18            Mitigation Obligations; Replacement of a Lender.

(a)            If any Lender requests compensation under Section 2.16, or if the Borrowers are required to pay any additional amount to the Administrative Agent, any Lender or any Governmental Authority for the account of the Administrative Agent or any Lender pursuant to Section 2.17, then the Administrative Agent or such Lender shall use reasonable efforts to mitigate the effects of the event giving rise to such request or payment, including in the case of a Lender, designating a different lending office for funding or booking its Revolving Loans or participations in L/C Advances and Swing Line Loans made hereunder or assigning its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any respect. The Borrowers hereby agree to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            If any Lender requests compensation under Section 2.16, or if the Borrowers are required to pay any additional amount to the Administrative Agent, any Lender or any Governmental Authority for the account of the Administrative Agent or any Lender pursuant to Section 2.17, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, either (i) so long as no Default or Event of Default has occurred and is continuing, prepay such Lender’s outstanding Loans and participations in L/C Advances and Swing Line Loans hereunder in full without premium or penalty or (ii) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans and participations in L/C Advances and Swing Line Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Borrowers or, in the case of an assignment, from the Borrowers or the assignee and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. No action by or consent of the replaced Lender shall be necessary in connection with such removal or assignment, in the case of clause (ii) above, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the Borrowers, the Administrative Agent, such replaced Lender and the replacement Lender shall otherwise comply with Section 10.4; provided that if such replaced Lender does not comply with Section 10.4 within three Business Days after the Borrower Representative’s request, compliance with Section 10.4 shall not be required to effect such assignment.

(c)            If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which, pursuant to the terms of Section 10.8, requires the consent of all of the Lenders affected or all Lenders and with respect to which the Requisite Lenders shall have granted their consent, then the Borrowers shall have the right (unless such Non-Consenting Lender grants such consent), at their sole expense, to either (i) so long as no Default or Event of Default has occurred and is continuing, prepay such Lender’s outstanding Revolving Loans and participations in L/C Advances and Swing Line Loans hereunder in full without premium or penalty (including with respect to the processing and recordation fee referred to in Section 10.4(b)(ii)(C)) or (ii) replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Borrower Representative; provided that (A) all Obligations of the Borrowers owing to such Non-Consenting Lender (including accrued fees and any amounts due under Section 2.11(a), Section 2.15, Section 2.16 or Section 2.17) being removed or replaced shall be paid in full to such Non-Consenting Lender concurrently with such removal or assignment and (B) in the case of clause (ii) above, the replacement Lender shall purchase the Loans and Commitments of the Non-Consenting Lender by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such removal or assignment, in the case of clause (ii) above, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the Borrowers, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 10.4; provided that if such Non-Consenting Lender does not comply with Section 10.4 within three Business Days after the Borrower Representative’s request, compliance with Section 10.4 shall not be required to effect such assignment.

2.19            Defaulting Lenders.

(a)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.8.

(ii)           Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8.1 or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to an L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by an L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation or Letter of Credit; fourth, as the Borrower Representative may request (so long as no Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower Representative, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default has occurred and is continuing, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans, L/C Borrowings or Swing Line Loans were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings or Swing Line Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.9(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees.

(iv)          Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.3 or Swing Line Loans, the “Pro Rata Share” of each Non-Defaulting Lender’s Revolving Loans, L/C Obligations and Swing Line Loans shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default has occurred and is continuing; and (ii) such reallocation does not cause the Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitments.

(b)            Defaulting Lender Cure. If the Borrower Representative, the Administrative Agent and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.19(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

2.20            Cash Management.

(f)            Annexed hereto as Schedule 2.20 is a schedule of all DDAs that are maintained by the Credit Parties as of the Closing Date, which schedule includes, with respect to each depository (i) the name and address of such depository; (ii) the account number(s) (and account name(s) of such account(s)) maintained with such depository; and (iii) a contact person at such depository.

(g)               Except as otherwise agreed by the Administrative Agent, each Credit Party shall (i) within 60 days after the Closing Date, establish and maintain their DDAs with Wells Fargo, one of its affiliates or another bank reasonably acceptable to the Administrative Agent, (ii) enter into a tri-party deposit account, securities account or commodities account control agreement by and among the applicable Credit Party, Administrative Agent ~~(and, in the case of the Term Loan Priority Liquidity Account and Term Loan Priority Account, the Term Loan Agent)~~ and the applicable depository, securities intermediary or commodities intermediary providing to the Administrative Agent “control” of such deposit account, securities or commodities account within the meaning of the UCC, (each, a “Blocked Account Agreement”), in form and substance reasonably satisfactory in all respects to the Administrative Agent and the applicable Credit Party and with the Administrative Agent or the Collateral Agent and any bank with which such Credit Party maintains a DDA (each such account of a Credit Party, a “Blocked Account” and collectively, the “Blocked Accounts”), covering each such DDA and each other Deposit Account (other than Excluded Accounts) maintained with such bank (provided that, in the case of the Term Loan Priority Liquidity Account and Term Loan Priority Account, no such Blocked Account Agreement shall be required for so long as (x) such Term Loan Priority Liquidity Account and such Term Loan Priority Account is maintained at Wells Fargo Bank, N.A. and (y) any Indebtedness or other obligations remain outstanding under the Second Lien Credit Documents (or any permitted refinancing thereof) and the Term Loan Priority Liquidity Account and Term Loan Priority Account are subject to a control agreement in favor of the Second Lien Collateral Agent), and (iii) (A) instruct all Account Debtors of such Credit Party that remit payments of Accounts of such Account Debtor regularly by check pursuant to arrangements with such Credit Party to remit all such payments to the applicable “P.O. Boxes” or “Lockbox Addresses” with respect to a DDA (other than the Term Loan Priority Liquidity Account or Term Loan Priority Account), which remittances shall be collected by the applicable bank and deposited in such DDA or (B) cause the checks of any such Account Debtors to be deposited in a DDA (other than the Term Loan Priority Liquidity Account or Term Loan Priority Account) within two Business Days after such check is received by such Credit Party. All amounts received by the Parent Borrower or any domestic Restricted Subsidiary in respect of any Account or any other ABL Priority Collateral, in addition to all other cash received by any such Person from any other source, shall upon receipt of such amount or cash (other than (i) any such amount to be deposited in Excluded Accounts, (ii) any such amount to be deposited in the Term Loan Priority Liquidity Account on or about January 1, 2021, so long as the Term Loan Priority Liquidity Account only contains funds deposited therein on or about the January 1, 2021 not in excess of $5,000,000, or (iii) cash excluded from the Collateral pursuant to any Collateral Document) shall be promptly deposited into a DDA (other than the Term Loan Priority Liquidity Account or Term Loan Priority Account) as set forth above. Each Credit Party agrees that it will not cause proceeds of such ABL Priority Collateral, such Accounts or such other cash to be otherwise redirected. For the avoidance of doubt, each Credit Party acknowledges and agrees that the Term Loan Priority Liquidity Account shall only contain funds deposited therein on or about the Closing Date not in excess of $5,000,000.

(h)            Each Blocked Account Agreement shall require, after the occurrence and during the continuance of a Cash Dominion Event, the ACH or wire transfer no less frequently than once per Business Day (unless the Commitments have been terminated and the monetary obligations hereunder then due and owing and under the other Credit Documents have been paid in full and all Letters of Credit have either been terminated or expired (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the applicable L/C Issuer)), of all available cash balances and cash receipts, including the then contents or then entire ledger balance of each Blocked Account but excluding the contents of the Term Loan Priority Liquidity Account and Term Loan Priority Account, to an account maintained by the Administrative Agent at Wells Fargo (the “Core Concentration Account”). Each Credit Party agrees that it will not cause proceeds of any Blocked Account to be otherwise redirected.

(i)            In the event that there is a Cash Dominion Event but an Event of Default has not occurred and been continuing, all collected amounts received in the Core Concentration Account shall be distributed and applied on a daily basis in the following order (in each case, to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below and after giving effect to the application of any such amounts constituting proceeds from any Collateral otherwise required to be applied pursuant to the terms of the respective Collateral Document or any applicable Intercreditor Agreement): (1) first, to the payment (on a ratable basis) of any outstanding expenses actually due and payable to the Administrative Agent, the Collateral Agent, under any of the Credit Documents and to repay or prepay outstanding Revolving Loans advanced by the Administrative Agent; (2) second, to the extent all amounts referred to in preceding clause (1) have been paid in full, to pay (on a ratable basis) all outstanding expenses actually due and payable to each L/C Issuer under any of the Credit Documents and to repay all drawings on Letters of Credit that have not been reimbursed by the Borrowers and all interest thereon; (3) third, to the extent all amounts referred to in preceding clauses (1) and (2) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the Revolving Loans and all accrued and unpaid fees actually due and payable to the Administrative Agent the L/C Issuers and the Lenders under any of the Credit Documents; (4) fourth, to the extent all amounts referred to in preceding clauses (1) through (3), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal of Revolving Loans (whether or not then due and payable); (5) fifth, to the extent all amounts referred to in preceding clauses (1) through (4), inclusive, have been paid in full, to pay (on a ratable basis) all outstanding Obligations of the Borrowers then due and payable to the Administrative Agent, the Collateral Agent, and the Lenders under this Agreement; and (6) sixth, to the extent all amounts referred to in preceding clauses (1) through (5), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding Obligations of the Borrowers then due and payable to the Administrative Agent, the Collateral Agent, and the Lenders under any of the Credit Documents. In the event there is a Cash Dominion Event and an Event of Default has occurred and been continuing, all collected amounts received in the Core Concentration Account shall be distributed and applied on a daily basis as contemplated by Section 8.3.

(j)            If, at any time after the occurrence and during the continuance of a Cash Dominion Event as to which the Administrative Agent has notified the Borrower Representative, any cash, Cash Equivalents or Temporary Cash Investments owned by any Credit Party (other than (i) de minimis cash, Cash Equivalents or Temporary Cash Investments from time to time inadvertently misapplied by any Credit Party, (ii) cash and Cash Equivalents deposited or to be deposited in an Excluded Account, (iii) cash, Cash Equivalents or Temporary Cash Investments that are (or are in any account that is) excluded from the Collateral pursuant to any Collateral Document, including Excluded Property and (iv) cash, Cash Equivalents or Temporary Cash Investments in the Term Loan Priority Liquidity Account and Term Loan Priority Account) are deposited to any account, or held or invested in any manner, otherwise than in a Blocked Account subject to a Blocked Account Agreement, the Administrative Agent shall be entitled to require the applicable Credit Party to close such account and have all funds therein transferred to a Blocked Account, and to cause all future deposits to be made to a Blocked Account.

(k)           The Parent Borrower and Restricted Subsidiaries, respectively, may close DDAs and/or open new DDAs, subject to, (i) the contemporaneous execution and delivery to the Administrative Agent of a Blocked Account Agreement consistent with the provisions of this Section 2.20 with respect to each such new DDA or (ii) other arrangements reasonably satisfactory to the Administrative Agent.

(l)           The Core Concentration Account shall at all times be under the sole dominion and control of the Administrative Agent. Each Credit Party hereby acknowledges and agrees that (x) such Credit Party has no right of withdrawal from the Core Concentration Account, (y) the funds on deposit in the Core Concentration Account shall at all times continue to be collateral security for all of the Obligations of the Credit Parties hereunder and under the other Credit Documents, and (z) the funds on deposit in the Core Concentration Account shall be applied as provided in this Agreement and any applicable Intercreditor Agreement. In the event that, notwithstanding the provisions of this Section 2.20, any Credit Party receives or otherwise has dominion and control of any proceeds or collections required to be transferred to the Core Concentration Account pursuant to Section 2.20(c), such proceeds and collections shall be held in trust by such Credit Party for the Administrative Agent, shall not be commingled with any of such Credit Party’s other funds or deposited in any account of such Credit Party (other than any bank account by which the Parent Borrower or Restricted Subsidiary received or acquired dominion or control over such proceeds and collections or with any funds in such bank account) and shall promptly be deposited into the Core Concentration Account or dealt with in such other fashion as such Credit Party may be instructed by the Administrative Agent.

(m)            So long as no Cash Dominion Event has occurred and is continuing, the Credit Parties may direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts.

(n)            Any amounts held or received in the Core Concentration Account at any time (x) when all of the monetary obligations due and owing hereunder and under the other Credit Documents have been satisfied or (y) all Cash Dominion Events have been cured or waived, shall (subject in the case of clause (x) to the provisions of the ABL/Term Loan Intercreditor Agreement), be remitted to the operating bank account of the applicable Borrower.

(o)            Notwithstanding anything herein to the contrary, the Credit Parties shall be deemed to be in compliance with the requirements set forth in this Section 2.20 during the initial 60 day period commencing on the Closing Date to the extent that the arrangements described above are established and effective not later than the date that is 60 days following the Closing Date or such later date as the Administrative Agent, in its Permitted Discretion, may agree.

(p)            In the event that a Credit Party acquires new demand deposit accounts in connection with an acquisition, the Borrower Representative will procure that such Credit Party shall within 30 days of the date of such acquisition (or such longer period as may be agreed by the Administrative Agent) cause such new demand deposit accounts to comply with the applicable requirements of Section 2.20(b) (including, with respect to any new concentration account, by entering into a Blocked Account Agreement) or shall enter into other arrangements consistent with the provisions of this Section 2.20 and otherwise reasonably satisfactory to the Administrative Agent with respect to such new or acquired demand deposit account.

2.21            [Reserved].

2.22            [Reserved].

2.23            Swing Line Loans.

(a)            Swing Line Loans Commitments. Prior to the Maturity Date, subject to the terms and conditions hereof, the Swing Line Lender may, in its sole discretion, make Swing Line Loans to the Borrowers, in Dollars; provided that, after giving effect to the making of any Swing Line Loan, (v) the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect, (w) the Total Utilization of Revolving Commitments shall not exceed the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered), (x) the aggregate Outstanding Amount of the Revolving Loans and Swing Line Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of L/C Obligations, shall not exceed such Lender’s Revolving Commitment then in effect and (y) the aggregate Outstanding Amount of Revolving Loans and Swing Line Loans made by the Swing Line Lender, plus the aggregate Outstanding Amount of all Letters of Credit issued by such Swing Line Lender, plus the Swing Line Lender’s Pro Rata Share of the Outstanding Amount of L/C Obligations issued by L/C Issuers other than the Swing Line Lender shall not exceed the Swing Line Lender’s Revolving Commitment at such time. Amounts borrowed pursuant to this Section 2.23 may be repaid and reborrowed until the Maturity Date. The Swing Line Lender’s Commitment to make Swing Line Loans shall expire on the Maturity Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than such date. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.23, prepay under Section 2.12, and reborrow under this Section 2.23.

(b)            Borrowing Mechanics for Swing Line Loans.

(i)            To request the making of a Swing Line Loan hereunder, the Borrower Representative shall notify the Swing Line Lender of such request in writing by delivery (which may be by facsimile) of a Funding Notice signed by the Borrower Representative not later than 1:00 p.m. on the date of the proposed Borrowing.

(ii)            The Swing Line Lender shall make the amount of its Swing Line Loan available to the applicable Borrower not later than 2:00 p.m. on the date specified in the relevant Funding Notice by wire transfer of same day funds in Dollars to be credited to the account of such Borrower at the principal office designated by the Administrative Agent or such other account as may be designated in writing to the Swing Line Lender by such Borrower.

(iii)            With respect to any Swing Line Loans which have not been voluntarily prepaid by the Borrowers pursuant to Section 2.12, the Swing Line Lender may at any time in its sole and absolute discretion, deliver to the Administrative Agent (with a copy to the Borrower Representative) at least one Business Day in advance of the proposed Borrowing, a notice (which shall be deemed to be a Funding Notice given by the Borrower Representative) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to the applicable Borrower on the date of such Borrowing in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which the Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (A) the proceeds of such Revolving Loans made by the Lenders other than the Swing Line Lender shall be immediately delivered to the Swing Line Lender (and not to any Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (B) if the Swing Line Lender is a Revolving Lender, on the day such Revolving Loans are made, the Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swing Line Lender to the applicable Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans but shall instead constitute part of the Swing Line Lender’s outstanding Revolving Loans to such Borrower. Each Borrower hereby authorizes the Swing Line Lender to charge such Borrower’s accounts with the Swing Line Lender (up to the amount available in each such account) in order to immediately pay the Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by the Lenders, including the Revolving Loans deemed to be made by the Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of any Borrower from the Swing Line Lender in bankruptcy or insolvency, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders.

(iv)            If for any reason Revolving Loans are not made pursuant to Section 2.23(b)(iv) in an amount sufficient to repay any amounts owed to the Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by the Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one Business Day’s notice from the Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to the Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in Same Day Funds at the principal office of the Swing Line Lender. In order to evidence such participation, each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of the Swing Line Lender in form and substance reasonably satisfactory to the Swing Line Lender. In the event any Lender holding a Revolving Commitment fails to make available to the Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by the Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate. A certificate of the Swing Line Lender submitted to any Lender with respect to amounts owing under this Section 2.23(b)(v) shall be conclusive absent manifest error. No funding of risk participations hereunder shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest, as provided for in this Agreement.

(v)            Notwithstanding anything contained herein to the contrary, (A) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to Section 2.23(b)(iv) and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to Section 2.23(b)(v) shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Credit Party or any other Person for any reason whatsoever; (2) the occurrence or continuation of a Default or Event of Default; (3) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (4) any breach of this Agreement or any other Credit Document by any party thereto; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender to make Revolving Loans hereunder (but not to purchase and fund risk participations in Swing Line Loans pursuant Section 2.23(b)(iii) above) are subject to the condition that the Swing Line Lender had not received prior notice from the Borrower Representative or the Requisite Lenders that any of the conditions under Section 3.2 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans were not satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made; and (B) the Swing Line Lender shall not be obligated to make any Swing Line Loans (1) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default or (2) at a time when any Lender is a Defaulting Lender unless the participations therein have been reallocated in the manner specified in Section 2.19(a)(iv) above or, if not so reallocated, the Swing Line Lender has entered into arrangements reasonably satisfactory to it and the Borrower Representative to eliminate the Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by Cash Collateralizing 103% of such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.

(c)            Resignation and Removal of Swing Line Lender. So long as a replacement Swing Line Lender reasonably acceptable to the Borrower Representative has been identified and has agreed to assume the responsibilities of the Swing Line Lender, the Swing Line Lender may resign as the Swing Line Lender upon thirty days’ prior written notice to the Administrative Agent, the Lenders and the Borrower Representative. The Swing Line Lender may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Swing Line Lender (provided that no consent of the replaced Swing Line Lender will be required if the replaced Swing Line Lender is a Defaulting Lender or has no Swing Line Loans outstanding or such Swing Line Loans will be prepaid on the effective date of such removal) and the successor Swing Line Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swing Line Lender. At the time any such replacement or resignation shall become effective, the Borrowers shall prepay any outstanding Swing Line Loans made by the resigning or removed Swing Line Lender. From and after the effective date of any such replacement or resignation, (x) any successor Swing Line Lender shall have all the rights and obligations of a Swing Line Lender under this Agreement with respect to Swing Line Loans made thereafter and (y) references herein to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lender, or to such successor and all previous Swing Line Lenders, as the context shall require.

(d)            On the Maturity Date all then outstanding Swing Line Loans shall be repaid in full.

SECTION 3.       CONDITIONS PRECEDENT

3.1            Closing Date. The obligation of each Lender or L/C Issuer, as applicable, to make Credit Extensions on the Closing Date shall not become effective until the date on which each of the following conditions is satisfied (or waived), in each case, as determined by the Administrative Agent:

(a)            Credit Documents. The Administrative Agent shall have received this Agreement, the Intra-Group Subordination Agreement, the Pledge and Security Agreement, and each other Collateral Document required to be delivered on or prior to the Closing Date, in each case, duly executed and delivered by an Authorized Officer of each Credit Party that is a party thereto.

(b)            [Reserved].

(c)            Borrowing Base Certificate. Prior to the Closing Date, the Administrative Agent shall have received a Borrowing Base Certificate with respect to the month ended September 30, 2020, and otherwise meeting the requirements of Section 5.4.

(d)            Financial Statements. The Administrative Agent shall have received (a) GAAP audited consolidated balance sheets and related statements of comprehensive income, changes in stockholders’ equity and cash flows of the Parent Borrower for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (b) consolidated balance sheets and related statements of income, changes in equity and cash flows of the Parent Borrower for each subsequent fiscal quarter (other than the fourth fiscal quarter of the Parent Borrower’s fiscal year) ended at least 45 days prior to the Closing Date (and the corresponding period of the prior fiscal year). The Administrative Agent hereby acknowledge receipt of the financial statements in the foregoing clause (a) for the fiscal years of the Parent Borrower ended June 30, 2020, June 30, 2019 and June 30, 2018 and the financial statements in the foregoing clause (b) for the fiscal quarter of the Parent Borrower ended September 30, 2020.

(e)            Fees. All accrued and reasonable fees, costs and expenses (including legal fees and expenses and the fees and expenses of any other advisors) and other compensation due and payable to the Administrative Agent and the Lenders shall have been paid to the extent due and payable and to the extent invoiced at least three Business Days prior to the Closing Date.

(f)             Solvency Certificate. The Administrative Agent shall have received the Solvency Certificate duly executed by a Financial Officer of the Parent Borrower.

(g)            Closing Deliverables. The Administrative Agent shall have received a certificate of an Authorized Officer of each Credit Party listed on the signature pages hereto, dated the Closing Date and certifying:

(i)            that attached thereto is a true and complete copy of the Organizational Documents of such Credit Party, (1) in the case of a corporation or limited liability company, certified as of a recent date by the Secretary of State (or other similar official of the applicable Governmental Authority where such certification is available) of the jurisdiction of its organization or (2) otherwise certified by the Secretary or Assistant Secretary or a director of such Credit Party or another Person duly authorized by the constituent documents of such Credit Party, in each case with a certification that such governing document has not been amended since the date of the last amendment disclosed pursuant to this subclause (g)(i);

(ii)           that attached thereto is a certificate as to the good standing (or equivalent document to the extent such concept or a similar concept exists under the laws of such jurisdiction) of such Credit Party as of a recent date from the Secretary of State (or other similar official of the jurisdiction of its organization, to the extent readily available in the relevant jurisdiction);

(iii)          that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or (in the case of a unanimous shareholder declaration) the shareholder, of such Credit Party authorizing (A) the execution, delivery and performance of the Credit Documents to which it is a party or any other document delivered in connection herewith and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (B) a named Person or persons to sign such Credit Documents and any documents to be delivered by such Credit Party pursuant thereto; and

(iv)           as to the incumbency and specimen signature of each Authorized Officer executing the Credit Documents or any other document delivered in connection herewith on behalf of such Credit Party.

(h)            Legal Opinions. The Administrative Agent shall have received:

(i)            a customary legal opinion of Debevoise & Plimpton LLP, New York counsel to the Credit Parties;

(ii)           a customary legal opinion of Fox Rothschild LLP, Pennsylvania and Delaware counsel to the Credit Parties; and

(iii)          a customary legal opinion of Taft Stettinius & Hollister LLP, Indiana counsel to the Credit Parties.

(i)             [Reserved].

(j)             Security Interests. The Administrative Agent shall have received the results of a search of the UCC filings made with respect to the Credit Parties in the applicable jurisdictions for each Credit Party and copies of the financing statements (or similar documents, if any) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.2 or have been or will contemporaneously with the initial funding of the Loans on the Closing Date be released or terminated. Each document (including any UCC financing statement (or similar documents)) required by the Collateral Documents or reasonably requested by the Administrative Agent (subject to the terms of the Pledge and Security Agreement) to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.

(k)            Know Your Customer and Other Required Information. The Administrative Agent shall have completed (i) USA PATRIOT Act searches, OFAC/PEP searches and customary individual background checks for each Credit Party, and (ii) OFAC/PEP searches and customary individual background searches for each Credit Party’s senior management and key principals, the results of which shall be satisfactory to Administrative Agent.

(l)             No Material Adverse Effect. Since June 30, 2020, there shall not have occurred any Material Adverse Effect.

(m)            Indebtedness. After giving effect to this Agreement, the other Credit Documents and the other transactions contemplated hereby, the Parent Borrower and the Restricted Subsidiaries shall not have any outstanding Indebtedness for borrowed money other than (i) the Obligations and (ii) other Indebtedness permitted under Section 6.1.

(n)            Officer’s Certificate as to Representations and Warranties. The representations and warranties set forth in this Agreement and the other Credit Documents shall be true and correct in all material respects as of the Closing Date, except in the case of any representation or warranty which expressly relates to a given date or period, in which case such representation and warranty shall be true and correct in all material respects as of the respective date or respective period, as the case may be (provided that, to the extent any representation or warranty is qualified by, or subject to, “materiality,” “material adverse effect” or similar language, such representation and warranty shall be true and correct in all respects). The Administrative Agent shall have received a closing certificate, signed by an Authorized Officer of the Borrower Representative, dated the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent.

(o)            [Reserved].

(p)            Excess Availability. After giving effect to any borrowing and any issuance of any Letter of Credit on the Closing Date, the Excess Availability shall equal or exceed $20,000,000.

(q)            No Default. No Default or Event of Default has occurred and is continuing or would result from the execution of this Agreement, the making of Loans or the extension of any other credit contemplated to be extended by any Lender pursuant to the provisions of this Agreement.

(r)            Term Loan Agreement Amendment. Administrative Agent shall have received a copy of the Term Loan Agreement Amendment, duly executed and delivered by Term Loan Agent and each Term Loan Lender party thereto, which shall be in form and substance satisfactory to the Administrative Agent.

(s)            ABL/Term Loan Intercreditor Agreement. The Administrative Agent shall have received the ABL/Term Loan Intercreditor Agreement, in form and substance satisfactory to the Administrative Agent, duly executed and delivered by Term Loan Agent and acknowledged by each Credit Party.

For purposes of determining whether the conditions specified in this Section 3.1 have been satisfied, by releasing its signature page hereto, the Administrative Agent and each Lender shall be deemed to have consented to, approved or accepted or waived, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

3.2            Conditions to Any Credit Extension After the Closing Date. The obligation of each Lender to make any Loan or each L/C Issuer to issue any Letter of Credit, on any Credit Date (other than the Closing Date), are subject to the satisfaction (or waiver) of the following conditions precedent:

(a)            the Administrative Agent shall have received a fully executed and delivered Funding Notice or Letter of Credit Application, as the case may be;

(b)            after making the Credit Extensions requested on such Credit Date~~,~~ (i) the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect and (ii) all outstanding Obligations constitute Permitted Debt pursuant to clause (1) of the definition thereof in the Indenture;

(c)            as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(d)            as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute a Default or an Event of Default.

SECTION 4.       REPRESENTATIONS AND WARRANTIES

In order to induce Agents, Lenders and L/C Issuers to enter into this Agreement and to make each Credit Extension to be made thereby, the Parent Borrower, with respect to itself and each of its Restricted Subsidiaries, represents and warrants to each Agent, Lender and L/C Issuer that the following statements are true and correct:

4.1            Organization; Powers. Each of the Parent Borrower and its Restricted Subsidiaries (a) is a limited liability company, corporation or partnership duly organized and validly existing under the laws of the jurisdiction of its organization, (b) is in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status to the extent such equivalent status exists under the laws of any foreign jurisdiction of organization) under the laws of its jurisdiction of organization and has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required and (d) has the power and authority to execute, deliver and perform its obligations under each of the Credit Documents to which it is a party and, in the case of the Borrowers, to borrow and otherwise obtain credit hereunder; except in each case referred to in clause (b) (other than with respect to the Parent Borrower) and clause (c) where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.2            Authorization. The execution, delivery and performance by each of the Credit Parties of each of the Credit Documents to which it is a party and the borrowings hereunder (a) have been duly authorized by all corporate, stockholder or limited liability company or partnership or organizational action required to be obtained by such Credit Party and (b) will not (A) violate (i) any provision of applicable law, statute, rule or regulation, (ii) any provision of the certificate or articles of incorporation or other constitutive documents or by-laws of such Credit Party, (iii) any applicable order of any court or any rule, regulation or order of any Governmental Authority that has jurisdiction over such Credit Party or (iv) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which such Credit Party is a party or by which any of them or any of their property is or may be bound or (B) be in conflict with, result in a breach of or constitute a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (b)(A)(i) (other than with respect to the Parent Borrower), (ii), (iii) or (iv) or (b)(B), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.3            Enforceability. The Credit Documents have been duly executed and delivered by each Credit Party that is a party thereto and constitute the legal, valid and binding obligations of such Credit Party and are enforceable against each such Credit Party in accordance with their respective terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.

4.4            Governmental Approvals; Third-Party Consents. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or third party is or will be required in connection with the execution, delivery and performance by the Credit Parties of the Credit Documents and the borrowings contemplated hereby, the perfection or maintenance of the Liens created under the Collateral Documents (other than Liens with respect to Intellectual Property, the perfection of which is addressed in Section 4.17(c)) or the exercise by any Agent or any Lender of its rights under the Credit Documents or the remedies in respect of the Collateral, except for (a) the filing of UCC and financing statements (or similar documents), (b) filings with the United States Patent and Trademark Office and the United States Copyright Office, (c) recordation of any mortgages, (d) such as have been made or obtained and are in full force and effect, (e) such other actions, consents and approvals with respect to which the failure to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 4.4.

4.5            Financial Statements. The financial statements referenced in Section 3.1(d), together with the unqualified auditor’s reports thereon in the case of annual audited financial statements referred to therein, fairly present in all material respects the consolidated financial condition of Parent Borrower as of the date thereof and its financial performance and cash flows for the periods covered thereby in accordance with GAAP, except as otherwise expressly noted therein.

4.6            No Material Adverse Effect. Since June 30, 2020, there has been no event, development or circumstance that has had a Material Adverse Effect.

4.7            Title to Properties. Except as disclosed in Schedule 6.2, each of the Parent Borrower and the Restricted Subsidiaries has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in all of its owned or leased material real properties and has valid title to its personal property and assets, except where the failure to have such title, interests or easements would not reasonably be expected to have, a Material Adverse Effect. All such properties and assets fee-owned (or in jurisdictions where no fee-owned concept is applicable, owned) by any Credit Party are free and clear of Liens, other than (i) Liens and encumbrances permitted by Section 6.2, and (ii) licenses, sublicenses, covenants not to sue, releases or other rights under Intellectual Property granted to others in the ordinary course of business or in the reasonable business judgment of the Parent Borrower or any of the Restricted Subsidiaries.

4.8            Equity Interests and Ownership of Subsidiaries.

(a)            Schedule 4.8 sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each subsidiary of the Parent Borrower and, as to each such subsidiary, the percentage of each class of Equity Interests owned by the Parent Borrower or any such subsidiary.

(b)            As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of any of its Restricted Subsidiaries.

4.9            Litigation; Compliance with Laws.

(a)            As of the Closing Date, except as set forth on Schedule 4.9, there are no actions, suits or proceedings at law or in equity or, to the knowledge of the Borrower Representative, investigations by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower Representative, threatened in writing against the Parent Borrower or its Restricted Subsidiaries or any business, property or rights of such Person: (i) that involve any Credit Document or (ii) as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            None of the Parent Borrower or its Restricted Subsidiaries or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)            In the past two years: (i) all material products manufactured, tested, investigated, marketed, sole or distributed by or on behalf of the Parent Borrower and its Restricted Subsidiaries have been and are in compliance in all material respects with all applicable Healthcare Laws; and (ii) neither the Parent Borrower nor its Restricted Subsidiaries have received any written warning letter or other written notice from any Governmental Authority regarding a material violation of any Healthcare Laws, nor are they subject to any continuing material obligation arising under any warning letter or other notice from any Governmental Authority of material violation of any Healthcare Laws.

(d)            Neither the Parent Borrower nor its Restricted Subsidiaries nor, to the knowledge of the Borrower Representative, any of their respective officers, directors, employees, agents or contractors have been excluded or debarred from any federal healthcare program (including without limitation Medicare or Medicaid).

4.10         Federal Reserve Regulations.

(a)            None of the Parent Borrower or any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)            No part of the proceeds of any Loan will be used by the Credit Parties, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board of Governors, including Regulation U or Regulation X.

4.11         Investment Company Act. Neither the Parent Borrower nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

4.12         Use of Proceeds. The proceeds of the Revolving Loans will be used (1) on the Closing Date (x) to pay the fees and expenses incurred in connection with the execution, delivery and performance by the Credit parties of the Credit Documents and the borrowings contemplated hereby, and (y) to fund any fees set forth in the Fee Letter and (2) after the Closing Date, for any purpose not prohibited by this Agreement, including for working capital and general corporate purposes (including Permitted Acquisitions).

4.13         Tax Returns. Except as would not reasonably be expected to have a Material Adverse Effect, each of the Parent Borrower and its Restricted Subsidiaries (i) has timely filed or caused to be timely filed (after giving effect to all extensions) all Tax returns required to have been filed by it and each such Tax return is true and correct in all respects and (ii) has timely paid or caused to be timely paid all Taxes shown thereon to be due and payable by it and all other Taxes or assessments, except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.3 and for which the Parent Borrower or its Restricted Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP.

4.14         No Material Misstatements.

(a)            All written information (other than projections, estimates, forecasts, forward looking information and information of a general economic nature or general industry nature) (the “Information”) concerning the Parent Borrower or any of its Restricted Subsidiaries and otherwise furnished by or on behalf of the foregoing or their representatives and made available to any Lender or the Administrative Agent in connection with the execution, delivery and performance by the Credit Parties of the Credit Documents and the borrowings contemplated hereby for use in evaluating the same or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects as of the date such Information was furnished to the Lenders and as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in any material respect in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto delivered to the Administrative Agent prior to such time).

(b)            The projections, estimates, forecasts and forward-looking information (collectively, “Forecasted Information”)(other than information of a general economic nature or general industry nature), if any, furnished by or on behalf of the Parent Borrower or its Restricted Subsidiaries and furnished to the Administrative Agent or Lenders have been prepared in good faith based upon assumptions believed by the Borrower Representative to be reasonable at the time made and at the time such Forecasted Information was furnished (it being understood that actual results may vary materially from such Forecasted Information) and as of the Closing Date, it being understood (A) that such Forecasted Information is as to future events and is not to be viewed as fact, that such Forecasted Information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Parent Borrower and its subsidiaries, that no assurance can be given that any particular projection, estimate or forecast included in the Forecasted Information will be realized and that actual results during the period or periods covered by any such Forecasted Information may differ significantly from the projected results and such differences may be material and that such Forecasted Information is not a guarantee of future financial performance and (B) that no representation is made with respect to information of a general economic or general industry nature.

4.15         Employee Benefit Plans. (i) The Parent Borrower and each of its subsidiaries are in compliance with all applicable provisions and requirements of all applicable laws, rules and regulations with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, (ii) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and, to the knowledge of the Borrower Representative, nothing has occurred subsequent to the issuance of such determination letter which could cause such Employee Benefit Plan to lose its qualified status, (iii) no liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by the Parent Borrower, any of its subsidiaries or any of their ERISA Affiliates, (iv) no ERISA Event has occurred or, to the knowledge of the Borrower Representative, is reasonably expected to occur and (v) the Parent Borrower, each of its subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan; in each case, except as would not reasonably be expected to result, in the aggregate, in a Material Adverse Effect.

4.16         Environmental Matters. Except as set forth on Schedule 4.16, neither the Parent Borrower nor any of its Restricted Subsidiaries is subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim or any Hazardous Materials Activity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. To the knowledge of the Parent Borrower and its subsidiaries, neither the Parent Borrower nor any of its subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. There are and, to each of the Parent Borrower’s and its subsidiaries’ knowledge, have been no conditions, occurrences or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against the Parent Borrower or any of its subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, neither the Parent Borrower nor any of its subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any facility, and none of the Parent Borrower’s or any of its Restricted Subsidiaries’ operations involves the treatment, storage or disposal (“TSD”) of hazardous waste, such as could subject it to regulation as a TSD facility as defined under 40 C.F.R. Parts 260-270 or any state equivalent. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, both the Parent Borrower and the Restricted Subsidiaries are, and for the past two years have been, in compliance with all Environmental Laws, and to the knowledge of the Parent Borrower and each of its subsidiaries, future compliance with all requirements pursuant to or under Environmental Laws would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Parent Borrower and each of its subsidiaries, no event or condition has occurred or is occurring with respect to the Parent Borrower or any of its subsidiaries relating to any Environmental Law, any Release of Hazardous Materials or any Hazardous Materials Activity which individually or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect.

4.17            Collateral Documents.

(a)            Subject to laws affecting creditors’ rights generally, each Lien under each Collateral Document (other than the Pledge and Security Agreement) creates the Lien which it is expressed to create with the ranking and priority it is expressed to have over the property which it is expressed to apply, subject to the Permitted Liens.

(b)            The Pledge and Security Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of (i) the pledged collateral described in the Pledge and Security Agreement, when certificates or promissory notes, as applicable, representing such pledged collateral are delivered to the Collateral Agent or the Collateral Representative (as defined in the ABL/Term Loan Intercreditor Agreement), (ii) the Deposit Accounts a security interest in which is required by the Collateral Documents to be perfected by “control” (as described in the Uniform Commercial Code as in effect in each applicable jurisdiction from time to time), upon the effectiveness of Blocked Account Agreements covering such Deposit Accounts and (iii) in the case of the other Collateral described therein (other than Intellectual Property), when financing statements and other filings specified therein are filed in the offices specified in the schedules to the Pledge and Security Agreement, the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in such Collateral (other than Intellectual Property, which is addressed in Section 4.17(c)) and, subject to Section 9-315 of the New York UCC (or any similar or equivalent legislation as in effect from time to time in the applicable jurisdiction), the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing UCC financing statements (or similar documents, if any), in each case prior and superior in right to the Lien of any other Person, except for Permitted Liens, to the extent any such Permitted Lien would have priority over the Liens in favor of the Collateral Agent pursuant to applicable law or any contract.

(c)            In the case of Collateral (described in the Pledge and Security Agreement) that consists of Intellectual Property, when the Pledge and Security Agreement or a short-form version thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (b) of this Section 4.17, the Collateral Agent (for the benefit of the Secured Parties) shall have, solely if and to the extent that a Lien on and security interest in such Intellectual Property can be perfected by such filings in such offices, a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties thereunder in all such Intellectual Property in the United States, in each case prior and superior in right to the Lien of any other Person (except for Permitted Liens, to the extent any such Permitted Lien would have priority over the Liens in favor of the Collateral Agent pursuant to applicable law or any contract) (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights and copyright applications applied for, acquired by or issued to the Grantors (as defined in the Pledge and Security Agreement) after the Closing Date).

Notwithstanding anything in this Agreement (including this Section 4.17) or in any other Credit Document to the contrary, no Credit Party makes any representation or warranty as to the effects of perfection or non-perfection or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

4.18            Insurance. Schedule 4.18 sets forth a true, complete and correct description of all material casualty and liability insurance maintained by the Parent Borrower and its subsidiaries as of two Business Days prior to the Closing Date. The Parent Borrower and its Restricted Subsidiaries (after giving effect to all self-insurance) have insurance in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses of the same size and character as the business of the Parent Borrower or the Restricted Subsidiary, as applicable, and, to the extent relevant, owning similar properties in localities where such Person operates.

4.19            Solvency. On the Closing Date, after giving effect to the consummation of the Transactions:

(a)            the amount of the fair saleable value of the assets of the Parent Borrower and its subsidiaries, on a consolidated basis, on a “going concern” basis exceeds the value of all liabilities of the Parent Borrower and its subsidiaries, on a consolidated basis, including contingent and other liabilities, as generally determined in accordance with applicable United States federal laws governing determinations of the insolvency of debtors;

(b)            the amount of the fair saleable value of the assets of the Parent Borrower and its subsidiaries, on a consolidated basis, on a “going concern” basis exceeds the amount that will be required to pay the probable liabilities of the Parent Borrower and its subsidiaries, on a consolidated basis, on their existing debts (including contingent liabilities) as such debts become absolute and matured;

(c)            the Parent Borrower and its subsidiaries, on a consolidated basis, do not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged; and

(d)            the Parent Borrower and its subsidiaries, on a consolidated basis, will be able to pay their liabilities, including contingent and other liabilities, as they mature.

For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that could reasonably be expected to become an actual and matured liability.

4.20            Beneficial Ownership. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

4.21            Intellectual Property. Except as set forth on Schedule 4.21 or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) to the knowledge of the Borrower Representative, none of the Parent Borrower or its Restricted Subsidiaries, nor the operation of their respective businesses, is infringing, misappropriating or otherwise violating any Intellectual Property of any Person, (b) neither the Parent Borrower nor any of its Restricted Subsidiaries has received any written notice that any claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened and (c) to the knowledge of the Borrower Representative, no Person is infringing, misappropriating or violating any Intellectual Property owned by the Parent Borrower or any of its Restricted Subsidiaries.

4.22            Anti-Terrorism Laws.

(a)            No Credit Party or any of its subsidiaries, and to the knowledge of the Borrower Representative, no director, officer, employee, agent or Affiliate of each such Credit Party or any such subsidiary, is (x) in violation of any Sanctions, or (y) in material violation of any Anti-Corruption Laws, AML Legislation or any applicable law relating to terrorism (together with Sanctions, collectively, “Anti-Terrorism Laws”), including, without limitation, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the USA Patriot Act, the laws and regulations administered by OFAC, the Trading with the Enemy Act (12 U.S.C. §95), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the International Emergency Economic Powers Act (50 U.S.C. §§1701-1707).

(b)            Neither any Credit Party, nor any of its subsidiary, nor, to the knowledge of the Borrower Representative, any of their respective Affiliates, officers, directors, employees or agents, is any of the following:

(i)            a Prohibited Person or a Person controlled by, or acting for or on behalf of, any Person that is a Prohibited Person;

(ii)            a Person who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(iii)            a Person who is located, incorporated, organized or ordinarily resident in a Sanctioned Jurisdiction;

(iv)            a Person who has any assets located in a Sanctioned Jurisdiction, in violation of Sanctions; or

(v)            a Person who derives revenues from investments in, or transactions with Prohibited Persons or in Sanctioned Jurisdictions, in violation of Sanctions.

(c)            The proceeds of the Loans and the Letters of Credit will not be used by any Borrower or any of its subsidiaries to fund any operations in, finance any investments or activities in, or make any payments to, a Prohibited Person or Person in a Sanctioned Jurisdiction in violations of Sanctions, or otherwise used in any manner that would violate any Anti-Terrorism Laws or the FCPA by any Person (including any Lender, Lender Counterparty or other individual or entity participating in any transaction).

(d)            Each of the Credit Parties and its subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance with all applicable Anti-Terrorism Laws.

4.23            Foreign Corrupt Practices Act. Neither any Credit Party nor any Restricted Subsidiary has paid, offered, promised to pay or authorized the payment of, directly or indirectly, any money or anything of value to any foreign official for the purpose of influencing any act or decision of such foreign official or of such foreign official’s Governmental Authority or to secure any improper advantage, for the purpose of obtaining or retaining business for or with, or directing business to, any Person, in each case in material violation of any applicable law in the jurisdictions in which it operates, including but not limited to the Foreign Corrupt Practices Act 1977, as amended (the “FCPA”).

4.24            [Reserved].

4.25            Undisclosed Liabilities. The Parent Borrower and the Restricted Subsidiaries have no material obligations or liabilities, matured or unmatured, fixed or contingent, other than (i) those set forth or adequately provided for in the financial statements delivered to the Administrative Agent pursuant to this Agreement, (ii) those incurred in the ordinary course of business and not required to be set forth in the financial statements under GAAP, (iii) those incurred in the ordinary course of business since the date of the most recently delivered balance sheet, (iv) those incurred in connection with the execution of this Agreement and (v) those that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.26            Labor Matters. As of the Closing Date, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) there are no strikes, lockouts, slowdowns or other labor disputes against any Credit Party, to the knowledge of any Authorized Officer of the Borrower Representative, threatened, (b) the hours worked by and payments made to employees of the Credit Parties and the subsidiaries are not, to the knowledge of any Authorized Officer of the Borrower Representative, in violation of the Fair Labor Standards Act or any other applicable Federal, state, provincial, territorial, local or foreign law dealing with such matters, (c) there is, to the knowledge of any Authorized Officer of the Borrower Representative, no union organization activity and (d) all payments due from any Credit Party or any subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Credit Party or such subsidiary to the extent required by GAAP, and each Credit Party has withheld and remitted all employee withholdings to be withheld or remitted by it and has made all employer contributions to be made by it, in each case pursuant to applicable law on account of employment insurance and employee income taxes and any other required payroll deduction. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the execution, delivery and performance by the Credit Parties of the Credit Documents and the borrowings contemplated hereby will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Parent Borrower or any of its subsidiaries is a party or by the Parent Borrower or any of its subsidiaries is bound.

4.27            Eligible Accounts. As of the date of each Borrowing Base Certificate, each Account included in the calculation of Eligible Accounts in such Borrowing Base Certificate satisfy all requirements of an “Eligible Account” hereunder.

4.28            Unrestricted Subsidiaries. As of the Closing Date, the Parent Borrower has no Unrestricted Subsidiaries.

SECTION 5.        AFFIRMATIVE COVENANTS

The Parent Borrower covenants and agrees that, so long as the Revolving Commitments have not been terminated and until the payment in full of the principal of and interest on each Loan, cancellation, expiration (without any pending drawing) or cash collateralization of or other arrangements reasonably satisfactory to the applicable L/C Issuer regarding all Letters of Credit, and the payment in full of all fees and all other expenses or amounts payable under any Credit Document (other than amounts in respect of indemnification, expense reimbursement, yield protection or tax gross-up and other contingent obligations with respect to which no claim has been made), the Parent Borrower shall perform, and shall cause its Restricted Subsidiaries to perform, all covenants in this Section 5.

5.1            Existence; Material Properties.

(a)            Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under this Agreement, and maintain all rights and franchises, licenses and permits material to the conduct of its business, in each case, except where the failure to so maintain would not reasonably be expected to result in a Material Adverse Effect.

(b)            Do or cause to be done all things necessary to at all times maintain and preserve all material property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (with ordinary wear and tear and any casualty or condemnation excepted), except where the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.2            Insurance. Maintain casualty and liability insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance) and, with respect to the Collateral, use commercially reasonable efforts to cause any material (i) property and property casualty insurance policies to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement (or comparable provisions applicable in the relevant foreign jurisdiction) and (ii) liability policy to identify the Administrative Agent (on behalf of itself and the Secured Parties) as additional insured thereunder as its interest may appear, in each case in form and substance reasonably satisfactory to the Administrative Agent.

5.3            Payment of Obligations. Pay and discharge promptly when due all obligations and liabilities (including, without limitation, Taxes imposed upon it or upon its income or profits or in respect of its property), before the same shall become delinquent or in default, as well as all lawful claims that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required (a) with respect to any such Tax so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Parent Borrower or the affected Restricted Subsidiary, as applicable, shall have set aside on its books adequate reserves to the extent required in accordance with GAAP with respect thereto, or (b) except to the extent failure to do so would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Timely file or cause to be timely filed (after giving effect to all extensions) all Tax returns required to be filed by it, except to the extent failure to do so would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

5.4            Financial Statements, Reports, Etc. Furnish to the Administrative Agent, who shall furnish to each Lender:

(a)            within 90 days after the end of each Fiscal Year (or such longer period as may be permitted by the SEC if the Parent Borrower were then subject to the SEC reporting requirements as a non-accelerated flier), (i) a consolidated balance sheet and related statements of income and comprehensive income, changes in shareholders’ equity and cash flows showing the financial position of the Parent Borrower and its subsidiaries as of the close of such Fiscal Year and their consolidated financial performance and cash flows for such year and setting forth in comparative form the corresponding figures for the prior Fiscal Year and (ii) a Narrative Report for such Fiscal Year, which consolidated balance sheet and related statements of income and comprehensive income, changes in shareholders’ equity and cash flows shall be audited by chartered professional accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of the Parent Borrower or any Material Subsidiary as a “going concern” (provided that such report may contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, if such qualification or exception is related solely to (i) an upcoming maturity date of any Indebtedness incurred in compliance with Section 6.1, (ii) any potential inability to satisfy any financial maintenance covenant included in any Indebtedness of the Parent Borrower or its subsidiaries on a future date in a future period or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary)) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position and financial performance and cash flows of the Parent Borrower and its subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery or furnishing by the Parent Borrower or any Parent Holding Company of an Annual Report on Form 10-K shall satisfy the requirements of this Section 5.4(a));

(b)            within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (or such longer period as may be permitted by the SEC if the Parent Borrower were then subject to the SEC reporting requirements as a non-accelerated flier), commencing with the Fiscal Quarter ending December 31, 2020, (i) a consolidated balance sheet and related statements of comprehensive income, changes in shareholders’ equity and cash flows showing the financial position of the Parent Borrower and its subsidiaries as of the close of such Fiscal Quarter and their consolidated financial performance and cash flows for such Fiscal Quarter and the then-elapsed portion of the Fiscal Year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior Fiscal Year and (ii) a Narrative Report for such Fiscal Quarter, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of income and comprehensive income, changes in shareholders’ equity and cash flows shall be certified by a Financial Officer of the Borrower Representative on behalf of the Borrower Representative as fairly presenting, in all material respects, the financial performance and cash flows of the Parent Borrower and its subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery or furnishing by the Parent Borrower or any Parent Holding Company of a Quarterly Report on Form 10-Q shall satisfy the requirements of this Section 5.4(b));

(c)            within five Business Days of any delivery of financial statements under paragraph (a) or (b) of this Section 5.4, a Compliance Certificate of a Financial Officer of the Borrower Representative (i) certifying that no Event of Default or Default has occurred that is then continuing, except as set forth therein and (ii) setting forth the calculation of the Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) for the twelve-month period ending at the end of such fiscal period;

(d)            within 90 days after the beginning of each Fiscal Year, a consolidated annual budget for such Fiscal Year, including a description of underlying assumptions with respect thereto, which budget shall in each case be accompanied by the statement of a Financial Officer of the Borrower Representative to the effect that such budget is based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;

(e)            promptly, from time to time, such other customary information (which is readily available) regarding the operations, business affairs and financial condition of the Credit Parties and their Restricted Subsidiaries and their compliance with the terms of any Credit Document, in each case, as the Administrative Agent may reasonably request (for itself or on behalf of any Lender);

(f)            promptly upon becoming aware of the occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Parent Borrower, any of its subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened in writing by the Internal Revenue Service, the Department of Labor or the PBGC;

(g)            not later than 5:00 P.M. on the 20th Business Day of each month (or (i) more frequently as the Borrower Representative may elect, so long as the same frequency of delivery is maintained by the Borrower Representative for the immediately following 30 day period, or (ii) not later than 5:00 P.M. on or before Wednesday of each week if at any time (1) an Enhanced Reporting Event has occurred or (2) a Specified Event of Default has occurred and is continuing ending on the first date thereafter on which such Enhanced Reporting Event is no longer continuing or such Specified Event of Default is no longer continuing), a borrowing base certificate setting forth the Borrowing Base (with supporting calculations) substantially in the form of Exhibit K hereto (each, a “Borrowing Base Certificate”), which shall be prepared as of the last Business Day of the preceding month (or (x) such other applicable date to be agreed by the Borrower Representative and the Administrative Agent in the case of clause (i) above or (y) the previous Friday in the case of clause (ii) above) in the case of each subsequent Borrowing Base Certificate. Each such Borrowing Base Certificate shall include such supporting information as may be reasonably requested from time to time by the Administrative Agent. The Borrower Representative and the Administrative Agent hereby agree that the delivery of the Borrowing Base Certificate through the Administrative Agent’s electronic platform or portal, subject to the Administrative Agent’s authentication process, by such other electronic method as may be approved by the Administrative Agent from time to time in its Permitted Discretion, or by such other electronic input of information necessary to calculate the Borrowing Base as may be approved by the Administrative Agent from time to time in its Permitted Discretion, shall in each case be deemed to satisfy the obligation of the Borrower Representative to deliver such Borrowing Base Certificate, with the same legal effect as if such Borrowing Base Certificate had been manually executed by the Borrower Representative and delivered to the Administrative Agent;

(h)            concurrently with the delivery of each Borrowing Base Certificate, the following information:

(i)            a detailed aging, by total, of the Credit Parties’ Accounts, together with a reconciliation and supporting documentation for any reconciling items noted; and

(ii)            a detailed calculation of those Accounts that are not eligible for the Borrowing Base;

(i)            monthly (not later than the 30th day of each month), a reconciliation of Accounts of the Parent Borrower’s general ledger to its monthly financial statements, including any book reserves related to each category;

(j)            within 45 days after the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2020, (i) a quarterly Account roll-forward, in a format acceptable to the Administrative Agent in its discretion, tied to the beginning and ending account receivable balances of the Parent Borrower’s general ledger, (ii) a detailed report regarding each Credit Party’s and its subsidiaries’ cash and Cash Equivalents, (iii) a summary aging, by vendor, of each Credit Party’s accounts payable and any book overdraft and an aging, by vendor, of any held checks, and (iv) a reconciliation of accounts payable of the Parent Borrower’s general ledger to its quarterly financial statements;

(k)            promptly, but in any event within five Business Days after any Credit Party receives notice that a customer intends to terminate any Material Contract, a copy of such Material Contract then in effect, a detailed description of such proposed termination and a description of the Credit Parties’ intended response;

(l)            promptly, but in any event within 2 days after any Credit Party acquires any Margin Stock, notice of such acquisition, together with a description of the Margin Stock and a Form U-1 (with sufficient additional originals thereof for each Lender) duly executed and delivered by the Borrower Representative, together with such other documentation as Agent shall reasonably request, in order to enable Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Federal Reserve Board; and

(m)            upon request by the Administrative Agent, (i) copies of invoices together with corresponding shipping and delivery documents, and credit memos together with corresponding supporting documentation, with respect to invoices and credit memos in excess of an amount determined in the sole discretion of the Administrative Agent, from time to time, (ii) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification, and (iii) such other reports as to the Collateral of any Credit Party and its subsidiaries, as Agent may reasonably request

5.5            Litigation and Other Notices. Furnish to the Administrative Agent written notice (promptly after any Authorized Officer of the Borrower Representative obtains actual knowledge thereof) of the following and which notice the Administrative Agent shall furnish to the Lenders:

(a)            any Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)            the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Parent Borrower or any other Credit Party as to which an adverse determination is reasonably probable and that, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c)            the Parent Borrower’s receipt of any: (i) written warning letter from the FDA; or (ii) other written notice from the FDA or other Governmental Authority that any material product manufactured, marketed, developed, sold or distributed by or on behalf of the Parent Borrower and its Restricted Subsidiaries is subject to, or proceedings have been commenced seeking, the material seizure, withdrawal, recall, suspension or detention by the FDA or other Governmental Authority; and

(d)            any seizure, detention, suspension or recall of, or any voluntary withdrawal or recall of, or any response or commitment to the FDA or any Governmental Authority to withdraw or recall, any product manufactured, marketed, developed, sold or distributed by or on behalf of the Parent Borrower and its subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.6            Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including, without limitation, ERISA) except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.6 shall not apply to Environmental Laws, which are the subject of Section 5.10, Anti-Terrorism Laws, which are the subject of Section 5.13, or to laws related to Taxes, which are the subject of Section 5.3.

5.7            Maintaining Records; Access to Properties and Inspections. Maintain adequate books of record and account in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied in respect of all material financial transactions and matters involving the material assets and business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole and, upon at least ten Business Days’ notice (or, if an Event of Default has occurred and is continuing, upon at least five Business Days’ notice), permit the Administrative Agent to visit and inspect the financial records and the properties of the Parent Borrower and its Restricted Subsidiaries at reasonable times to be agreed during normal business hours and subject to (i) reasonable requirements of confidentiality, including requirements imposed by law or by contract and (ii) the rights of tenants (to the extent the tenants are not the Parent Borrower or any of its subsidiaries), if applicable. The Borrowers shall be obligated to reimburse the Administrative Agent for its actual out-of-pocket costs incurred in connection with one visit or inspection each calendar year (increasing to two visits or inspections if an Enhanced Reporting Event has occurred and is continuing during such calendar year) and each visit or inspection following the occurrence and during the continuance of an Event of Default.

Notwithstanding anything to the contrary in Section 5.4(e) or in this Section 5.7, none of the Parent Borrower or any Restricted Subsidiary will be required to disclose, or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or the Lenders (or their respective representatives) is prohibited by Law or any binding agreement, or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

5.8            Lender Calls. Following receipt by the Borrower Representative of a written request by the Administrative Agent (which request may only be given by the Administrative Agent to the Borrower Representative no later than 30 days following delivery of the annual financial statements pursuant to Section 5.4(a) or any quarterly financial statement pursuant to Section 5.4(b)), the Borrower Representative shall hold an update call (which call shall take place within ten Business Days following the receipt of such notice, as selected by the Borrower Representative or on such other date as may be agreed with the Administrative Agent) with a Financial Officer of the Borrower Representative and the Lenders to discuss the financial position, financial performance and cash flows of the Parent Borrower and its Restricted Subsidiaries for the period covered by the applicable financial statements; provided, however, if the Borrower Representative is holding a conference call open to the public to discuss such results, the Borrower Representative will not be required to hold a separate call for the Lenders.

5.9            Use of Proceeds.

(a)            Use the proceeds of the Loans in the manner set forth in Section 4.12;

(b)            Ensure that no Credit Party will use the proceeds of the Loans or the Letters of Credit, directly or, to the Borrower Representative’s knowledge after due inquiry, indirectly, in violation of any Anti-Terrorism Law or the FCPA, including but not limited to (i) making any payments to a Sanctioned Jurisdiction or a Prohibited Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Jurisdiction or a Prohibited Person, to fund any operations, activities or business of a Sanctioned Jurisdiction or a Prohibited Person, or in any other manner that would result in a violation of Sanctions by any Person or (ii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws or AML Legislation;

(c)            No part of the proceeds of any Loan will be used, whether directly or indirectly, to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or for any purpose that would entail a violation of Regulation T, Regulation U or Regulation X.

5.10            Compliance with Environmental Laws. Comply with all Environmental Laws applicable to its operations and properties, and comply with and obtain and renew all material permits, licenses and other approvals required pursuant to Environmental Law for its operations and properties, except, in each case with respect to this Section 5.10, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.11            Further Assurances; Additional Security.

(a)            (i) As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 5.11 (or such later date as the Administrative Agent reasonably agrees to in writing), the Borrower Representative shall deliver, or cause to be delivered, the documents or take the actions specified on Schedule 5.11 and (ii) after the Closing Date, the Borrower Representative or any other Credit Party shall execute any and all further documents, financing statements, agreements and instruments (including Blocked Account Agreements), and take all such further actions (including the filing and recording of financing statements and other documents and recordings of Liens in stock registries), that the Administrative Agent may reasonably request, to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Borrowers, and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

(b)            If the Parent Borrower or any Credit Party directly or indirectly acquires fee-owned real property after the Closing Date (with any fee-owned real property of (x) any Restricted Subsidiary that is acquired after the Closing Date and becomes a Credit Party, (y) any subsidiary that is designated a Restricted Subsidiary pursuant to a Subsidiary Redesignation and becomes a Credit Party and (z) any Immaterial Subsidiary that is designated a Material Subsidiary and becomes a Credit Party being deemed to have been acquired after the Closing Date) that has a fair market value of $7.5 million or more on an individual basis at the time of acquisition of fee ownership of such real property notify the Administrative Agent and provide the Administrative Agent with a complete description of such property (including its legal description) reasonably promptly following the acquisition thereof.

(c)            If any additional subsidiary of the Parent Borrower (other than an Excluded Subsidiary) is formed or acquired after the Closing Date, within thirty days after the date such subsidiary is formed or acquired (or such longer period as may be agreed by the Administrative Agent), notify the Administrative Agent and the Lenders thereof and, within sixty days after the date such subsidiary is formed or acquired (or such longer period as the Administrative Agent shall agree), cause the Collateral and Guarantee Requirement to be satisfied with respect to such subsidiary and with respect to any Equity Interest in or Indebtedness of such subsidiary owned by or on behalf of the Parent Borrower or any other Credit Party, subject to paragraph (e) of this Section 5.11.

(d)            (i) Furnish to the Administrative Agent within thirty days thereafter written notice of any change in (A) corporate or organization name or (B) organizational structure with respect to the Parent Borrower and the other Credit Parties; provided that the Parent Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all Collateral (to the extent otherwise required hereunder) for the benefit of the applicable Secured Parties and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(e)            The Collateral and Guarantee Requirement and the other provisions of this Section 5.11 need not be satisfied with respect to any Excluded Property or any exclusions and carve-outs from the perfection requirements set forth in the Pledge and Security Agreement.

(f)            If requested by the Administrative Agent, if any subsidiary of a Credit Party that is not a Credit Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, such subsidiary shall deliver a Beneficial Ownership Certification in relation to such subsidiary, unless the Administrative Agent has completed its USA PATRIOT Act searches, OFAC/PEP searches and customary individual background checks for such subsidiary, the results of which shall be satisfactory to the Administrative Agent.

(g)            If at any time the Parent Borrower becomes and remains a subsidiary of any Parent Holding Company, cause each Parent Holding Company that directly holds Equity Interests of the Parent Borrower to enter into a pledge agreement, in form and substance substantially similar to the Pledge and Security Agreement (which pledge agreement shall include, (x) a guarantee by such Parent Holding Company of the Obligations of each Person other than such Parent Holding Company pursuant to guarantee terms substantially similar to the guarantee terms in Section 7 of this Agreement and (y) a covenant restricting such Parent Holding Company from creating, incurring or permitting to exist any Lien on its Equity Interests of the Parent Borrower other than Liens to secure any Indebtedness of the Parent Borrower and/or any Guarantor permitted to be secured by the Collateral pursuant to Section 6.2 of this Agreement), and deliver to the Administrative Agent (or a designated bailee thereof) all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, in each case within 30 days of each such Parent Holding Company acquiring such direct Equity Interests in the Parent Borrower.

Notwithstanding anything to the contrary in this Agreement, the Pledge and Security Agreement or any other Credit Document, (x) the Administrative Agent may grant extensions of time for, or waive the requirements to obtain, the creation or perfection of security interests in, or the obtaining of title insurance and surveys with respect to, particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Credit Parties on such date) where it determines, in consultation with the Borrower Representative, that the cost, burden or consequences (including adverse Tax consequences) of obtaining or perfecting a security interest in such assets is excessive in relation to the practical benefit afforded thereby; and (y) Liens required to be granted from time to time pursuant to the Collateral Documents shall be subject to exceptions and limitations set forth in the Collateral Documents and, to the extent appropriate in the applicable jurisdictions, as otherwise agreed between the Administrative Agent and the Borrower Representative.

5.12            [Reserved].

5.13           Compliance with Anti-Terrorism Laws. (a) Comply with (x) all applicable Sanctions and (y) in all material respects, with all other applicable Anti-Terrorism Laws, and (b) implement and maintain in effect policies and procedures reasonably designed to ensure compliance by the Credit Parties and their subsidiaries and their respective directors, officers, employees, agents and Affiliates with Anti-Terrorism Laws.

SECTION 6.      NEGATIVE COVENANTS

The Parent Borrower covenants and agrees that, as long as the Revolving Commitments have not been terminated and until the payment in full of the principal of and interest on each Loan, the cancellation, expiration (without any pending drawing) or cash collateralization of or other arrangement reasonably satisfactory to the applicable L/C Issuer regarding all Letters of Credit, and the payment in full of all fees and all other expenses or amounts payable under any Credit Document (other than amounts in respect of indemnification, expense reimbursement, yield protection or tax gross-up and other contingent obligations with respect to which no claim has been made), the Parent Borrower shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Section 6.

None of the Parent Borrower or any Restricted Subsidiary shall:

6.1            Indebtedness. Incur, create, assume, guarantee or permit to exist any Indebtedness, except:

(a)            Indebtedness existing on the Closing Date either (i) set forth on Schedule 6.1 or (ii) in an aggregate principal amount of less than $2.5 million, and, in each case, any Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(b)            Indebtedness created hereunder or under the other Credit Documents;

(c)            (i) Indebtedness of the Parent Borrower or any Restricted Subsidiary which may be secured on a junior Lien basis with respect to the Liens securing the Obligations or be unsecured; provided that the Total Net Leverage Ratio (calculated on a Pro Forma Basis) as of the end of the most recent Test Period is not greater than 4.50:1.00; provided, further, that, in the case of any Indebtedness incurred under this clause (c), (1) such Indebtedness shall not mature prior to the Maturity Date (other than an earlier maturity date for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date earlier than the Maturity Date) or have a Weighted Average Life to Maturity less than the Weighted Average Life to Maturity of the Loans (other than a shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for a shorter Weighted Average Life to Maturity than the maturity date of any Loans), (2) such Indebtedness shall not have mandatory prepayment, redemption or offer to purchase events more onerous than those set forth in this Agreement unless such Indebtedness was incurred pursuant to an escrow or other similar arrangement (in which case such Indebtedness may be prepaid solely with the proceeds of such Indebtedness placed into escrow or other similar arrangements plus any other cash or Cash Equivalents deposited to cover interest, fees or premium which may be payable upon the termination of such escrow or other arrangement) or except to the extent applying to periods solely after the Maturity Date (other than with respect to customary bridge financings, which may have such an earlier maturity date and which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of the preceding clause (2)) and (3) Indebtedness incurred by a Restricted Subsidiary that is not a Guarantor, or that does not become, merge or consolidate with and into a Guarantor, shall not exceed (together with the aggregate amount incurred by Restricted Subsidiaries that are not Guarantors pursuant to Section 6.1(j)) the greater of $50.0 million and 2.85% of Consolidated Total Assets; and (ii) any Refinancing Indebtedness incurred in respect thereof;

(d)            Indebtedness that is not secured by ABL Priority Collateral, in an aggregate principal amount outstanding not to exceed the greater of (x) $50.0 million and (y) 4.40% of Consolidated Total Assets;

(e)            Indebtedness pursuant to Hedge Agreements not entered into for speculative purposes;

(f)            Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance pursuant to reimbursement or indemnification obligations to such Person, in each case, in the ordinary course of business; provided that, upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than sixty days following such incurrence;

(g)            Indebtedness of the Parent Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Parent Borrower or any other Restricted Subsidiary; provided that (i) any Indebtedness (including intercompany loans and other Investments constituting Indebtedness) owing by a Credit Party to a Restricted Subsidiary that is not a Credit Party and will not become a Credit Party in connection with the incurrence of such Indebtedness (or related Investment) shall be subordinated to the Obligations on terms substantially consistent with the subordination terms of the Intra-Group Subordination Agreement and (ii) the aggregate principal amount of such Indebtedness incurred pursuant to this subclause (g) by a Restricted Subsidiary that is not a Credit Party owing to a Credit Party and Investments by Credit Parties in Restricted Subsidiaries that are not Credit Parties and will not become a Credit Party in connection with the incurrence of such Investment pursuant to Section 6.3(l), outstanding shall not exceed in the aggregate the greater of (x) $35.0 million and (y) 2.00% of Consolidated Total Assets (provided that such limitation shall be not of any Indebtedness of a Credit Party owed to a non-Credit Party);

(h)            Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, including (i) those incurred to secure health, safety and environmental obligations and (ii) performance guarantees of suppliers, customers, franchisees and licensees of the Parent Borrower and its Restricted Subsidiaries;

(i)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management treasury services in the ordinary course of business;

(j)            Indebtedness of the Parent Borrower and the Restricted Subsidiaries (1) assumed or (2) incurred, in each case, in connection with Permitted Acquisitions or other Investments permitted pursuant to Section 6.3 at any time outstanding so long as (i) after giving effect to the assumption or incurrence of such Indebtedness and such Permitted Acquisition on a Pro Forma Basis as of the last day of the most recent Fiscal Quarter of the Parent Borrower for which financial statements have been made available (or were required to be made available) pursuant to Section 5.4(a) or (b), the Total Net Leverage Ratio (calculated on a Pro Forma Basis) (x) does not exceed 5.00:1.00 or (y) would be equal to or less than such ratio immediately prior to such assumption or incurrence of Indebtedness and such Permitted Acquisition, (ii) such Indebtedness incurred by a Restricted Subsidiary that is not a Guarantor, or does not become, merge or consolidate with and into a Guarantor, outstanding does not exceed (together with the aggregate amount incurred by Restricted Subsidiaries that are not Guarantors pursuant to Section 6.1(c) above) the greater of $50.0 million and 2.85% of Consolidated Total Assets, (iii) such Indebtedness, if incurred pursuant to clause (2), does not mature prior to the Maturity Date (other than an earlier maturity date for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date earlier than the Maturity Date) or have a Weighted Average Life to Maturity less than the Weighted Average Life to Maturity of the Loans (other than a shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for a shorter Weighted Average Life to Maturity than the maturity date of any Class of Loans), (iv) such Indebtedness, if incurred pursuant to clause (2), does not have mandatory prepayment, redemption or offer to purchase events more onerous than those set forth in this Agreement unless such Indebtedness was incurred pursuant to an escrow or other similar arrangement or except to the extent applying to periods solely after the Maturity Date of Loans outstanding hereunder (other than with respect to customary bridge financings, which may have such an earlier maturity date and which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of the preceding clause (iii) earlier maturity date earlier than the Maturity Date) and (v) any “assumed” Indebtedness was not incurred in contemplation of such transaction;

(k)            Capital Lease Obligations and other Indebtedness incurred to finance the acquisition, installations, repairs, improvement and removal of fixed or capital assets in an aggregate outstanding principal amount not to exceed, at the time of incurrence of such Indebtedness (and after giving effect thereto), the greater of (i) $50.0 million and (ii) 2.85% of Consolidated Total Assets;

(l)             guarantees (i) by the Parent Borrower or any Credit Party of any Indebtedness of the Parent Borrower or any Credit Party permitted to be incurred under this Agreement, (ii) by the Parent Borrower or any Credit Party of Indebtedness otherwise permitted hereunder of any Restricted Subsidiary that is not a Credit Party to the extent such guarantees are permitted by Section 6.3 and (iii) by any Restricted Subsidiary of the Parent Borrower that is not a Credit Party of Indebtedness of another Restricted Subsidiary of the Parent Borrower that is not a Credit Party permitted to be incurred under this Agreement; provided that guarantees by the Parent Borrower or any Credit Party under this Section 6.1(l) of any other Indebtedness of a Person that is subordinated to other Indebtedness of such Person shall be expressly subordinated to the Obligations on terms not less favorable to the Lenders than the subordination terms applicable to such other Indebtedness;

(m)            Indebtedness arising from agreements of the Parent Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out obligations), in each case, incurred or assumed in connection, and substantially simultaneously with, or prior to and for the purpose of consummating, any Permitted Acquisition or other Investment or the disposition of any business, assets or a subsidiary not prohibited by this Agreement, other than guarantees of Indebtedness for borrowed money incurred for the purpose of financing such Permitted Acquisition or other Investment or the acquisition of such business, assets or subsidiary;

(n)            Indebtedness arising pursuant to appeal bonds or similar instruments required in connection with judgments that do not constitute an Event of Default under Section 8.1(i);

(o)            Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p)            all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in subclauses (a) through (o) above and subclauses (q) through (z) below;

(q)            Indebtedness of the Parent Borrower and the Restricted Subsidiaries incurred under overdraft facilities (including, but not limited to, intraday, automated clearing house and purchasing card services) extended by one or more financial institutions and established for the Parent Borrower’s and the Restricted Subsidiaries’ ordinary course of operations;

(r)             Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness), in each case, incurred in the ordinary course of business;

(s)             unsecured Indebtedness in respect of obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services incurred in the ordinary course of business and not in connection with the borrowing of money or any Hedge Agreements;

(t)              Indebtedness representing deferred compensation to employees, directors or consultants incurred in the ordinary course of business;

(u)            Indebtedness consisting of promissory notes issued to current or former officers, directors and employees, or their respective estates or family members, in each case, to finance the purchase or redemption of Equity Interests of the Parent Borrower or of any Parent Holding Company permitted by Section 6.3;

(v)            Indebtedness consisting of obligations under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment permitted hereunder;

(w)            guarantees incurred in the ordinary course of business by the Parent Borrower or any Restricted Subsidiary and not in respect of Indebtedness for borrowed money;

(x)             Indebtedness in an aggregate amount equal to 100% of the net cash proceeds received by the Parent Borrower from the issuance or sale of its Equity Interests (other than Disqualified Stock) after the Closing Date excluding (x) any Equity Interests issued or capital contribution made on or prior to the Closing Date and (y) the proceeds of a Specified Equity Contribution;

(y)            Indebtedness in respect of the Term Loan Notes and the other Indenture Documents in an aggregate outstanding principal amount not to exceed $350,000,000, and any Refinancing Indebtedness in respect thereof; and

(z)            ~~(y)~~ Indebtedness in respect of the ~~Term Loan~~Second Lien Credit Agreement and ~~other Term Loan~~Second Lien Credit Documents in an aggregate outstanding principal amount not to exceed the ~~outstanding principal balance thereof as of the Closing Date~~sum of (i) $190,000,000, plus (ii) interest thereon paid in kind, and (x) any Refinancing Indebtedness in respect thereof and (y) costs incurred by the Credit Parties thereto in connection with such Refinancing Indebtedness; and

(aa)      ~~(z)~~ other Indebtedness in an aggregate principal amount outstanding not to exceed the greater of (x) $100.0 million and (y) 5.75% of Consolidated Total Assets.

For purposes of determining compliance with this Section 6.1, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness described in Section 6.1(a) and (d) through ~~(z)~~(aa) but may be permitted in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in Sections 6.1(a) and (d) through ~~(z)~~(aa), the Borrower Representative shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.1 and will only be required to include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses and such item of Indebtedness shall be treated as having been incurred or existing pursuant to only one of such clauses; provided, however, that no such reclassification or division shall be permitted with respect to any Indebtedness incurred pursuant to Section 6.1(b) or (c). In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

6.2            Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person, including any subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a)            (i) Liens described in Schedule 6.2 and any modifications, replacements, renewals or extensions thereof and (ii) Liens existing on the Closing Date securing property or assets having a fair market value (as determined by the Borrower Representative in good faith which determination shall be conclusive) not to exceed $5.0 million in the aggregate and, in each case, any modifications, replacements, renewals or extensions thereof;

(b)            any Lien created under the Credit Documents (including, without limitation, Liens created under the Collateral Documents securing obligations in respect of Hedge Agreements and Cash Management Agreements to the extent such obligations constitute Obligations secured pursuant to the Collateral Documents) and any Lien created under the definitive documentation evidencing any other Indebtedness permitted under Section 6.1(b);

(c)            any Lien securing Indebtedness permitted by Section 6.1(q) or Refinancing Indebtedness in respect thereof;

(d)            Liens securing Indebtedness permitted pursuant to Section 6.1(c); provided that (i) such Liens rank junior to the Liens on the Collateral securing the Obligations (but may not be secured by any assets that are not Collateral) and (ii) the beneficiaries thereof (or an agent on their behalf) shall have entered into an Intercreditor Agreement or customary intercreditor arrangements reasonably satisfactory to the Administrative Agent (it being understood that any such intercreditor agreement that is substantially similar to the Intercreditor Agreements shall be reasonably satisfactory);

(e)             Indebtedness permitted by Section 6.1(j)(1) may be secured by Liens on the newly acquired assets or assets of the newly acquired subsidiary; provided that such Indebtedness was not created in contemplation of the acquisition of such assets or subsidiary by the Parent Borrower or any Restricted Subsidiary;

(f)             Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.3;

(g)            Liens imposed by law (including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens) arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Parent Borrower or any Restricted Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(h)            (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance;

(i)             deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with public utilities, customs duties, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by the Parent Borrower or any Restricted Subsidiary in the ordinary course of business that do not materially and adversely affect the conduct of the business of the Parent Borrower and its Restricted Subsidiaries taken as a whole, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(j)              zoning restrictions, survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way covenants, conditions, restrictions and declarations on or agreements with respect to the use of real property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that, in the aggregate, do not interfere in any material respect with the business of the Parent Borrower and the Restricted Subsidiaries, taken as a whole;

(k)            Liens securing Indebtedness permitted to be incurred pursuant to any Sale and Lease-Back Transactions so long as such liens attach only to the property to which such Indebtedness relates (or accessions to such property and proceeds thereof);

(l)            Liens securing judgments that do not constitute an Event of Default under Section 8.1(i);

(m)            Liens in favor of the Parent Borrower or any Restricted Subsidiary;

(n)            Liens on property existing at the time of a Permitted Acquisition thereof by the Parent Borrower or any Restricted Subsidiary of the Parent Borrower; provided that such Liens were not incurred in contemplation of or in connection with such Permitted Acquisition and do not extend to any property other than the property so acquired by the Parent Borrower or the Restricted Subsidiary;

(o)            Liens securing Indebtedness permitted pursuant to Section 6.1(y) and Section 6.1(z), so long as such Liens are subject to the ABL/Term Loan Intercreditor Agreement;

(p)            any interest or title of a lessor or sublessor under any leases or subleases entered into by the Parent Borrower or any Restricted Subsidiary, licenses or sublicenses granted to or from others in the ordinary course of business;

(q)            Liens that are contractual rights of set-off, off-set or recourse to account balances (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts or cash pooling arrangements (including with respect to any joint and several liability provisions in relation thereto) of the Parent Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent Borrower and the Restricted Subsidiaries, (iii) relating to debit card or other payment services or (iv) relating to purchase orders and other agreements (other than Indebtedness for borrowed money) entered into with customers in the ordinary course of business;

(r)            Liens arising by virtue of any statutory or common law provisions or similar provisions applicable in foreign jurisdictions relating to banker’s liens, rights of set-off or similar rights;

(s)            Liens securing obligations in respect of trade-related letters of credit, trade-related bank guarantees or similar trade-related obligations permitted under Section 6.1(r) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit, bank guarantees or similar obligations and the proceeds and products thereof;

(t)            leases or subleases, licenses or sublicenses granted to or from others in the ordinary course of business and not interfering in any material and adverse respect with the business of the Parent Borrower and Restricted Subsidiaries, taken as a whole;

(u)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(v)            Liens on the assets of a subsidiary of the Parent Borrower that is not a Credit Party that secure obligations of subsidiaries of the Parent Borrower that are not Credit Parties permitted to be incurred under Section 6.1;

(w)            set-off and early termination rights under Hedge Agreements;

(x)            (i) Liens solely on any cash earnest money deposits made by the Parent Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder and (ii) Liens on the proceeds of Indebtedness in favor of the lenders or holders of such Indebtedness and their agents or representatives pending the application of such proceeds to a Permitted Acquisition or other Investment permitted hereunder or any refinancing;

(y)            Liens arising out of consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(z)            Liens securing insurance premium financing arrangements, provided that such Liens are limited to the applicable unearned insurance premiums;

(aa)     Liens securing Hedge Agreements and submitted for clearing in accordance with applicable law;

(bb)     Liens arising from precautionary UCC financing statements or similar or analogous financing statements in any jurisdiction;

(cc)     Liens arising from the right of distress enjoyed by landlords or lessors or Liens otherwise granted to landlords or lessors, in either case, to secure the payment of arrears of rent in respect of leased properties;

(dd)     (i) other Liens so long as after giving effect to any such Lien and the incurrence of any Indebtedness incurred at the time such Lien is created, or incurred, on a Pro Forma Basis, the First Lien Net Leverage Ratio (when tested for purposes of the incurrence of such Lien) does not exceed 2.50:1.00 (it being understood that for purposes of calculating the First Lien Net Leverage Ratio solely for purposes of this clause (dd), any Indebtedness secured by a Lien pursuant to this clause (dd) and in each case any Refinancing Indebtedness thereof incurred pursuant to subclause (ii) of this clause (dd) shall, in each case, be treated as if such amount is Consolidated Total Debt of the type included in clause (i) of the definition of “First Lien Net Leverage Ratio”, regardless of whether such amount is actually secured on such a basis); provided that, if such Liens are on the Collateral, such Liens shall, be subject to an Intercreditor Agreement or customary intercreditor arrangements reasonably satisfactory to the Administrative Agent (it being understood that any such intercreditor agreement that is substantially similar to the ABL/Term Loan Intercreditor Agreement shall be reasonably satisfactory) and (ii) Liens in connection with any Refinancing Indebtedness in respect of Indebtedness secured pursuant to the preceding clause (i);

(ee)     deemed trusts or similar Liens that are unregistered and that secure amounts that are not yet due and payable and delinquent in respect of unpaid wages, vacation pay, employee or non-resident withholding tax source deductions, goods and services taxes, sales taxes, harmonized sales taxes, municipal taxes, workers’ compensation, unemployment insurance, pension fund obligations and realty taxes;

(ff)     Liens on Equity Interests of any joint venture or Unrestricted Subsidiary (i) securing obligations of such joint venture or Unrestricted Subsidiary, as the case may be, or (ii) pursuant to the relevant joint venture agreement or arrangement;

(gg)     Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (iii) of the definition thereof;

(hh)     Liens securing the Parent Borrower’s or its subsidiaries’ obligations in relation to corporate aircraft, including rights under any lease, sublease, charter, management, operating, crew, service, repair, maintenance, storage or other agreement relating to the aircraft, rights in the aircraft and any parts, accessions and accessories thereto, rights under insurance policies and security deposits and rights in income derived from and proceeds of any of the foregoing, in the ordinary course;

(ii)            Liens securing obligations under any Secured Hedge Agreements or Secured Cash Management Agreements;

(jj)     Liens (other than liens securing Indebtedness for borrowed money) that are customary in the operation of the business of the Parent Borrower or any of its Restricted Subsidiaries;

(kk)     licenses, sublicenses, covenants not to sue, releases or other rights under Intellectual Property granted to or from others (including in connection with distribution, license and supply agreements) in the ordinary course of business or which in the reasonable business judgment of the Borrower Representative would not impair any Credit Party’s interest in Intellectual Property that is material to the business of the Parent Borrower and its subsidiaries, taken as a whole;

(ll)     Liens securing Indebtedness permitted to be incurred pursuant to Section 6.1(k); provided that (i) such Liens attach concurrently with or within 270 days after the acquisition, installation, repair or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (or the Indebtedness which such Indebtedness refinanced (including successive refinancings)), replacements thereof and additions and accessions to such property, the proceeds and the products thereof, customary security deposits and insurance and (iii) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof, customary security deposits and insurance) other than the assets subject to such Capital Lease Obligations; provided, further, that individual financings of equipment provided by one creditor may be cross-collateralized to other financings of equipment provided by such creditor;

(mm)     Liens securing Indebtedness or other obligations in an aggregate principal or other amount outstanding at any time not exceeding the greater of (x) $100.0 million and (y) 5.75% of Consolidated Total Assets; and

(nn)     Liens securing Indebtedness incurred under Section 6.1(d), so long as such Liens do not extend to any ABL Priority Collateral.

For purposes of determining compliance with this Section 6.2 and subject to the immediately following proviso, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in Sections 6.2(a) through 6.2(mm) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in Sections 6.2(a) through 6.2(mm), the Borrower Representative shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the above clauses and such Lien securing such item of Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses; provided, however, that no such reclassification or division shall be permitted with respect to any Liens incurred pursuant to Section 6.2(b). In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

Any reference in any of the Credit Documents to a permitted Lien described in this Section 6.2 is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Credit Documents to any such permitted Lien.

6.3            Investments, Loans and Advances. Make or acquire an Investment except:

(a)            Investments in joint ventures not to exceed in the aggregate $100.0 million at any one time outstanding; provided that (i) no Event of Default shall have occurred and be continuing or would result therefrom, and (ii) (x) 30-Day Excess Availability (divided by Availability on such date and expressed as a percentage) and Excess Availability (divided by Availability on such date and expressed as a percentage) each exceed 17.5% and (y) unless 30-Day Excess Availability (divided by Availability on such date and expressed as a percentage) and Excess Availability (divided by Availability on such date and expressed as a percentage) each exceed 22.5%, the Parent Borrower shall be in Pro Forma Basis compliance with the Financial Performance Covenant (whether or not required to be complied with);

(b)            Investments by the Parent Borrower or any Restricted Subsidiary in the Parent Borrower or any Restricted Subsidiary made for tax planning and reorganization purposes, so long as the value of the Collateral on a Pro Forma Basis after giving effect to such Investments, taken as a whole, is not materially impaired (as reasonably determined by the Borrower Representative, which determination shall be conclusive);

(c)            Cash Equivalents and Investments that were Cash Equivalents when made;

(d)            Investments arising out of the receipt by the Parent Borrower or any Restricted Subsidiary of non-cash consideration for the sale or other disposition of assets permitted under Section 6.4;

(e)            loans and advances to officers, directors, employees or consultants of the Parent Borrower or any Restricted Subsidiary (i) not to exceed in the aggregate $10.0 million at any time outstanding, (ii) for reasonable and customary business and related travel, entertainment, relocation and analogous ordinary business purposes, or (iii) in respect of payroll payments and expenses in the ordinary course of business;

(f)            accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and any prepayments and other credits to suppliers made in the ordinary course of business;

(g)            Hedge Agreements not entered into for speculative purposes;

(h)            Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.3;

(i)            Investments resulting from pledges and deposits referred to in Sections 6.2(h), (i), (x), (z), (cc) and (gg);

(j)            repurchases of Junior Financing permitted pursuant to Section 6.8(a)(1);

(k)            Investments constituting Permitted Acquisitions;

(l)            Investments of the Parent Borrower in any Restricted Subsidiary or any entity that becomes a Credit Party in connection and substantially concurrently with such Investment and of any Restricted Subsidiary in the Parent Borrower or in any other Restricted Subsidiary or any entity that becomes a Restricted Subsidiary in connection and substantially concurrently with such Investment;

(m)            [reserved];

(n)            Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers, distributors and suppliers, or Investments acquired by the Parent Borrower or any Restricted Subsidiary as a result of a foreclosure by the Parent Borrower or any of the Restricted Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(o)            Investments of a Credit Party acquired after the Closing Date or of an entity merged into, or amalgamated or consolidated with, the Parent Borrower or merged into or amalgamated or consolidated with a Credit Party in accordance with Section 6.4 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence or had been committed to be made on the date of such acquisition, merger or consolidation;

(p)            Investments in exchange for Equity Interests of the Parent Borrower or of any Parent Holding Company;

(q)            guarantees by the Parent Borrower or any Restricted Subsidiary of obligations that do not constitute Indebtedness and are not otherwise prohibited hereunder, in each case, entered into by the Parent Borrower or any Restricted Subsidiary in the ordinary course of business;

(r)            Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 6.5; provided that any such Investments shall constitute a utilization of the applicable provision or provisions (without double counting) under Section 6.5;

(s)            Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers and foreign law equivalent interests;

(t)            advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Parent Borrower or any Restricted Subsidiary;

(u)            Investments by the Parent Borrower or any Restricted Subsidiaries, if the Parent Borrower or any Restricted Subsidiary would otherwise be permitted to make a Restricted Payment in such amount (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under the appropriate clause of Section 6.5 for all purposes of this Agreement);

(v)            acquisitions by any Credit Party of Investments evidencing obligations owed by one or more officers or other employees of the Parent Borrower, such Credit Party or its subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of the Parent Borrower or of any Parent Holding Company, so long as no cash is actually advanced in connection with the acquisition of any such obligations;

(w)            guarantees permitted under Section 6.1 (except to the extent such guarantee is expressly subject to this Section 6.3);

(x)            Investments consisting of the licensing, sublicensing, covenants not to sue, releases or other rights under Intellectual Property (including in connection with distribution, license and supply agreements) in the ordinary course of business or which in the reasonable business judgment of the Borrower Representative would not impair any Credit Party’s interest in Intellectual Property that is material to the business of the Parent Borrower and its subsidiaries, taken as a whole;

(y)            Investments consisting of purchases and acquisitions of inventory, supplies, goods, materials and equipment or purchases of contract rights or leases, in each case, in the ordinary course of business;

(z)            Investments consisting of purchases and acquisitions of Intellectual Property in the ordinary course of business or which in the reasonable business judgment of the Borrower Representative would not impair any Credit Party’s interest in Intellectual Property that is material to the business of the Parent Borrower and its subsidiaries, taken as a whole;

(aa)     Investments in assets useful in the business of the Parent Borrower and any of its Restricted Subsidiaries made with the proceeds of ~~any Reinvestment Deferred Amount (as such term is defined in the Term Loan Agreement) or Below Threshold Asset Sale~~Net Cash Proceeds (as such term is defined in the ~~Term Loan Agreement)~~Indentures) that are not applied to prepay the Obligations, the obligations under the Second Lien Credit Agreement or the obligations under the Term Loan Notes, in each case, as permitted under Section 3.7 of the Indentures; provided that if the underlying Asset Sale or Casualty Event (as such term is defined in the ~~Term Loan Agreement~~Indentures) was with respect to a Borrower or a Guarantor, then such Investment shall be consummated by a Borrower or a Guarantor;

(bb)     Investments in permitted Indebtedness of the Parent Borrower and its Restricted Subsidiaries; provided that the aggregate principal amount of such Investments made pursuant to this Section 6.3(bb) by Credit Parties in Restricted Subsidiaries that are not Credit Parties, shall not exceed the greater of (x) $25.0 million and (y) 1.45% of Consolidated Total Assets; provided further that (i) no Event of Default shall have occurred and be continuing or would result therefrom, and (ii) (x) 30-Day Excess Availability (divided by Availability on such date and expressed as a percentage) and Excess Availability (divided by Availability on such date and expressed as a percentage) each exceed 17.5% and (y) unless 30-Day Excess Availability (divided by Availability on such date and expressed as a percentage) and Excess Availability (divided by Availability on such date and expressed as a percentage) each exceed 22.5%, the Parent Borrower shall be in Pro Forma Basis compliance with the Financial Performance Covenant (whether or not required to be complied with); and

(cc)      other Investments by the Parent Borrower or any Restricted Subsidiary in Persons that are Credit Parties or that will become Credit Parties in connection with such Investment; provided that (i) no Event of Default shall have occurred and be continuing or would result therefrom, and (ii) (x) 30-Day Excess Availability (divided by Availability on such date and expressed as a percentage) and Excess Availability (divided by Availability on such date and expressed as a percentage) each exceed 17.5% and (y) unless 30-Day Excess Availability (divided by Availability on such date and expressed as a percentage) and Excess Availability (divided by Availability on such date and expressed as a percentage) each exceed 22.5%, the Parent Borrower shall be in Pro Forma Basis compliance with the Financial Performance Covenant (whether or not required to be complied with).

For purposes of determining compliance with this Section 6.3 and subject to the immediately following proviso, (A) Investments need not be permitted solely by reference to one category of permitted Indebtedness described in Sections 6.3(a) through (cc) but may be permitted in part under any combination thereof and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments described in Sections 6.3(a) through (cc), the Borrower Representative shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Investment (or any portion thereof) in any manner that complies with this Section 6.3 and will only be required to include the amount and type of such Investment (or any portion thereof) in one of the above clauses and such Investment shall be treated as having been made or existing pursuant to only one of such clauses.

6.4            Mergers, Consolidations and Sales of Assets. Merge into or consolidate, amalgamate or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), or convey, sell, lease or sublease (as lessor or sub-lessor), transfer or otherwise dispose of, in a single transaction or in a related series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, to or in favor of any Person, except:

(a)            any Restricted Subsidiary that is not a Guarantor may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Guarantor;

(b)            any Restricted Subsidiary (or any other Person) may merge, amalgamate or consolidate with (i) the Parent Borrower (including a merger, the purpose of which is to reorganize the Parent Borrower into a new jurisdiction in any State of the United States of America); provided that the Parent Borrower shall be the continuing or surviving Person or the surviving Person (which shall be a Person incorporated or organized in any State of the United States of America or the District of Columbia) shall expressly assume the obligations of the Parent Borrower pursuant to documents reasonably acceptable to the Administrative Agent or (ii) any one or more other Restricted Subsidiaries; provided that when any Guarantor is merging with another Restricted Subsidiary that is not a Credit Party, either (x) such Credit Party shall be the continuing or surviving Person or the continuing or surviving Person shall be or become a Credit Party or (y) such transaction shall be treated as an Investment and shall comply with Section 6.3;

(c)            sales or other dispositions among the Parent Borrower and its Restricted Subsidiaries or by and among Restricted Subsidiaries (upon voluntary liquidation or otherwise); provided that any such sale or disposition by a Credit Party to a Person that is not a Credit Party shall be (i) for fair market value (as determined by the Borrower Representative, on the date a legally binding commitment for such sale or disposition was entered into, in good faith which determination shall be conclusive) or (ii) treated as an Investment and otherwise made in compliance with Section 6.3 (other than Sections 6.3(d) and (o));

(d)            (x) the liquidation or dissolution of any Restricted Subsidiary or change in form of entity of any Restricted Subsidiary if (A) the Borrower Representative determines in good faith that such liquidation, dissolution or change in form is (1) in the best interests of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, and (2) if such dissolved or liquidated Restricted Subsidiary is a Guarantor, then, unless otherwise permitted hereunder, either the Parent Borrower or a Restricted Subsidiary that is a Guarantor receives any assets of such dissolved or liquidated Restricted Subsidiary; provided that in the case of a dissolution or liquidation of a Credit Party that results in a distribution of assets to a subsidiary that is not a Credit Party, such distribution shall be treated as an Investment and shall be permitted under Section 6.3 and (y) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (A) a sale or disposition otherwise permitted under this Section 6.4 (other than Sections 6.4(b) or Section 6.4(d)); provided further, that in the case of a change in the form of entity of any Restricted Subsidiary that is a Credit Party, after such change, the security interests of the Collateral Agent and the Secured Parties in the Collateral of such Credit Party shall remain in full force and effect and be perfected to the same extent as prior to such change or (B) an Investment permitted under Section 6.3;

(e)            (x) sales or leases of inventory in the ordinary course of business, (y) the leasing or subleasing of real property in the ordinary course of business and (z) leases, subleases, assignments, licenses, cross-licenses and sublicenses of assets in the ordinary course of business to third persons not interfering in any material respect with the business of the Parent Borrower or any of its Restricted Subsidiaries and otherwise in accordance with the provisions of this Agreement, including charters related to corporate aircraft leases;

(f)            disposals of surplus, obsolete, damaged, used or worn out property or other property that is no longer useful;

(g)            dispositions of Cash Equivalents;

(h)           dispositions, mergers, amalgamations, consolidations or conveyances that constitute Liens permitted by Section 6.2, Investments permitted pursuant to Section 6.3 or Restricted Payments permitted by Section 6.5;

(i)            sales or other dispositions of any assets of the Parent Borrower or any Restricted Subsidiary for fair market value (determined by the Borrower Representative, on the date the legally binding commitment for such sale or disposition was entered into, in good faith, which determination shall be conclusive); provided that (1) no sale or other disposition of Accounts or other receivables of the Parent Borrower or any Restricted Subsidiary shall be permitted pursuant to this clause (i), and (2) at least 75% of the consideration (as determined on the date the legally binding commitment for such sale or disposition was entered into) for such sale or disposition shall consist of cash and Cash Equivalents (provided that for purposes of the 75% consideration requirement (x) any liabilities, as shown on the most recent consolidated balance sheet of the Parent Borrower or any Restricted Subsidiary (other than Indebtedness or other liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets pursuant to a customary assignment and assumption agreement that releases the Parent Borrower or such Restricted Subsidiary from further liability, (y) any securities, notes, Equity Interests or other obligations received by the Parent Borrower or any such Restricted Subsidiary from such transferee that are converted by the Parent Borrower or such Restricted Subsidiary into cash within 180 days of their receipt to the extent of the cash received in that conversion, and (z) any Designated Non-Cash Consideration received by the Parent Borrower or any such Restricted Subsidiary in such sale or other disposition having an aggregate fair market value (determined on the date of determination by the Parent Borrower, on the date a legally binding commitment for the relevant sale or disposition (or, if later, for the payment of such item) was entered into, in good faith, which determination shall be conclusive), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is at that time outstanding, not to exceed 3.00% of Consolidated Total Assets, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time each applicable agreement was entered into without giving effect to subsequent changes in value, in each case, shall be deemed to be Cash Equivalents);

(j)            to the extent that (i) the relevant property or assets are exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant sale or disposition are promptly applied to the purchase price of such replacement property, so long as the exchange, sale or disposition is made for fair value (as determined by the Borrower Representative in good faith which determination shall be conclusive) and on an arm’s length basis for like property or assets; provided that upon the consummation thereof, in the case of any Credit Party, either (x) the Administrative Agent has a perfected Lien on the replacement property having the same priority as any Lien held on the property or assets so exchanged, sold or disposed or (y) for any property or assets upon which the Administrative Agent does not have a Lien such assets or property shall be treated as an Investment and shall comply with Section 6.3;

(k)            dispositions of Investments in joint ventures to the extent required by, or made pursuant to, contractual buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l)            sales, discounting or forgiveness of accounts receivable in the ordinary course of business or in connection with the collection or compromise thereof;

(m)            dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under an open source license), which (i) are in the ordinary course of business, (ii) do not materially interfere with the business of the Parent Borrower and its Restricted Subsidiaries taken as a whole or (iii) relate to closed facilities or closed storage or distribution centers or the discontinuation of any product line;

(n)            (i) the expiration of any option agreement in respect of real or personal property and (ii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(o)            transfers of property subject to a Casualty Event;

(p)            other dispositions, mergers, amalgamations, consolidations or transfers; provided that no disposition or transfer of Accounts or other receivables of the Parent Borrower or any Restricted Subsidiary shall be permitted pursuant to this clause (p); provided further, that (i) no Event of Default shall have occurred and be continuing or would result therefrom, and (ii) (x) 30-Day Excess Availability (divided by Availability on such date and expressed as a percentage) and Excess Availability (divided by Availability on such date and expressed as a percentage) each exceed 17.5% and (y) unless 30-Day Excess Availability (divided by Availability on such date and expressed as a percentage) and Excess Availability (divided by Availability on such date and expressed as a percentage) each exceed 22.5%, the Parent Borrower shall be in Pro Forma Basis compliance with the Financial Performance Covenant (whether or not required to be complied with);

(q)            sales of non-core assets acquired in connection with an acquisition permitted hereunder and sales of real estate assets acquired in an acquisition permitted hereunder which, within 180 days of the date of the acquisition, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Parent Borrower or any of the Restricted Subsidiaries or any of their respective businesses;

(r)            (i) substantially contemporaneous exchanges or swaps, including transactions covered by Section 1031 of the Internal Revenue Code, of property or assets so long as the exchange or swap is made for fair value (as determined by the Borrower Representative, or the date a legally binding commitment for such exchange or swap was entered into, in good faith which determination shall be conclusive) and on an arm’s length basis; provided that upon the consummation of such exchange or swap, in the case of any Credit Party, either (x) the Administrative Agent has a perfected Lien having the same priority as any Lien held on the property or assets so exchanged or swapped or (y) for any property or assets upon which the Administrative Agent does not have a Lien such assets or property shall be treated as an Investment and shall comply with Section 6.3 and (ii) any sale or disposition that is necessary or advisable, in the good faith judgment of the Borrower Representative, in order to obtain the approval of any Governmental Authority to consummate or avoid the prohibition or other restrictions on the consummation of any Permitted Acquisition permitted by Section 6.3;

(s)            (i) licenses, sublicenses, covenants not to sue, releases or other rights under Intellectual Property (including in connection with distribution, license and supply agreements) granted to or from others (or expiration or termination of any of the foregoing) in the ordinary course of business or which in the reasonable business judgment of the Borrower Representative would not impair any Credit Party’s interest in Intellectual Property that is material to the business of the Parent Borrower and the subsidiaries, taken as a whole, (ii) the sale or disposal of Intellectual Property, or any issuances or registrations, or applications for issuances or registrations, of any Intellectual Property, which are in the ordinary course of business or, in the reasonable good faith determination of the Borrower Representative, are uneconomical, negligible, or not material to the conduct of the business of the Parent Borrower and the subsidiaries taken as a whole, and (iii) the abandonment, cancellation or lapse of Intellectual Property, or any issuances or registrations, or applications for issuances or registrations, of any Intellectual Property, in each case, in the ordinary course of business or which in the reasonable business judgment of the Borrower Representative would not impair any Credit Party’s interest in Intellectual Property that is material to the business of the Parent Borrower and its subsidiaries, taken as a whole;

(t)            terminations of Hedge Agreements;

(u)            sales or dispositions of Equity Interests or debt or other securities of or in Unrestricted Subsidiaries; and

(v)            any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, in a single transaction or series of related transactions, with an aggregate fair market value (determined on the date of determination by the Borrower Representative, on the date a legally binding commitment for the relevant sale or disposition (or, if later, for the payment of such sale or disposition) was entered into, in good faith, which determination shall be conclusive) of less than (x) $5,000,000 individually and (y) $20,000,000 in the aggregate; provided that for the purposes of calculations in respect of clause (y), all amounts in respect of dispositions of investments in debt and equity securities held for reinvestment in similar instruments in a manner consistent with past practices shall be excluded.

To the extent any Collateral is disposed of as expressly permitted by this Section 6.4 to any Person other than a Credit Party, such Collateral shall automatically be sold free and clear of the Liens created by the Credit Documents, and the Administrative Agent shall be authorized to take, and shall take, any actions deemed appropriate in order to effect the foregoing.

For purposes of determining compliance with this Section 6.4, (A) actions need not be permitted solely by reference to one category of permitted actions described in Sections 6.4(a) through 6.4(v) but may be permitted in part under any combination thereof and (B) in the event that an action meets the criteria of one or more of the categories of permitted actions described in Sections 6.4(a) through 6.4(v), the Borrower Representative shall, in its sole discretion, classify or reclassify, or later classify or reclassify, such action in any manner that complies with this Section 6.4 and will only be required to include such action in one of the above clauses and such action shall be treated as having been made or existing pursuant to only one of such clauses.

6.5            Restricted Payments. Pay or make, directly or indirectly, any Restricted Payment, except:

(a)            the Parent Borrower may make Restricted Payments payable solely in Qualified Stock of the Parent Borrower or of any Parent Holding Company;

(b)            any Restricted Subsidiary of the Parent Borrower may declare and pay cash dividends to the Parent Borrower or to any Restricted Subsidiary of which it is a subsidiary;

(c)            as required by the terms of contracts of the Parent Borrower or any Restricted Subsidiary that are in effect on the Closing Date and set forth in Schedule 6.5;

(d)            the Parent Borrower may repurchase Equity Interests of the Parent Borrower (or of any Parent Holding Company) upon exercise of options or warrants if such Equity Interests represent all or a portion of the exercise price of such options or warrants and/or amounts on account of required withholding taxes and brokerage fees with respect to such options as part of a “cashless” exercise;

(e)            dividend adjustments and repurchases of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities or the vesting of restricted stock units or deferred stock units (including any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement);

(f)            the Parent Borrower or any Restricted Subsidiary may make Restricted Payments to any Parent Holding Company:

(i)            the proceeds of which will be used to pay the income taxes and alternative minimum taxes or other taxes imposed in lieu of income taxes of a Parent Holding Company attributable to the Parent Borrower and its Restricted Subsidiaries in respect of consolidated, combined, unitary or affiliated returns for the relevant jurisdiction of such Parent Holding Company that include the Parent Borrower and its Restricted Subsidiaries determined as if the Parent Borrower and its Restricted Subsidiaries filed separately; provided that Restricted Payments under this Section 6.5(f)(i) shall not exceed the income tax liability of the consolidated, combined, unitary or affiliated group that would consist solely of the Parent Borrower and its Restricted Subsidiaries;

(ii)            the proceeds of which shall be used by such Parent Holding Company to pay (or to make a Restricted Payment to or Investment in a Parent Holding Company to enable it or another Parent Holding Company to pay) (a) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors, officers or employees of any Parent Holding Company, in each case attributable to the operations or ownership of the Parent Borrower and its subsidiaries or (b) the fees and other amounts described in Section 6.6(b)(4) to the extent that the Parent Borrower or any Restricted Subsidiary would be then permitted under Section 6.6(b)(4) to pay such fees and other amounts directly;

(iii)            the proceeds of which shall be used by such Parent Holding Company to pay its (or to allow another Parent Holding Company to pay) (x) franchise or similar taxes and (y) other taxes imposed on a separate company basis with respect to the Parent Borrower and its Restricted Subsidiaries;

(iv)            [Reserved];

(v)            the proceeds of which are applied to the purchase or other acquisition by any Parent Holding Company of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares or shares issued to foreign nationals) in, a Person or division or line of business of a Person or related franchisee rights, assets or operations; provided that if such purchase or other acquisition had been made by the Parent Borrower or any Restricted Subsidiary, it would have constituted a Permitted Acquisition permitted to be made pursuant to the definition of “Permitted Acquisition”; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such purchase or other acquisition and (B) any Parent Holding Company shall, substantially concurrently with the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) and any liabilities assumed to be contributed to the Parent Borrower, any other Credit Party or (to the extent permitted by the definition of “Permitted Acquisition”) any Restricted Subsidiary or (2) the merger (to the extent permitted in Section 6.4) into the Parent Borrower, any other Credit Party or (to the extent permitted by the definition of “Permitted Acquisition”) any Restricted Subsidiary of the Person formed or acquired in order to consummate such purchase or other acquisition;

(vi)            the proceeds of which shall be used by the Parent Borrower to pay, or to allow any Parent Holding Company to pay, a portion (which shall not exceed the Parent Borrower’s and its subsidiaries’ ratable portion of the consolidated assets of such Parent Holding Company) of any customary fees and expenses related to any unsuccessful equity offering by any Parent Holding Company, or offering or debt issuance, incurrence or offering, sale, disposition, acquisition or investment transaction permitted by this Agreement; and

(vii)            the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers, employees, consultants and independent contractors of any Parent Holding Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Parent Borrower and its Restricted Subsidiaries;

(g)            [Reserved];

(h)            [Reserved];

(i)            the Parent Borrower and the Restricted Subsidiaries may make Restricted Payments not otherwise specified in this Section 6.5; provided that (i) no Event of Default shall have occurred and be continuing or would result therefrom, and (ii) (x) 30-Day Excess Availability (divided by Availability on such date and expressed as a percentage) and Excess Availability (divided by Availability on such date and expressed as a percentage) each exceed 20.0% and (y) unless 30-Day Excess Availability (divided by Availability on such date and expressed as a percentage) and Excess Availability (divided by Availability on such date and expressed as a percentage) each exceed 30.0%, the Parent Borrower shall be in Pro Forma Basis compliance with the Financial Performance Covenant (whether or not required to be complied with);

(j)            [reserved];

(k)            ~~[reserved]~~the Parent Borrower and any Restricted Subsidiary may make Restricted Payments contemplated by the 2021 Transactions;

(l)            any dividend paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this Section 6.5; and

(m)            the Parent Borrower or any Restricted Subsidiary may make Restricted Payments the proceeds of which will be used to repurchase, retire or otherwise acquire the Equity Interests of the Parent Borrower (or to make a Restricted Payment to or an Investment in a Parent Holding Company to enable it or another Parent Holding Company to repurchase, retire or otherwise acquire its Equity Interests) from directors, officers, employees or members of management, consultants or independent contractors of the Parent Borrower, any subsidiary, any Parent Holding Company (or their estate, heirs, family members, spouse and/or former spouse), in each case in connection with the resignation, termination, death or disability of any such directors, officers, employees or members of management, consultants or independent contractors or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements, partnership agreement or equity holders’ agreement in an aggregate amount, except with respect to non-discretionary repurchases, acquisitions, retirements or redemptions pursuant to the terms of any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreement, partnership agreement or equity holders’ agreement not to exceed for any Fiscal Year of the Parent Borrower, $5.0 million plus any unutilized portion of such amount in the immediately preceding two fiscal years (with any unutilized portion applied first); provided further that the amounts set forth in this clause (m) may be further increased by (A) the proceeds of any key-man life insurance received by a Parent Holding Company (to the extent contributed to the Parent Borrower), the Parent Borrower or any Restricted Subsidiary, plus (B) to the extent received by or contributed in cash to the common equity of the Parent Borrower and not theretofore utilized to make a Restricted Payment under this Section 6.5(m), the net proceeds from the sale of Equity Interests of any Parent Holding Company or the Parent Borrower, in each case to members of management, managers, directors, consultants or independent contractors of the Parent Borrower or any of its subsidiaries or any Parent Holding Company that occurs after the Closing Date, plus (C) the amount of any cash bonuses otherwise payable to any future, present or former, director, employee or consultant of the Parent Borrower, any Parent Holding Company or any of their Restricted Subsidiaries that are in respect of services rendered to the Parent Borrower and its Restricted Subsidiaries and foregone in return for the receipt of Equity Interests of the Parent Borrower, any Parent Holding Company or any of their Restricted Subsidiaries pursuant to a deferred compensation plan of such entity.

For purposes of determining compliance with this Section 6.5 and subject to the immediately following proviso, (A) Restricted Payments need not be permitted solely by reference to one category of permitted Restricted Payments described in Section 6.5(a) through (l) but may be permitted in part under any combination thereof and (B) in the event that a Restricted Payment (or any portion thereof) meets the criteria of one or more of the categories of permitted Restricted Payments described in Sections 6.5(a) through (l), the Borrower Representative shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Restricted Payment (or any portion thereof) in any manner that complies with this Section 6.5 and will only be required to include the amount and type of such Restricted Payment (or any portion thereof) in one of the above clauses and such Restricted Payment shall be treated as having been made or existing pursuant to only one of such clauses; provided, however, that no such reclassification shall be permitted with respect to any Restricted Payment made pursuant to Section 6.5(j) or Section 6.5(k).

6.6            Transactions with Affiliates.

(a)            Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates in a transaction involving consideration in excess of $10.0 million for such transaction or series of related transactions, unless such transaction or series of transactions are (i) otherwise expressly permitted (or required) with such Affiliates or holders under this Agreement or (ii) upon terms that are not materially less favorable to the Parent Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

(b)            The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement:

(1)            any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options, restricted stock units or deferred stock units and stock ownership and long-term incentive plans approved by the Board of Directors of the Parent Borrower;

(2)            (i) payments by the Parent Borrower or any of its Restricted Subsidiaries pursuant to any tax sharing agreements among the Parent Borrower and any of its Restricted Subsidiaries on customary terms that require each party to make payments when taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party and (ii) payments by the Parent Borrower or any of its Restricted Subsidiaries pursuant to any tax sharing agreements among the Parent Borrower and any of its Restricted Subsidiaries on customary terms that require each party to make payments when taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis, and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the party making the payments;

(3)            transactions among the Parent Borrower and any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction (including via merger, amalgamation or consolidation in which the Parent Borrower or a Restricted Subsidiary is the surviving entity) not prohibited by this Agreement;

(4)            customary fees and indemnities may be paid to any directors of the Parent Borrower and the Restricted Subsidiaries (and, to the extent attributable to the operations or ownership of the Parent Borrower and its Restricted Subsidiaries, to directors of any Parent Holding Company) and reasonable out-of-pocket costs of such Persons may be reimbursed;

(5)            transactions (and, in each case, the payment of fees and expenses in connection with the consummation thereof) pursuant to the agreements and arrangements in existence on the Closing Date and set forth on Schedule 6.6 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect;

(6)            (A) any employment, severance or consulting agreements entered into by the Parent Borrower or any of the Restricted Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, consultants, officers or directors, and (C) any employee, severance or consultant compensation, indemnification arrangement, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees or consultants, and any reasonable employment or consulting contract and transactions pursuant thereto;

(7)            Restricted Payments permitted under Section 6.5;

(8)            any purchase of Equity Interests (other than Disqualified Stock) of the Parent Borrower or any contribution to the equity capital of the Parent Borrower;

(9)            transactions between or among the Parent Borrower and/or its Restricted Subsidiaries;

(10)            transactions with customers, distributors, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business;

(11)            any transaction in respect of which the Borrower Representative delivers to the Administrative Agent a letter addressed to the Board of Directors of the Parent Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing in the United States, which letter states, either that (A) such transaction is on terms that are no less favorable to the Parent Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate or (B) is fair, from a financial point of view, to the Parent Borrower or such Restricted Subsidiary;

(12)            transactions with a joint venture for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by companies in the industry of the Parent Borrower and its subsidiaries; ~~and~~

(13)            transactions permitted by, and complying with, the provisions of Section 6.4~~.~~; and

(14)            the 2021 Transactions.

For purposes of this Section 6.6, any transaction shall be deemed to have satisfied the requirements set forth in Section 6.6(a)(ii) if such transaction is approved by a majority of Disinterested Directors.

6.7            Business of the Parent Borrower and its Restricted Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than in the case of the Parent Borrower or any Restricted Subsidiary, (x) any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or business activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto and (y) such other business or business activity as may be consented to by the Requisite Lenders from time to time, such consent not to be unreasonably withheld, delayed or conditioned.

6.8            Limitation on Modifications and Payments of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Etc.

(a)

(1)            Make, directly or indirectly, any voluntary payment or other distribution (whether in cash, securities or other property) of or in respect of any Indebtedness of the Parent Borrower or any Restricted Subsidiary that is (x) expressly subordinate to the Obligations or (y) any Refinancing Indebtedness in respect of clause (x) pursuant to Section 6.1(c)(ii) (clauses (x) and (y) each, a “Junior Financing”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing except for (a) with the proceeds of Refinancing Indebtedness, (b) payments of regularly scheduled interest, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing, (c) the conversion of any Junior Financing to Equity Interests (other than Disqualified Stock) of the Parent Borrower or of any Parent Holding Company, (d) so long as no Event of Default has occurred and is continuing or would result therefrom, any payments or distributions in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed 4.25% of Consolidated Total Assets, (e) payments or distributions in amounts that would otherwise have been permitted to be made as Restricted Payments; provided that any such prepayment shall constitute a utilization of the applicable Restricted Payment capacity and (f) if (i) no Event of Default shall have occurred and be continuing or would result therefrom, and (ii) (x) 30-Day Excess Availability (divided by Availability on such date and expressed as a percentage) and Excess Availability (divided by Availability on such date and expressed as a percentage) each exceed 17.5% and (y) unless 30-Day Excess Availability (divided by Availability on such date and expressed as a percentage) and Excess Availability (divided by Availability on such date and expressed as a percentage) each exceed 22.5%, the Parent Borrower shall be in Pro Forma Basis compliance with the Financial Performance Covenant (whether or not required to be complied with); or

(2)            Amend or modify, or permit the amendment or modification of, any provision of (i) any of its Organizational Documents in a manner materially adverse to the rights and remedies of Administrative Agent and the Lenders under the Credit Documents taken as a whole, or (ii) any Junior Financing or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (a) do not affect the subordination or payment provisions thereof (if any) in a manner materially adverse to the Lenders (as determined in good faith by the Borrower Representative) or (b) otherwise comply with the definition of “Refinancing Indebtedness”.

(b)            Enter into, or permit any Restricted Subsidiary to enter into, any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances by such Restricted Subsidiary to the Parent Borrower or any other Restricted Subsidiary that is a direct or indirect parent of such Restricted Subsidiary or (ii) the granting, perfection or enforcement of Liens by such Restricted Subsidiary or the Parent Borrower pursuant to the Collateral Documents in respect of the Loans, in each case other than those arising under any Credit Document, except, in each case, restrictions existing by reason of:

(A)            restrictions imposed by applicable law;

(B)            contractual encumbrances or restrictions (i) in effect on the Closing Date and (to the extent not otherwise permitted by this Section 6.8 are listed on Schedule 6.8), (ii) on the granting of Liens pursuant to documentation governing Indebtedness incurred in compliance with Section 6.1 that is secured by Liens pursuant to Section 6.2 on terms that are consistent with, or not materially more restrictive, taken as a whole, than, the restrictions set forth herein (as determined conclusively by the Borrower Representative and evidenced by a certificate of an Authorized Officer of the Borrower Representative), or (iii) pursuant to documentation related to any permitted renewal, extension or refinancing of any Indebtedness existing on the Closing Date that does not expand the scope of any such encumbrance or restriction in any material respect (as determined conclusively by the Borrower Representative and evidenced by a certificate of an Authorized Officer of the Borrower Representative);

(C)            any restriction on a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(D)            customary provisions in joint venture agreements or other similar agreements applicable to joint ventures permitted under Section 6.3;

(E)            any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement (other than Indebtedness secured by second-priority Liens on the Collateral) to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F)            customary provisions contained in licenses, sublicenses, covenants not to sue, releases and other agreements in connection with Intellectual Property (including in connection with distribution, license and supply agreements) and other similar agreements entered into in the ordinary course of business or which in the reasonable business judgment of the Borrower Representative would not impair any Credit Party’s interest in Intellectual Property that is material to the business of the Parent Borrower and its subsidiaries, taken as a whole;

(G)           customary provisions restricting the subletting or assignment of any lease governing a leasehold interest;

(H)           any agreement entered into in the ordinary course of business;

(I)             any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.4 pending the consummation of such sale, transfer, lease or other disposition;

(J)            any agreement in effect at the time any Restricted Subsidiary becomes a subsidiary of the Parent Borrower, so long as any such contractual restrictions were not entered into in contemplation of such Person becoming a subsidiary of the Parent Borrower;

(K)           customary net worth provisions contained in real property leases and customer contracts entered into by the Parent Borrower or any Restricted Subsidiary, so long as the Borrower Representative has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Parent Borrower and its Restricted Subsidiaries to meet their ongoing obligations under the Credit Documents;

(L)            any restrictions in agreements representing Indebtedness permitted under Section 6.1 of a subsidiary of the Parent Borrower that is not a Credit Party;

(M)          any restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(N)           any restriction with respect to the Parent Borrower or a Restricted Subsidiary (or any of its property or assets) imposed by customary provisions in a Hedge Agreement not entered into for speculative purposes;

(O)           any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.1 or Refinancing Indebtedness in respect thereof, on prevailing market terms and conditions available to borrowers at the time such transactions are entered into and will not materially impair the Borrowers’ ability to pay interest, premium, if any, or principal pursuant to the Credit Documents, when due;

(P)            any encumbrances or restrictions of the type referred to in Sections 6.8(b)(i) and (b)(ii) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (O) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower Representative, on prevailing market terms and conditions available to borrowers at the time such transactions are entered into and will not materially impair the Borrowers’ ability to pay interest, premium, if any, or principal pursuant to the Credit Documents, when due;

(Q)           any restrictions with respect to the corporate aircraft, including under any lease, sublease, charter, management, operating, crew, service, repair, maintenance, storage or other agreement relating to the aircraft;

(R)           solely to the extent that such restrictions relate to the subsidiary being acquired or incurring such Indebtedness, restrictions contained in assumed Indebtedness permitted pursuant to Section 6.1(j); or

(S)            any restriction imposed by the Term Loan Notes, Indentures, or Second Lien Credit Agreement.

Notwithstanding any other provision of this Agreement, this Agreement does not restrict any redemption or other payment by the Parent Borrower or any Restricted Subsidiary made as a mandatory principal redemption or other payment in respect of Junior Financing pursuant to an “AHYDO saver” provision of any agreement or instrument in respect of a Junior Financing, and the Borrower Representative’s determination in good faith of the amount of any such “AHYDO saver” mandatory principal redemption or other payment shall be conclusive and binding for all purposes under this Agreement.

6.9            Changes in Fiscal Year. Permit its fiscal year to end on any date other than June 30 or permit its fiscal quarters to end on a date other than on or about September 30, December 31 or March 31; provided that the Borrower Representative may, upon written notice to the Administrative Agent, change the financial reporting convention to a calendar year-end convention.

6.10            Financial Performance Covenant. Upon the occurrence of a Liquidity Event, permit, for the most recently ended period of four consecutive Fiscal Quarters of the Parent Borrower and its Restricted Subsidiaries ended prior to such Liquidity Event for which financial statements were required to have been delivered pursuant to Section 5.4, or for any period of four consecutive Fiscal Quarters of the Parent Borrower and its Restricted Subsidiaries ended thereafter until the date when a Liquidity Event is no longer continuing, the Fixed Charge Coverage Ratio for any such period of four consecutive Fiscal Quarters to be less than 1.10:1.00.

SECTION 7.      GUARANTY

7.1            Guaranty of the Obligations. Subject to the provisions of Section 7.2, each Guarantor jointly and severally hereby irrevocably and unconditionally guarantees (the “Guaranty”) to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations of each Person other than such Guarantor when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or any equivalent provision in any applicable jurisdiction) (each, a “Guaranteed Obligation” and, collectively, the “Guaranteed Obligations”); provided that anything herein or in any other Credit Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Credit Documents shall in no event exceed the amount that can be guaranteed by such Guarantor under the Bankruptcy Code or other Laws relating to the insolvency of debtors or an amount unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Guarantor or as the result of any avoidance actions therein.

7.2            Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceed its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable law; provided that, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3            Payment by Guarantors. Subject to Section 7.2, the Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of any Borrower to pay any of the applicable Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or any equivalent provision in any applicable jurisdiction), the Guarantors will upon demand pay, or cause to be paid, in cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all applicable Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest that would continue to accrue, but for the applicable Borrower’s becoming the subject of a case under the Bankruptcy Code, whether or not a claim is allowed against such Borrower for such interest in the related bankruptcy case) and all other applicable Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4            Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are, to the maximum extent permitted by applicable law, irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the applicable Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees, to the maximum extent permitted by applicable law, as follows:

(a)            this Guaranty is a guaranty of payment when due and not of collectability;

(b)            this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(c)            Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between a Borrower and any Beneficiary with respect to the existence of such Event of Default;

(d)            the obligations of each Guarantor hereunder are independent of the obligations of Borrowers and the obligations of any other guarantor (including any other Guarantor), and a separate action or actions may be brought and prosecuted against such Guarantor, whether or not any action is brought against any Borrower or any of such other guarantors and whether or not any Borrower is joined in any such action or actions;

(e)            payment by any Guarantor of a portion, but not all, of the applicable Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the applicable Guaranteed Obligations which has not been paid (without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the applicable Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the applicable Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the applicable Guaranteed Obligations);

(f)             any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the applicable Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the applicable Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the applicable Guaranteed Obligations and take and hold security for the payment hereof or the applicable Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the applicable Guaranteed Obligations, any other guaranties of the applicable Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the applicable Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the applicable Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the applicable Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or any Hedge Agreements; and

(g)            this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the applicable Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Hedge Agreements, at law, in equity or otherwise) with respect to the applicable Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the applicable Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the applicable Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the applicable Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the applicable Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the applicable Guaranteed Obligations) to the payment of indebtedness other than the applicable Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the applicable Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of any Borrower or any of its subsidiaries and to any corresponding restructuring of the applicable Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the applicable Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which a Borrower may allege or assert against any Beneficiary in respect of the applicable Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the applicable Guaranteed Obligations.

7.5            Waivers by Guarantors. Each Guarantor hereby waives, to the maximum extent permitted by applicable law, for the benefit of the Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the applicable Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the applicable Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other applicable Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the applicable Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the applicable Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6            Guarantors’ Rights of Subrogation, Contribution, Etc. Until the applicable Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives, to the maximum extent permitted by applicable law, any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Borrower with respect to the applicable Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the applicable Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired (without any pending drawing) or been cancelled, each Guarantor shall, to the maximum extent permitted by applicable law, withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the applicable Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all applicable Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the applicable Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7            Subordination of Other Obligations. Any Indebtedness of any Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the applicable Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the applicable Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8            Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the applicable Guaranteed Obligations shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired (without any pending drawing) or been cancelled. Each Guarantor hereby irrevocably waives, to the maximum extent permitted by applicable law, any right to revoke this Guaranty as to future transactions giving rise to any applicable Guaranteed Obligations.

7.9            Authority of Guarantors or Borrowers. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or any Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10          Financial Condition of Borrowers. Any Credit Extension may be made to any Borrower or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of any Borrower at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any Borrower. Each Guarantor has adequate means to obtain information from each Borrower on a continuing basis concerning the financial condition of such Borrower and its ability to perform its obligations under the Credit Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of each Borrower and of all circumstances bearing upon the risk of nonpayment of the applicable Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of any Borrower now known or hereafter known by any Beneficiary.

7.11       Bankruptcy, Etc.

(a)            [Reserved].

(b)            Each Guarantor acknowledges and agrees that any interest on any portion of the applicable Guaranteed Obligations which accrues after the commencement of any bankruptcy, reorganization or insolvency case or proceeding (or, if interest on any portion of the applicable Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the applicable Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the applicable Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the applicable Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower of any portion of such applicable Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, receiver and manager, interim receiver, debtor in possession, assignee for the benefit of creditors, curator or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)            In the event that all or any portion of the applicable Guaranteed Obligations are paid by a Borrower, the obligations of the Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute applicable Guaranteed Obligations for all purposes hereunder.

7.12         Keepwell. Each Guarantor that is a Qualified ECP Guarantor (as defined below) at the time this Guaranty or at the time the grant of the security interest under the Credit Documents, in each case, by any Credit Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each other Credit Party with respect to such Swap Obligation as may be needed by such Credit Party from time to time to honor all of its obligations under this Guaranty and the other Credit Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 7.12 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 7.12 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section 7.12 to constitute, and this Section 7.12 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each other Credit Party for all purposes of the Commodity Exchange Act. “Qualified ECP Guarantor” shall mean, at any time, each Credit Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 8.      EVENTS OF DEFAULT

8.1            Events of Default. If any one or more of the following conditions or events shall occur:

(a)            any representation or warranty made or deemed made by any Credit Party in any Credit Document, or any representation, warranty, or certification contained in any certificate furnished by the Borrower Representative or any other Credit Party in connection with or pursuant to any Credit Document, shall prove to have been false in any material respect when so made, deemed made or furnished;

(b)            default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof, at a date fixed for prepayment thereof, by acceleration thereof or otherwise;

(c)            default shall be made in the payment of any interest on any Loan or in the payment of any fee or any other amount (other than an amount referred to in paragraph (b) above) due under any Credit Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of more than five Business Days;

(d)            (i) any default shall be made in the due observance or performance by the Parent Borrower or any of its Restricted Subsidiaries of any covenant contained in Section 2.20, Section 5.1(a) (solely with respect to the Parent Borrower), Section 5.4(g) (after a five Business Day grace period or, if during the continuance of a Cash Dominion Event, a two Business Day grace period) Section 5.5(a), Section 5.9(a) or Section 6 (ii) any default shall be made in the due observance or performance by any Credit Party of any covenant, condition or agreement contained in any Credit Document (other than any default specified in paragraph (b), (c) or (d) above) and such default shall continue unremedied for a period of thirty days after the earlier to occur of (x) a senior executive of the Borrower Representative having actual knowledge thereof ~~thereof~~ or (y) written notice thereof having been provided by the Administrative Agent or the Requisite Lenders to the Borrower Representative;

(e)            (i) the Parent Borrower or any Restricted Subsidiary fails to pay when due any principal of, interest on or premiums in respect of any Material Indebtedness (other than Indebtedness hereunder), in each case beyond any grace or cure period, or (ii) any event or condition shall occur that (A) results in any Material Indebtedness (other than Indebtedness hereunder) becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness (other than Indebtedness hereunder) or any trustee or agent on its or their behalf to cause, with the giving of notice if required, any Material Indebtedness (other than Indebtedness hereunder) to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (e)(ii) shall not apply to (x) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, (y) any Indebtedness that becomes due pursuant to customary prepayment or redemption provisions solely as a result of a voluntary sale or transfer of property or assets or a “change of control” or (z) any Indebtedness that becomes due solely as a result of a refinancing thereof permitted by this Agreement; provided, further, that notwithstanding the foregoing, any breach of, or default under, any other Material Indebtedness solely as a result of a Financial Covenant Default shall not constitute an Event of Default under this paragraph (e) unless and until the date on which such breach or default constitutes an Event of Default under paragraph (d);

(f)            there shall have occurred a Change of Control;

(g)           (i) an involuntary case or proceeding shall be commenced or an involuntary petition, application or other originating process shall be filed relating to (A) the liquidation, reorganization, winding-up, dissolution or suspension of general operations or other relief in respect of the Parent Borrower or any Material Subsidiary, or of a substantial part of the property or assets of the Parent Borrower or any Material Subsidiary under any Debtor Relief Law, (B) the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for the Parent Borrower or any Material Subsidiary, or for a substantial part of the property or assets of the Parent Borrower or any Material Subsidiary; or (C) the winding-up or liquidation of the Parent Borrower or any Material Subsidiary (except, in the case of any Material Subsidiary, in a transaction permitted by Section 6.4); and such proceeding or petition, application or other originating process shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)           the Parent Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition or application or its shareholders shall pass a resolution seeking liquidation, winding up, reorganization or other relief under any Debtor Relief Law (including the making of a proposal or the filing of a notice of intention to make a proposal), (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above, (iii) apply for or consent to the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, interim receiver, receiver and manager, receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of the Parent Borrower or any of the Material Subsidiaries, (iv) file an answer admitting the material allegations of a petition, application or other originating process filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(i)            the failure by the Parent Borrower or any Restricted Subsidiary to pay one or more final and non-appealable judgments aggregating in excess of $35.0 million (to the extent not covered by third-party insurance for which the insurer has not disputed coverage), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Parent Borrower or any Restricted Subsidiary to enforce any such judgment;

(j)            (i) a trustee shall be appointed by a U.S. district court to administer any Pension Plan, (ii) an ERISA Event or ERISA Events shall have occurred, (iii) the Parent Borrower or any of its subsidiaries shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) involving any Pension Plan, or (iv) [reserved]; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect;

(k)            (i) any Credit Document shall for any reason be asserted in writing by any Credit Party not to be a legal, valid and binding obligation of such party thereto, (ii) any security interest purported to be created by any Collateral Document relating to a material portion of the Collateral of the Credit Parties on a consolidated basis shall cease to be, or shall be asserted in writing by the Parent Borrower or any other Credit Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Collateral Document and subject to such limitations and restrictions as are set forth herein and therein) in the Collateral covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from the failure of the applicable Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Pledge and Security Agreement, or to file UCC continuation statements, (iii) the guarantees pursuant to the Collateral Documents by any Credit Party of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by any Credit Party not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof) or (iv) the Parent Borrower shall assert in writing that any Intercreditor Agreement (after execution and delivery thereof) shall have ceased for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or shall knowingly contest, or knowingly support any other Person in any action that seeks to contest, the validity or effectiveness of any such Intercreditor Agreement (other than pursuant to the terms hereof or thereof);

then, except as provided below with respect to a Financial Covenant Default, (i) in every such event (other than an event with respect to the Parent Borrower described in clause (g) or (h) of this Section 8.1), and at any time thereafter during the continuance of such event, the Administrative Agent may and, at the request of the Requisite Lenders, shall, by notice to the Borrower Representative, take any or all of the following actions, at the same or different times: (A) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrowers accrued hereunder and under any other Credit Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Credit Document to the contrary notwithstanding; (B) declare Commitments of each Lender and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated; (C) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to 103% of the then Outstanding Amount thereof); and (D) exercise all rights and remedies granted to it under any Credit Document and all of its rights under any other applicable law or in equity, and (ii) in any event with respect to the Parent Borrower described in clause (g) or (h) of this Section 8.1, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrowers accrued hereunder and under any other Credit Document, shall automatically become due and payable, and the Commitments of each Lender and any obligation of the L/C Issuers to make L/C Credit Extensions shall in each case be automatically terminated, in each case without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Credit Document to the contrary notwithstanding. Upon the occurrence of a failure by the Parent Borrower to comply with the requirements of the Financial Performance Covenant (a “Financial Covenant Default”), the Requisite Lenders, may (x) to the extent the Parent Borrower is permitted to make a Specified Equity Contribution pursuant to the terms of Section 8.2 that would be included as an addition in the calculation of Consolidated Adjusted EBITDA, on the date that is ten Business Days after the date on which financial statements are required to be delivered pursuant to Section 5.4(a) or (b), as applicable, and only if such Financial Covenant Default has not been cured pursuant to Section 8.2 or (y) to the extent the Parent Borrower is not permitted to make a Specified Equity Contribution pursuant to the terms of Section 8.2 that would be included as an addition in the calculation of Consolidated Adjusted EBITDA, on the date on which financial statements are required to be delivered pursuant to Section 5.4(a) or (b), as applicable, either (1) terminate the Revolving Commitments and/or (2) take the actions specified above in this Section 8.1 in respect of the Revolving Commitments and the Revolving Loans; provided that, solely to the extent the Parent Borrower is permitted to make a Specified Equity Contribution pursuant to the terms of Section 8.2 that would be included as an addition in the calculation of Consolidated Adjusted EBITDA, neither the Administrative Agent, the Collateral Agent nor any Lender shall exercise the right (or have the right) to accelerate the Loans, terminate the Commitments, foreclose on or take possession of the Collateral or take or have the right to take any other remedy under the Credit Documents on the basis of such Financial Covenant Default until the tenth Business Day following the date the applicable financial statements are to be delivered; provided, further, however, that no Lender shall have any obligation to make any Loans hereunder and no L/C Issuer shall have any obligation to issue or extend any Letter of Credit hereunder during such ten Business Day period during which any Financial Covenant Default exists until the date upon which the Parent Borrower has cured the Financial Covenant Default in accordance with Section 8.2. In respect of a Financial Covenant Default that is continuing, the Requisite Lenders may take the actions specified in this Section 8.1 on the date the Requisite Lenders have terminated the Revolving Commitments and accelerated all Obligations; provided, however, that the Requisite Lenders may not take such actions if either (A) prior to the date of any such termination of Revolving Commitments and acceleration of Obligations by the Requisite Lenders, the Revolving Loans have been repaid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made), no Letters of Credit are outstanding (unless Cash Collateralized in an amount equal to 103% of the then Outstanding Amount thereof) or unreimbursed and the Revolving Commitments have been terminated by the Borrower Representative, (B) [reserved], or (C) the Financial Covenant Default has been waived by the Requisite Lenders.

8.2            Right to Cure. Notwithstanding anything to the contrary contained in Section 8.1, for purposes of determining whether a Financial Covenant Default has occurred, any equity contribution (in the form of cash common equity or other equity reasonably acceptable to the Administrative Agent) made to the Parent Borrower after the last day of any Fiscal Quarter and on or prior to the day that is 10 Business Days after the later to occur of (x) the day on which financial statements for the period to which the Financial Covenant Default is applicable, or (y) the date when the applicable Liquidity Event first occurred, are required to be delivered for that Fiscal Quarter will, upon the delivery of a written notice by the Borrower Representative to the Administrative Agent (such notice, the “Cure Notice”), be included as an addition in the calculation of Consolidated Adjusted EBITDA solely for the purposes of calculating the Financial Performance Covenant on a Pro Forma Basis at the end of such Fiscal Quarter and any subsequent period that includes such Fiscal Quarter (any such equity contribution, a “Specified Equity Contribution”); provided that (a) the Borrower Representative shall not be permitted to so request that a Specified Equity Contribution be included as an addition in the calculation of Consolidated Adjusted EBITDA with respect to any Fiscal Quarter unless, after giving effect to such requested Specified Equity Contribution, (x) there will be a period of at least two Fiscal Quarters in the Relevant Four Fiscal Quarter Period in which no Specified Equity Contribution has been made, and (y) there have been no more than five Specified Equity Contributions made hereunder, (b) the amount of any Specified Equity Contribution will be no greater than the amount required to cause the Fixed Charge Coverage Ratio on a Pro Forma Basis to be in compliance with Section 6.10 and (c) all Specified Equity Contributions will be disregarded for all other purposes of calculating Consolidated Adjusted EBITDA under the Credit Documents (including calculating basket levels and other items governed by reference to Consolidated Adjusted EBITDA). To the extent that the proceeds of the Specified Equity Contribution are used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of (i) calculating the Fixed Charge Coverage Ratio on a Pro Forma Basis set forth in Section 6.10 for the Relevant Four Fiscal Quarter Period, (ii) [reserved] or (iii) determining compliance with the Financial Performance Covenant. For purposes of this paragraph, the term “Relevant Four Fiscal Quarter Period” means, with respect to any requested Specified Equity Contribution, the four Fiscal Quarter period ending on (and including) the Fiscal Quarter in which Consolidated Adjusted EBITDA will be increased as a result of such Specified Equity Contribution.

8.3            Application of Proceeds. The Lenders, the Administrative Agent and the Collateral Agent agree, as among such parties, as follows: subject to the terms of the ABL/Term Loan Intercreditor Agreement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent, the Collateral Agent, any Lender or any L/C Issuer on account of amounts then due and outstanding under any of the Credit Documents or under any Secured Hedging Arrangement or Secured Cash Management Agreement shall, except as otherwise expressly provided herein, be applied as follows, in each case until such item is paid in full: first, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) and indemnities due and owing under the Credit Documents of the Administrative Agent or the Collateral Agent (including to pay to the Collateral Agent any sums advanced to the Collateral Agent or to preserve its security interest in the Collateral), second, to pay any fees then due to any Agent under the Credit Documents, third, to pay interest on Agent Advances, fourth, to pay the principal of Agent Advances then outstanding, fifth, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of each of the Lenders and each of the L/C Issuer, sixth, to pay any fees then due to any of the Lenders and each of the L/C Issuers under the Credit Documents, seventh, to pay interest accrued in respect of Swing Line Loans, eighth, to pay the principal of all Swing Line Loans then outstanding, ninth, to pay (on a ratable basis) interest accrued in respect of (A) the Revolving Loans then outstanding and (B) any Unreimbursed Amount then outstanding, tenth, to pay (on a ratable basis) (A) the principal of Revolving Loans then outstanding and any Unreimbursed Amount then outstanding, and to cash collateralize any outstanding L/C Obligations on terms reasonably satisfactory to the applicable L/C Issuer and (B) any outstanding obligations payable under (i) Designated Cash Management Agreements, up to the amount of Designated Cash Management Reserves then in effect with respect thereto, and (ii) Designated Hedging Agreements, up to the amount of Designated Hedging Reserves then in effect with respect thereto, eleventh, to pay (ratably) (A) Hedge Obligations and (B) Cash Management Obligations, in each case with any Lender Counterparty (other than pursuant to any Designated Cash Management Agreements or Designated Hedging Agreements, but including any amounts not paid pursuant to clause “tenth”(B)(i) above) permitted hereunder and secured by the Credit Documents (notwithstanding the foregoing, amounts received from any Credit Party shall not be applied to any Excluded Swap Obligation of such Credit Party), twelfth, to pay other Obligations then due and owing, and thirteenth, to pay the surplus, if any, to whomever may be lawfully entitled to receive such surplus. To the extent that any amounts available for distribution pursuant to clause “tenth” above are attributable to the issued but undrawn amount of outstanding Letters of Credit which are then not yet required to be reimbursed hereunder, such amounts shall be held by the Collateral Agent in a cash collateral account and applied (x) first, to reimburse the applicable L/C Issuer from time to time for any drawings under such Letters of Credit and (y) then, following the expiration of all Letters of Credit, to all other obligations of the types described in such clause “tenth”. To the extent any amounts available for distribution pursuant to “ninth” are insufficient to pay all obligations described therein in full, such moneys shall be allocated pro rata among the Lenders and L/C Issuers based on their respective Pro Rata Shares. To the extent any amounts available for distribution pursuant to clause (A) of clause “tenth” are insufficient to pay all obligations described therein in full, such moneys shall be allocated pro rata among the Lenders and L/C Issuers based on their respective Pro Rata Shares.

SECTION 9.       AGENTS

9.1            Authorization and Action.

(a)            Each Lender and each L/C Issuer (in its capacity as such and on behalf of itself and its Affiliates as potential Lender Counterparties (if applicable)) hereby irrevocably appoints WFB to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents, as applicable, for the benefit of the Secured Parties, and hereby irrevocably appoints WFB to act on its behalf as the Collateral Agent hereunder and under the other Credit Documents, as applicable, for the benefit of the Secured Parties, and each such Lender and each such L/C Issuer irrevocably authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Credit Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Credit Documents (including, without limitation, enforcement or collection of the Loans), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or, if required hereby, all Lenders), and such instructions shall be binding upon all Lenders, all L/C Issuers and all Lender Counterparties; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law. Without any further consent of the Lenders, the L/C Issuers or any Lender Counterparty, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any Intercreditor Agreement or any amendment (or amendment and restatement) to the Collateral Documents that is, in each case, consistent with the terms of this Agreement.

(b)            In furtherance of the foregoing, each Lender and each L/C Issuer (in its capacity as such and on behalf of itself and its Affiliates as potential Lender Counterparties (if applicable)), hereby appoints the Collateral Agent to act as the agent of such Lender and/or L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental or related thereto. In this connection, the Collateral Agent (and any Supplemental Agents appointed by the Collateral Agent pursuant to Section 9.1(c) below for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of this Section 9 (including, without limitation, Section 9.5, as though any such Supplemental Agent were an “Agent” under the Credit Documents) as if set forth in full herein with respect thereto.

(c)            Any Agent may execute any of its duties under this Agreement or any other Credit Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Collateral Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Each Agent may also from time to time, when such Agent deems it to be necessary or desirable, perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Agent (each, a “Supplemental Agent”). Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties; provided, however, that no such Supplemental Agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent. Should any instrument in writing from the Borrower Representative or any other Credit Party be required by any Supplemental Agent so appointed by an Agent to more fully or certainly vest in and confirm to such Supplemental Agent such rights, powers, privileges and duties, the Borrower Representative shall, or shall cause such Credit Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Agent. If any Supplemental Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by applicable law, shall automatically vest in and be exercised by the Agent until the appointment of a new Supplemental Agent. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.2            Agent’s Reliance, Etc. Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Credit Documents, (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary) or (ii) in the absence of such Agent’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. Without limitation to the generality of the foregoing, each Agent: (a) [reserved]; (b) may consult with legal counsel (including counsel for any Credit Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Secured Party and shall not be responsible to any Secured Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Credit Documents; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Credit Document on the part of any Credit Party or the existence at any time of any Default under the Credit Documents or to inspect the property (including the books and records) of any Credit Party, and shall be deemed to have no knowledge of any Default or Event of Default unless such Agent shall have received notice thereof in writing from a Lender or a Credit Party stating that a Default or Event of Default has occurred and specifying the nature thereof; (e) shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Credit Document or any other instrument or document furnished pursuant thereto; (f) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing; (g) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay or similar provision under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law and (h) shall incur no liability under or in respect of any Credit Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile, electronic mail or Internet or intranet posting or other distribution) believed by it to be genuine and signed or sent by the proper party or parties.

9.3            WFB and its Affiliates. With respect to its Commitments and the Loans made by it, WFB shall have the same rights and powers under the Credit Documents as any other Lender or other Secured Party and may exercise the same as though it were not an Agent; and each of the terms “Lender” and “Secured Party” shall, unless otherwise expressly indicated, include WFB in its individual capacity. WFB and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Credit Party, any subsidiaries of any Credit Party and any Person that may do business with or own securities of any Credit Party or any such subsidiary, all as if WFB was not an Agent and without any duty to account therefor to the Lenders or any other Secured Party. No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Credit Party or any subsidiaries of any Credit Party to the extent such information was obtained or received in any capacity other than as such Agent.

9.4            Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Section 5.4 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

9.5            Indemnification of Agents.

(a)            Each Lender severally agrees to indemnify each Agent, each L/C Issuer or any Related Party (in each case, to the extent not reimbursed by the Borrowers) from and against such Lender’s Pro Rata Share (to be determined on the basis of the sum of (i) the Outstanding Amount of all Loans outstanding at such time and (ii) the Outstanding Amount of all L/C Obligations outstanding at such time) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits or other proceedings, reasonable and documented out-of-pocket costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against such Agent, any L/C Issuer or any Related Party in any way relating to or arising out of the Credit Documents or any action taken or omitted by such Agent, any L/C Issuer or any Related Party under the Credit Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits or other proceedings, costs, expenses or disbursements resulting from such Agent’s, any L/C Issuer’s or any Related Party’s gross negligence, bad faith or willful misconduct or a material breach of the obligations of such Agent, L/C Issuer or any Related Party as found in a final non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse each Agent, each L/C Issuer or any Related Party promptly upon demand for its Pro Rata Share of any costs and expenses (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrowers under Section 10.5, to the extent that such Agent, each L/C Issuer or any Related Party is not promptly reimbursed for such costs and expenses by the Borrowers. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 9.5 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. The obligations of the Lenders under this subsection (a) are subject to the provisions of Section 2.1(a).

(b)            The failure of any Lender to reimburse any Agent, each L/C Issuer or any Related Party, as the case may be, promptly upon demand for its Pro Rata Share of any amount required to be paid by the Lenders to such Agent, any L/C Issuer or any Related Party, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent, any L/C Issuer or Related Party, as the case may be, for its Pro Rata Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent, any L/C Issuer or Related Party, as the case may be, for such other Lender’s Pro Rata Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 9.5 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Credit Documents.

9.6            Successor Agents. (a) Any Agent may resign or, if it or its controlling Affiliate thereof is subject to a Distress Event, be removed by the Borrower Representative or the Requisite Lenders, in each case, at any time by giving ten days’ written notice thereof to the Lenders and the Borrower Representative. Upon any such resignation or removal as Administrative Agent, the Requisite Lenders shall have the right to appoint a successor Agent that is not a Disqualified Lender, which successor Agent (unless a Designated Event of Default has occurred and is continuing at the time of such appointment) shall be subject to approval by the Borrower Representative (which approval shall not be unreasonably withheld if such successor Agent is a commercial bank with a combined capital and surplus of at least $1.0 billion, and otherwise may be withheld in the Borrower Representative’s sole discretion). If no successor Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent that is not a Disqualified Lender, subject to approval by the Borrower Representative in accordance with the preceding sentence. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Requisite Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Credit Documents; provided that the Borrowers shall have no obligation to pay any fee to any successor Agent that is greater than or in addition to the fees payable to the Administrative Agent on the Closing Date. If within 30 days after written notice is given of the retiring Agent’s resignation under this Section 9.6 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 30th day (a) the retiring Agent’s resignation shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Credit Documents and (c) the Requisite Lenders shall thereafter perform all duties of the retiring Agent under the Credit Documents (and, except for any indemnity payments or other amount then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly) until such time, if any, as the Requisite Lenders appoint a successor Agent that is not a Disqualified Lender as provided above; provided, however, that any removal of any Agent shall not become effective until (i) such Agent or its Affiliates shall have been replaced as Swing Line Lender and L/C Issuer, and (ii) all fees and other amounts due and owing hereunder to such Agent, Swing Line Lender and L/C Issuer shall have been paid in full. After any retiring Agent’s resignation hereunder as Agent shall have become effective, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

9.7            [Reserved].

9.8            Administrative Agent May File Proofs of Claim.

(a)            In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Agents and the other Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Agents and the other Secured Parties and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.3(c), 2.9 and 10.5) allowed in such judicial proceeding; and

(ii)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Agents under Section 2.9 and Section 10.5.

(b)            Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any other Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any other Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any other Secured Party in any such proceeding.

9.9            Collateral and Guaranty Matters.

(a)            Each Lender and each L/C Issuer hereby authorizes and directs the Administrative Agent and the Collateral Agent to enter into the Collateral Documents and any Intercreditor Agreements as required herein for the benefit of the Lenders and the other Secured Parties. Without limiting the provisions of Section 9.8, the Lenders and the L/C Issuers, on behalf of themselves and their respective Affiliates as potential Lender Counterparties (if applicable), irrevocably authorize the Collateral Agent and the Administrative Agent, at such Agent’s option and in such Agent’s discretion:

(i)            to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document (A) upon termination of the aggregate Commitments and payment in full of all Obligations, including all obligations under all Hedge Agreements, and the expiration or termination of all Letters of Credit, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document, (C) subject to Section 10.8, if approved, authorized or ratified in writing by the Requisite Lenders, (D) owned by a Guarantor upon release of such Guarantor from its obligations hereunder pursuant to clause (ii) below, or (E) upon property constituting Excluded Property;

(ii)            to release any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder or otherwise becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; and

(iii)          to subordinate any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 6.2.

(b)            Upon request by the Administrative Agent or the Collateral Agent at any time, the Requisite Lenders (or, if necessary, all Lenders) will confirm in writing the authority of the Agents to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the applicable Guaranty pursuant to this Section 9.9. In each case as specified in this Section 9.9, the Administrative Agent and the Collateral Agent will, at the Borrowers’ expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations under the applicable Guaranty, in each case in accordance with the terms of the Credit Documents and this Section 9.9.

9.10            Withholding. To the extent required by any applicable law, any Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding Tax applicable to such payment. If any Governmental Authority asserts a claim that an Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason, or an Administrative Agent has paid over to any Governmental Authority applicable withholding Tax relating to a payment to a Lender but no deduction has been made from such payment, such Lender shall indemnify such Administrative Agent fully for all amounts paid, directly or indirectly, by such Administrative Agent as Tax or otherwise, including any penalties or interest and together with any and all expenses incurred, unless such amounts have been indemnified by any Credit Party or the relevant Lender. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 9.10. Each party’s obligations under this Section 9.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

9.11            Intercreditor Agreements. Each Lender (in its capacity as such and on behalf of itself and its Affiliates as Lender Counterparties) hereunder (x) agrees that it will be bound by and will take no actions contrary to the provisions of the ABL/Term Loan Intercreditor Agreement and any other Intercreditor Agreements and (y) authorizes and instructs WFB to enter into the ABL/Term Loan Intercreditor Agreement and any other Intercreditor Agreements as Collateral Agent on behalf of such Lender, and WFB to enter into the ABL/Term Loan Intercreditor Agreement and any other Intercreditor Agreements as ABL/Term Loan Administrative Agent (as defined therein) on behalf of such Lender. Each Lender (in its capacity as such and on behalf of itself and its Affiliates as Lender Counterparties) hereby further agrees that (a) the Agents may, from time to time on and after the Closing Date, without any further consent of any Lender, enter into amendments to, amendments and restatements of, supplements to and/or replacements of, the ABL/Term Loan Intercreditor Agreement or any other Intercreditor Agreement, and enter into any other intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral that is permitted under this Agreement, in each case in order to effect the relative priority of Liens on the Collateral and to provide for certain additional rights, obligations and limitations in respect of, any Liens permitted by the terms of this Agreement to be junior or senior to the Liens securing the Obligations with respect to part or all of the Collateral, which are, in each case, incurred in accordance with Section 6 of this Agreement, and to establish certain relative rights as between the holders of the Obligations and the holders of the Indebtedness secured by such Liens, (b) the Agents may rely exclusively on a certificate of an Authorized Officer of Borrower Representative as to whether any such Liens are permitted, and (c) such ABL/Term Loan Intercreditor Agreement, any other Intercreditor Agreements and any other intercreditor agreement referred to in the foregoing clause (a) entered into by the Agents shall be binding on the Secured Parties. Furthermore, each Lender (in its capacity as such and on behalf of itself and its Affiliates as Lender Counterparties) hereby authorizes the Agents to release or subordinate any Lien on any property granted to or held by the Agents under any Credit Document as provided in Section 10.18.

SECTION 10.     MISCELLANEOUS

10.1            Notices; Communications.

(a)            Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.1(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or e-mail, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, in each case, as follows:

(i)            if to any Credit Party or the Administrative Agent, to the address, facsimile number, e-mail address or telephone number specified for such Person on Schedule 10.1; and

(ii)            if to any other Lender, to the address, facsimile number, e-mail address or telephone number specified in its Administrative Questionnaire.

(b)            Notices and other communications to any party may be delivered or furnished by e-mail. Notices and other communications to the Lenders may be delivered or furnished by electronic communication other than e-mail (including internet or intranet websites) pursuant to procedures approved by the Administrative Agent. Each of the Administrative Agent and the Borrower Representative may, in its discretion, agree to accept notices and other communications hereunder by electronic communications other than e-mail pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)            Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by facsimile or email shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, they shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications (other than email) to the extent provided in Section 10.1(b) shall be effective as provided in such Section 10.1(b).

(d)            Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(e)            Documents required to be delivered pursuant to Section 5.4 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 10.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower files such documents or provides a link thereto on its website on the internet at the website address listed on Schedule 10.1 or (ii) on which such documents are posted on the Parent Borrower’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, governmental, regulatory agency or third-party website, or whether sponsored by the Administrative Agent); provided that, upon reasonable request by the Administrative Agent, the Borrower Representative shall also provide a hard copy to the Administrative Agent of any such document; provided, further, that any documents posted for which a link is provided after normal business hours for the recipient shall be deemed to have been given at the opening of business on the next Business Day for such recipient. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Credit Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

10.2            Survival of Agreement. All covenants, agreements, representations and warranties made by the Credit Parties herein, in the other Credit Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the Lenders and the L/C Issuers and shall survive the making by the Lenders of the Loans, the execution and delivery of the Credit Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Obligation or any other amount payable under this Agreement or any other Credit Document is outstanding and unpaid and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Section 2.15, Section 2.16, Section 2.17, Section 2.19 and Section 10.5) shall survive the payment in full of the principal and interest hereunder and the termination of the Commitments or this Agreement.

10.3            Binding Effect. This Agreement shall become effective when it has been executed by the Borrowers, the Guarantors and the Administrative Agent and when the Administrative Agent has received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Guarantors, each Agent, each Lender and their respective permitted successors and assigns.

10.4            Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as otherwise expressly permitted under Sections 5.1 and 6.4, the Parent Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Parent Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.4. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (d) of this Section 10.4) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Credit Documents.

(b)            (i) Subject to the conditions set forth in paragraph (b)(ii) of this Section 10.4, any Lender (in such capacity, an “Assignor”) may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitments and the Loans at the time owing to it with the prior written consent of:

(A)            the Borrower Representative (not to be unreasonably withheld, conditioned or delayed) (it being understood that the withholding of consent with respect to any assignment of Revolving Loans or Revolving Commitments to any Person that is not a bank or an Approved Fund that is managed by a bank shall not be deemed to be unreasonable); provided that no consent of the Borrower Representative shall be required (1) for an assignment of Revolving Loans or Revolving Commitments to a Lender or an Affiliate or Approved Fund of a Lender, or (2) if an Event of Default has occurred and is continuing, for an assignment to any other Person;

(B)            the Administrative Agent (not to be unreasonably withheld, conditioned or delayed);

(C)            the L/C Issuers (not to be unreasonably withheld, conditioned or delayed); and

(D)            the Swing Line Lender (not to be unreasonably withheld, conditioned or delayed).

(ii)            Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or an assignment of the entire remaining amount of the Assignor’s Commitments or Loans, the amount of the Commitments or Loans of the Assignor subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than in the case of an assignment of Revolving Loans or Revolving Commitments, $1.0 million, unless the Borrower Representative and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Approved Funds treated as one assignment for purposes of meeting the minimum assignment amount requirement), if any;

(B)            [Reserved];

(C)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and, except in the case of an assignment by a Lender to one of its Approved Funds, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(D)            the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.17;

(E)            [reserved];

(F)            the Assignor may only assign or otherwise transfer such rights or obligations so long as there will be at least two Lenders after doing so; and

(G)            the Administrative Agent and the Collateral Agent shall have carried out all “know your customer” or other similar checks which it is required to comply with in relation to the assignment to the Eligible Assignee.

For the purposes of this Section 10.4, “Approved Fund” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)            Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 10.4, from and after the effective date specified in each Assignment Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the Assignor thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto but shall continue to be entitled to the benefits (and subject to the obligations) of a Lender under Section 2.15, Section 2.16, Section 2.17 and Section 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.4.

(iv)            The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and the Register. The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower Representative and any Lender (solely with respect to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(v)            Upon its receipt of a duly completed Assignment Agreement executed by an Assignor and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire (unless the Eligible Assignee shall already be a Lender hereunder), all applicable tax forms, the processing and recordation fee referred to in paragraph (C) of Section 10.4(b)(ii), the satisfaction of all “know your customer” checks referred to in paragraph (G) of Section 10.4(b)(ii) and any written consent to such assignment required by paragraph (b) of this Section 10.4, the Administrative Agent promptly shall accept such Assignment Agreement and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b)(v).

(c)            By executing and delivering an Assignment Agreement, the Assignor thereunder and the Eligible Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such Assignor warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any Lien or other adverse claim and that the outstanding balances of its Loans and the L/C Exposure owing to it, in each case, without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment Agreement; (ii) except as set forth in clause (i) above, such Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Parent Borrower or any subsidiary or the performance or observance by the Parent Borrower or any subsidiary of any of their respective obligations under this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto; (iii) the Eligible Assignee represents and warrants that it is legally authorized to enter into such Assignment Agreement and that it is not a Disqualified Lender; (iv) the Eligible Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.4, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment Agreement; (v) the Eligible Assignee will independently and without reliance upon the Administrative Agent or the Collateral Agent, such Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) the Eligible Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto; and (vii) the Eligible Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)            (i) Any Lender may, without the consent of the Borrower Representative or the Administrative Agent, sell participations to one or more banks or other entities (other than a Disqualified Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower Representative, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Credit Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Credit Documents; provided that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 10.4(b) or clauses (i), (ii), (iii) or (v) of the second proviso to Section 10.8(b) and (2) directly affects such Participant and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to clause (d)(ii) of this Section 10.4, the Parent Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16 and Section 2.17 (subject to the obligations and limitations therein, including the obligations under Section 2.17(c) (it being understood that the documentation required under Section 2.17(c) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4; provided that such Participant agrees to be subject to the provisions of Section 2.18 as if it were an assignee under paragraph (b) of this Section 10.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.6 as though it were a Lender; provided that such Participant shall be subject to Section 2.4 as though it were a Lender. Each Lender that sells a participation shall, acting for itself and, solely for this purpose, as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)            A Participant shall not be entitled to receive any greater payment under Section 2.15, Section 2.16 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

(e)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority and, in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 10.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Eligible Assignee for such Lender as a party hereto.

(f)            [Reserved].

(g)            [Reserved].

(h)            If the Borrower Representative wishes to replace the Loans with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders, instead of prepaying the Loans to be replaced, to (i) require the Lenders to assign such Loans to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 10.8 (with such replacement, if applicable, being deemed to have been made pursuant to Section 10.8(d)). Pursuant to any such assignment, all Loans to be replaced shall be purchased at par (allocated among the Lenders in the same manner as would be required if such Loans were being optionally prepaid), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 10.5(b). By receiving such purchase price, the Lenders shall automatically be deemed to have assigned the Loans pursuant to the terms of the form of Assignment Agreement attached hereto as Exhibit E, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph (h) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(i)            Notwithstanding the foregoing, no assignment may be made or participation sold to a Disqualified Lender without the prior written consent of the Borrower Representative, and any assignment made or participation sold to a Disqualified Lender without such consent of the Borrower Representative shall be without effect and void. Notwithstanding anything herein to the contrary, the Administrative Agent shall have no responsibility for, or liability in connection with, monitoring or enforcing the prohibition on assignments or participations to Disqualified Lenders.

10.5            Expenses; Indemnity.

(a)            The Borrowers agree to pay all reasonable, documented or invoiced out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent, the Collateral Agent and each L/C Issuer in connection with the preparation of this Agreement and the other Credit Documents and in connection with the syndication and distribution of the credit facilities provided for therein, or by the Administrative Agent (and in the case of enforcement of this Agreement, the Administrative Agent, the Collateral Agent, the Lenders, the Swing Line Lender and L/C Issuers) in connection with the preparation, execution and delivery, amendment, modification, waiver or enforcement of this Agreement or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof, including the reasonable, documented and invoiced fees, charges and disbursements of one primary outside counsel for the Administrative Agent and the Collateral Agent (and in the case of enforcement of this Agreement, the Administrative Agent, the Collateral Agent, the Lenders, the Swing Line Lender and L/C Issuers), one firm of local counsel in each appropriate jurisdiction and, in the case of any actual or perceived conflict of interest, one additional firm of counsel for the Administrative Agent (and in the case of enforcement of this Agreement, the Lenders, the Swing Line Lender and L/C Issuers).

(b)            The Borrowers agree to indemnify and hold harmless each Agent, each Lender, the Swing Line Lender, each L/C Issuer, each of their respective Affiliates (including, without limitation, controlling persons) and each of their respective Related Parties (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all joint and several actions, suits, judgments and other proceedings, investigations, inquiry, losses, claims, damages, liabilities, obligations, penalties and reasonable and documented out-of-pocket expenses, costs or disbursements (including reasonable, documented and invoiced fees, charges and disbursements of one primary outside counsel for all Indemnitees, taken as a whole, and, if reasonably necessary, a single outside local counsel in each appropriate jurisdiction (which may include a single special counsel in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, an additional counsel for all Indemnitees subject to such conflict taken as a whole)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Credit Document, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the transactions contemplated hereby, (ii) the use or proposed use of the proceeds of the Loans or any Letter of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Parent Borrower or any of its subsidiaries or Affiliates or Related Parties, or (iv) the issuance, amendment, renewal or extension of any Letter of Credit or demand for or any payment (or non-payment) made thereunder and the enforcement or protection of the rights of any L/C Issuer in connection with the Letters of Credit issued hereunder; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (1) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of such Indemnitee’s Related Parties, or (2) a material breach of the obligations of such Indemnitee or any of its Related Parties hereunder or any of such Indemnitee’s Affiliates, or any of its or their Related Parties, or (B) with respect to any claim that did not arise out of any act or omission by the Parent Borrower or the Restricted Subsidiaries, any dispute between or among Indemnitees (other than any dispute involving claims against any Agent in its capacity or in fulfilling its role as an Agent or any similar role hereunder (excluding its role as a Lender)).

(c)            Subject to and without limiting the generality of the foregoing sentence, the Borrowers agree to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable, documented and invoiced fees, charges and disbursements of one firm of counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel in multiple jurisdictions) for all Indemnitees subject to such conflict taken as a whole (and, in the case of an actual or perceived conflict of interest, an additional counsel for all Indemnitees taken as a whole) and reasonable, documented and invoiced consultant fees, in each case, incurred by or asserted against any Indemnitee arising out of, relating to, or as a result of any claim related to Environmental Laws and the Parent Borrower or any of the Restricted Subsidiaries, or any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any property for which the Parent Borrower or any of its Restricted Subsidiaries is, or is alleged to be, liable under Environmental Laws; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties.

(d)            Except as expressly provided in Section 10.5(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 10.5 shall not apply to Taxes other than any Taxes that represent losses or damages from any non-Tax claim.

(e)            To the fullest extent permitted by applicable law, no party hereto shall assert, and hereby waives, any claim against one another or against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document, or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof; provided that nothing in this Section 10.5(e) shall limit the Borrowers’ indemnity and reimbursement obligations to the extent that such special, indirect, consequential or punitive damages are included in any claim by a third party unaffiliated with the applicable Indemnitee with respect to which the applicable Indemnitee is entitled to indemnification as set forth in this Section 10.5. Notwithstanding anything herein to the contrary, no Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through telecommunications, electronic or other information transmission systems, except to the extent such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnitee, in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(f)            The agreements in this Section 10.5 shall survive the resignation or removal of the Administrative Agent or any L/C Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement. All amounts due under this Section 10.5 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

10.6            Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Borrower or any Guarantor against any and all of the obligations of any Borrower or any Guarantor now or hereafter existing under this Agreement or any other Credit Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Credit Document and although the obligations may be unmatured. The rights of each Lender under this Section 10.6 are in addition to other rights and remedies (including other rights of set-off) of such Lender that may be exercised only at the direction of the Administrative Agent or the Requisite Lenders.

10.7            Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

10.8            Waivers; Amendment.

(a)            No failure or delay of the Administrative Agent or any Lender in exercising any right or power hereunder or under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent and the Lenders hereunder and under the other Credit Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Credit Document or consent to any departure by the Parent Borrower or any other Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.8, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower Representative or any other Credit Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b)            Neither this Agreement nor any other Credit Document nor any provision hereof or thereof may be waived, amended or modified except (x) [reserved], (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower Representative and the Requisite Lenders, and (z) in the case of any other Credit Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Requisite Lenders; provided, however, that except as provided in Section 2.15, no such agreement shall:

(i)            decrease, forgive, waive or excuse the principal amount of, or any interest (other than Default Rate interest) on, or any premiums or fees in respect of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Advance (other than by waiver or modification of a condition precedent, mandatory prepayment, Default, Event of Default, financial ratio or covenant), without the prior written consent of each Lender adversely affected thereby;

(ii)            increase or extend the Commitment of any Lender or decrease, forgive, waive or excuse the fees of any Lender or fees of any Agent without the prior written consent of such Lender or Agent, as applicable (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase or extension of the Commitments of any Lender);

(iii)            postpone any date fixed by this Agreement or any other Credit Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Credit Document without written consent of each Lender adversely affected thereby;

(iv)            amend or modify the provisions of this Section 10.8 or the definition of the terms “Requisite Lenders” or “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the prior written consent of each Lender (it being understood that, with the consent of the Requisite Lenders or Supermajority Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Requisite Lenders or Supermajority Lenders on substantially the same basis as the Loans, Commitments and L/C Obligations are included on the Closing Date);

(v)            except as provided for herein or in any Collateral Document, release all or substantially all of the Collateral or release all or substantially all of the value of the guarantees under the Pledge and Security Agreement (in each case in a single transaction or a series of related transactions), without the prior written consent of each Lender;

(vi)            amend (i) the provisions of Section 2.14 of this Agreement, (ii) any pro rata sharing, payment, or setoff provision of any Credit Document or (iii) any other provision of a Credit Document, in each case, in a manner that would by its terms alter (or have the effect of altering) the pro rata sharing of payments, disbursements or setoffs required thereby, without the consent of each Lender adversely affected thereby;

(vii)            amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swing Line Lender or L/C Issuer hereunder without the prior written consent of the Administrative Agent, Swing Line Lender or L/C Issuer, as applicable, acting as such at the effective date of such agreement, as applicable;

(viii)            change the coin or currency in which the principal of any Loan or the interest thereon is payable pursuant to Section 2.2 or 2.6, without the prior written consent of each Lender directly affected thereby; or

(ix)            (A) amend or otherwise modify Section 6.10, (B) waive or consent to any Default or Event of Default resulting from a breach of Section 6.10, (C) waive, amend or otherwise modify Section 3.2 solely with respect to any Credit Extension in respect of a Revolving Loan, (D) waive any representation made or deemed made in connection with any Credit Extension in respect of a Revolving Loan, or (E) waive or consent to any Default or Event of Default relating solely to the Revolving Loans and Revolving Commitments (including Defaults and Events of Default relating to the foregoing clauses (A) through (D)), in each case without the written consent of the Requisite Lenders; or

(x)            except as provided for herein or in any Collateral Document, modify any Credit Document in a manner that subordinates any of the Obligations or any Lien created by this Agreement or any other Credit Document, without the prior written consent of each Lender;

(xi)            except as provided for herein or in any Collateral Document, modify any Credit Document in a manner that permits the assignment or transfer by the Parent Borrower of any of its rights and obligations under any Credit Document, without the prior written consent of each Lender;

(xii)            increase the advance rate set forth in the definition of “Borrowing Base,” or make any change to the definition of “Borrowing Base” (by adding additional categories or components thereof) or “Eligible Accounts”, that would have the effect of increasing the amount of the Borrowing Base, in each case, without the consent of the Supermajority Lenders; or

(xiii)            amend, modify or waive the order of application of payments set forth in the penultimate sentence of Section 2.2(b)(iii), 2.19(a)(ii) or 2.20(d) hereof, in each case without the consent of each directly and adversely affected Lender.

Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 10.8 and any consent by any Lender pursuant to this Section 10.8 shall bind any assignee of such Lender.

(c)            Without the consent of the Administrative Agent, any L/C Issuer or any Lender, the Credit Parties and the Administrative Agent or Collateral Agent, as applicable, may (in their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment, modification or waiver of any Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d)            [Reserved].

(e)            [Reserved].

(f)            Notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower Representative, may amend, modify or supplement any Credit Document without the consent of any Lender or the Requisite Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Credit Document; provided that the Administrative Agent shall promptly give the Lenders notice of any such amendment, modification or supplement.

10.9            Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

10.10            Entire Agreement. This Agreement, the other Credit Documents and the agreements regarding certain fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Credit Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Credit Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Credit Documents.

10.11            WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

10.12            Severability. In the event any one or more of the provisions contained in this Agreement or in any other Credit Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

10.13            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 10.3. Delivery of an executed counterpart to this Agreement by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be as effective as delivery of a manually signed original.

10.14            Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

10.15            Jurisdiction; Consent to Service of Process.

(a)            Each party hereto irrevocably and unconditionally submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”) and appellate courts from either of them and agrees that any such action or proceeding shall be brought solely in such New York Courts; provided that nothing in this agreement shall be deemed or operate to preclude (i) any agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York Courts decline jurisdiction over any person, or decline (or, in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its subsidiaries or affiliates), such party from asserting a claim or defense (including any claim or defense that this Section 10.16 would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding.

(b)            Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Credit Documents in any New York Court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)            Each Credit Party hereby irrevocably and unconditionally:

(i)            appoints the Borrower Representative, with an office specified in Schedule 10.1, as the authorized agent (in such capacity, the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein.

(ii)            agrees that service of process in any such action or proceeding may be effected by delivering a copy of such process to the Credit Parties in the care of the Authorized Agent at such Authorized Agent’s above address, and by mailing a copy thereof by registered or certified mail (or substantially similar form of mail), postage prepaid, to the Credit Parties at the address set forth in Schedule 10.1.

(d)            Each Credit Party hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as agent for service of process, and each Credit Party agrees to take any and all actions that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon such Credit Party.

10.16            Confidentiality. Each of the Lenders and each of the Agents agrees that it shall maintain in confidence any information relating to the Parent Borrower and any of the subsidiaries furnished to it by or on behalf of the Parent Borrower or any of the subsidiaries (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party of its Related Parties, (b) has been independently developed by such Lender or such Agent without violating this Section 10.16, as evidenced by its written records, or (c) was available to such Lender or such Agent from a third party having, to such Person’s knowledge, no obligations of confidentiality to the Parent Borrower or any other Credit Party) and shall not reveal the same other than to its respective officers, directors, employees, stockholders, partners, members, accountants, attorneys, agents, representatives and advisors with a need to know or to any Person that approves or administers the Loans on behalf of such Lender or such Agent (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16), except: (A) to the extent necessary to comply with law or any legal, judicial or administrative process, as otherwise required by law or the requests of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (C) to its parent companies, Affiliates or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16), (D) in order to enforce its rights under any Credit Document in a legal proceeding, (E) to any pledge under Section 10.4(e) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16), (F) to any direct or indirect contractual counterparty in Hedge Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.16), and (G) on a confidential basis to (x) any rating agency in connection with rating the Parent Borrower or any of its subsidiaries or the Loans hereunder, the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities, or (y) market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the other Credit Documents. Notwithstanding the foregoing, no such information shall be disclosed to a Disqualified Lender that constitutes a Disqualified Lender at the time of such disclosure without the Borrower Representative’s prior written consent.

10.17            Platform; Borrower Materials. The Parent Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials or information provided by or on behalf of the Parent Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be Public Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities. The Borrower Representative hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (a) all the Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof, (b) by marking Borrower Materials “PUBLIC,” the Parent Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat the Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Parent Borrower or its securities for purposes of United States securities laws, (c) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor,” and (d) the Administrative Agent shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

10.18            Release of Liens and Guarantees.

(a)            The Administrative Agent, Collateral Agent, Lenders and the L/C Issuers hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be released and, to the extent permitted under applicable law, automatically released: (i) as set forth in Section 10.18(c), Section 10.18(d) or Section 10.18(e) below; (ii) upon the sale or other disposition of such Collateral by any Credit Party to a Person that is not (and is not required to become) a Credit Party in a transaction not prohibited by this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by an Authorized Officer of the Borrower Representative upon its reasonable request without further inquiry), (iii) if the release of such Lien is approved, authorized or ratified in writing by the Requisite Lenders (or such other Lenders whose consent may be required in accordance with Section 10.8(b)), (iv) to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guaranteed Obligation in accordance with clause (b) below and Section 10.8(c), (v) to the extent any asset or property constitutes Excluded Property, (vi) as required by the Collateral Agent to effect any sale or disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or Obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale or disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents.

(b)            In addition, the Administrative Agent, Collateral Agent, Lenders and the L/C Issuers hereby irrevocably agree that a Guarantor shall be released from the guarantees and the Collateral Documents upon consummation of any transaction not prohibited hereunder resulting in such Guarantor ceasing to constitute a Guarantor or a subsidiary or otherwise becoming an Excluded Subsidiary as a result of a transaction or designation permitted hereunder (and, in each case, the Collateral Agent may rely conclusively on a certificate to that effect provided to it by an Authorized Officer of the Borrower Representative upon its reasonable request without further inquiry).

(c)            Notwithstanding anything to the contrary contained herein or any other Credit Document, upon request of the Borrower Representative, the Administrative Agent or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any other Secured Party) take such actions as shall be required to subordinate any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 6.2 to be senior to the Liens of the Collateral Agent on such property; provided that, prior to any such request, the Borrower Representative shall have in each case delivered to the Administrative Agent a certificate of an Authorized Officer of the Borrower Representative certifying that such Lien is permitted to be senior to the Liens under this Agreement.

(d)            Notwithstanding anything to the contrary contained herein or in any other Credit Document, the Lenders and the L/C Issuers hereby irrevocably authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents and agreements and take any action necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 10.18, all without the requirement of notice to or the further consent or joinder of any Lender or L/C Issuer. Any representation, warranty or covenant contained in any Credit Document relating to any such Collateral or Guarantor shall no longer be deemed to be made. In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders and the L/C Issuers hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower Representative, at the Borrowers’ expense, in connection with the release of any Liens created by any Credit Document in respect of such Restricted Subsidiary, property or asset.

(e)            Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than any (i) Obligations in respect of any Secured Hedge Agreements, (ii) Obligations in respect of any Secured Cash Management Agreements, and (iii) contingent or indemnification obligations not yet due and payable and for which no claim has been asserted) have been paid in full in cash or equivalents thereof, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not Cash Collateralized, upon request of the Borrower Representative, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Lender) take such actions (and each Lender hereby authorizes the Administrative Agent and Collateral Agent to take such actions) as shall be required to release its Liens on and any other security interest in all Collateral, and to release all obligations under any Credit Document, whether or not on the date of such release there may be any (i) Obligations in respect of any Secured Hedge Agreements, (ii) Obligations in respect of any Secured Cash Management Agreements, and (iii) contingent or indemnification obligations not yet due and payable and for which no claim has been asserted. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

10.19            Judgment. The Obligations of the Borrowers due to any party hereto shall, notwithstanding any judgment in a currency (the “judgment currency”) other than Dollars, be discharged only to the extent that on the Business Day following receipt by such party of any sum adjudged to be so due in the judgment currency such party may, in accordance with normal banking procedures, purchase Dollars with the judgment currency; if the amount of Dollars so purchased is less than the sum originally due to such party in Dollars, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify such party against such loss; if the amount of Dollars so purchased exceeds the sum originally due to any party to this Agreement, such party agrees to remit to the applicable Borrower such excess.

10.20            USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act, and the Administrative Agent (for itself and not on behalf of any Lender), hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name, address and tax identification of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the USA PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) may also, pursuant to the applicable AML Legislation, be required to obtain, verify and record information regarding the Credit Parties, their directors, authorized signing officers, direct or indirect shareholders. Each Credit Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable AML Legislation, including the USA PATRIOT Act.

10.21            Acknowledgements. The Parent Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Lender Parties and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Credit Documents, irrespective of whether the Lender Parties have advised or are advising the Credit Parties on other matters, and the relationship between the Lender Parties, on the one hand, and the Credit Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Lender Parties, on the one hand, and the Credit Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Credit Parties rely on, any fiduciary duty to the Credit Parties or their Affiliates on the part of the Lender Parties, (c) the Credit Parties are capable of evaluating and understanding, and the Credit Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Credit Documents, (d) the Credit Parties have been advised that the Lender Parties are engaged in a broad range of transactions that may involve interests that differ from the Credit Parties’ interests and that the Lender Parties have no obligation to disclose such interests and transactions to the Credit Parties, (e) the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Credit Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Credit Documents, (f) each Lender Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Credit Parties, any of their Affiliates or any other Person, (g) none of the Lender Parties has any obligation to the Credit Parties or their Affiliates with respect to the transactions contemplated by this Agreement or the other Credit Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Lender Party and the Credit Parties or any such Affiliate, and (h) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lender Parties or among the Lender Parties and the Credit Parties.

10.22            Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

10.23            Acknowledgement and Consent to Bail-In of EEA Financial Institutions Notwithstanding anything to the contrary herein or in any other Credit Document, each party hereto acknowledges that any liability of any party hereto that is an EEA Financial Institution arising hereunder or under any other Credit Document, to the extent such liability is unsecured, may be subject to Write-down and Conversion Powers and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.24            Designated Cash Management Agreements and Designated Hedging Agreements. (a) The Borrower Representative may from time to time elect by notice in writing to the Administrative Agent that (x)(i) a Secured Cash Management Agreement with any Lender Counterparty is to be a “Designated Cash Management Agreement” having monetary obligations that are entitled to priority pursuant to the clause tenth in the waterfall provisions set forth in Section 8.3 and (ii) the Administrative Agent may in its Permitted Discretion establish a Designated Cash Management Reserve with respect to any such Designated Cash Management Agreement in an amount (which amount shall be specified in such notice) equal to the maximum facility amount under such Designated Cash Management Agreement owing to any Lender Counterparty, so long as, immediately after giving effect thereto, the aggregate amount of Commitments available to be drawn would be not less than zero, or (y)(i) a Secured Hedge Agreement with any Lender Counterparty is to be a “Designated Hedging Agreement” having monetary obligations that are entitled to priority pursuant to clause tenth in the waterfall provisions set forth in Section 8.3 and (ii) the Administrative Agent may in its Permitted Discretion establish a Designated Hedging Reserve with respect to any such Designated Hedging Agreement in an amount (which amount shall be specified in such notice) equal to the anticipated monetary obligations of the ~~Loan~~ Credit Parties under such Designated Hedging Agreement owing to any Lender Counterparty, so long as, immediately after giving effect thereto, the aggregate amount of Commitments available to be drawn would be not less than zero; provided that (1) no Designated Cash Management Agreement or Designated Hedging Agreement can be secured at the same time on a first lien basis by the Term Loan Priority Collateral (as defined in the ABL/Term Loan Intercreditor Agreement) (and any request under this Section 10.24 will be deemed to be a representation by the Borrower Representative to such effect), and (2) no monetary obligations under any Designated Cash Management Agreement or Designated Hedging Agreement shall receive any benefit of the designation under this Section 10.24 after the Discharge of ABL Obligations (as defined in the ABL/Term Loan Intercreditor Agreement), provided, further, that no Secured Cash Management Agreement shall be designated as a “Designated Cash Management Agreement” and no Secured Hedging Agreement shall be designated as a “Designated Hedging Agreement” if, at the time of such designation, the establishment of a Designated Cash Management Reserve or Designated Hedging Reserve in connection with such Designated Cash Management Agreement or Designated Hedging Agreement as applicable, would result in the aggregate amount of Commitments available to be drawn being less than zero. The Borrower Representative may from time to time instruct the Administrative Agent to (A) reduce or eliminate the amount of any Designated Cash Management Reserve or Designated Hedging Reserve by delivering to the Administrative Agent a notice of such reduction or elimination, as applicable, together with a written agreement with, or a written consent of, the Lender Counterparty party to the Designated Cash Management Agreement or Designated Hedging Agreement to which the Designated Cash Management Reserve or Designated Hedging Reserve relates, and such reduction or elimination in the amount of any such reserve shall not exceed the amount by which the monetary obligations (or maximum facility amount) thereunder have been reduced or eliminated, or (B) increase the amount of any Designated Cash Management Reserve or Designated Hedging Reserve by notice in writing to the Administrative Agent (with a copy to the Lender Counterparty party to the Designated Cash Management Agreement or Designated Hedging Agreement to which the Designated Cash Management Reserve or Designated Hedging Reserve), in an amount of the additional monetary obligations (or maximum facility amount) thereunder, so long as in the case of this clause (B), immediately after giving effect to such increase, the aggregate amount of Commitments available to be drawn would be not less than zero.

10.25            Joint and Several Liability; Postponement of Subrogation

(a)            The obligations of the Borrowers hereunder and under the other Credit Documents to which each Borrower is a party, including the Obligations of the Borrowers, shall be joint and several, not merely as a surety but also as a co-debtor, and as such, each Borrower shall be liable for all of the such obligations of the other Borrowers under this Agreement and the other Credit Documents to which any Borrower is a party, in consideration of the financial accommodations to be provided by the Secured Parties under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations of the Borrowers. Accordingly, each Borrower hereby waives any and all suretyship defenses that would otherwise be available to such Borrower under applicable law. If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations of the Borrowers as and when due, whether upon maturity, acceleration, or otherwise, or to perform any of the Obligations of the Borrowers in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligations of the Borrowers until such time as all of the Obligations of the Borrowers are paid in full, and without the need for demand, protest, or any other notice or formality. To the fullest extent permitted by law the liability of each Borrower for the Obligations of the Borrowers under this Agreement and the other Credit Documents of the other applicable Borrowers with whom it has joint and several liability shall be absolute, unconditional and irrevocable, without regard to (i) the validity or enforceability of this Agreement or any other Credit Document, any of the Obligations of the Borrowers hereunder or thereunder or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any applicable Secured Party, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder; provided that no Borrower hereby waives any suit for breach of a contractual provision of any of the Credit Documents) which may at any time be available to or be asserted by such other applicable Borrower or any other Person against any Secured Party or (iii) any other circumstance whatsoever (with or without notice to or knowledge of such other applicable Borrower or such Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of such other applicable Borrower for the Obligations of the Borrowers hereunder or under any other Credit Document, or of such Borrower under this Section 10.25, in bankruptcy or in any other instance.

(b)            Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, each Borrower hereby waives presentments, demands for performance, protests and notices, including notices of acceptance of its joint and several liability, notice of any Revolving Loans or any Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Agreement, notices of the existence, creation, or incurring of new or additional Obligations of the Borrowers or other financial accommodations or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by any Secured Party under or in respect of any of the Obligations of the Borrowers, any right to proceed against any other Borrower or any other Person, to proceed against or exhaust any security held from any other Borrower or any other Person, to protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Borrower, any other Person, or any collateral, to pursue any other remedy in any Secured Party’s whatsoever, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement), any right to assert against any Secured Party, any defense (legal or equitable), set-off, counterclaim, or claim which each Borrower may now or at any time hereafter have against any other Borrower or any other party liable to any Secured Party, any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations of the Borrowers or any security therefor, and any right or defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party including any defense based upon an impairment or elimination of such Borrower’s rights of subrogation, reimbursement, contribution, or indemnity of such Borrower against any other Borrower. Without limiting the generality of the foregoing, each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations of the Borrowers, the acceptance of any payment of any of the Obligations of the Borrowers, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Secured Party at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by any Secured Party in respect of any of the Obligations of the Borrowers, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations of the Borrowers or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations of the Borrowers, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 10.25 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations of the Borrowers under this Section 10.25, it being the intention of each Borrower that, so long as any of the Obligations of the Borrowers hereunder remain unsatisfied, the Obligations of the Borrowers of each Borrower under this Section 10.25 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of the Borrowers under this Section 10.25 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Secured Party. Each of the Borrowers waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to each of the Borrowers. Each of the Borrowers waives any defense based on or arising out of any defense of any Borrower or any other Person, other than payment of the Obligations of the Borrowers to the extent of such payment, based on or arising out of the disability of any Borrower or any other Person, or the validity, legality, or unenforceability of the Obligations of the Borrowers or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment of the Obligations to the extent of such payment.

(c)            Each Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Agreement, by any payments made hereunder or otherwise, until the prior payment in full in cash of all of the Obligations of the Borrowers hereunder and under any other Credit Document, the termination or expiration of all Letters of Credit and the permanent termination of all Commitments. Any amount paid to any Borrower on account of any such subrogation rights prior to the payment in full in cash of all of the obligations hereunder and under any other Credit Document, the termination or expiration of all Letters of Credit and the permanent termination of all Commitments shall be held in trust for the benefit of the applicable Secured Parties and shall immediately be paid to the Administrative Agent for the benefit of the applicable Secured Parties and credited and applied against the obligations of the applicable Borrowers, whether matured or unmatured, in such order as the Administrative Agent shall elect. In furtherance of the foregoing, for so long as any Obligations of the Borrowers hereunder, any Letters of Credit or any Commitments remain outstanding, each Borrower shall refrain from taking any action or commencing any proceeding against any other Borrower (or any of its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made in respect of the obligations hereunder or under any other Credit Document of such other Borrower to any Secured Party.

(d)            Each Borrower represents and warrants to the Agents and Lenders that such Borrower is currently informed of the financial condition of each Borrower (and all Borrowers, collectively) and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations of the Borrowers. Each Borrower further represents and warrants to the Agents and Lenders that such Borrower has read and understands the terms and conditions of the Credit Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of the financial condition of all Borrowers and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations of the Borrowers.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

LANNETT COMPANY, INC., as the Parent Borrower

By:
Name:
Title:

~~[●]~~LANNETT HOLDINGS, INC.,
as ~~Guarantors~~Guarantor
~~By:~~

By:
Name:
Title:

CODY LABORATORIES, INC.,
as Guarantor

By:
Name:
Title:

SILARX PHARMACEUTICALS, INC.,
as Guarantor

By:
Name:
Title:

KREMERS URBAN PHARMACEUTICALS INC.,
as Guarantor

By:	__________________________________________________________
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Collateral Agent, Lender, Swing Line Lender and L/C Issuer

By:
Name:
Title: